Exhibit 99.1

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED

INFORMATION STATEMENT

Fox Corporation

Class A Common Stock, par value $0.01 per share

Class B Common Stock, par value $0.01 per share

We are providing you this information statement in connection with the distribution by Twenty-First Century Fox, Inc., which we refer to as 21CF, of the stock of its wholly owned subsidiary, Fox Corporation, which we refer to as FOX or the Company, in connection with the mergers described below involving 21CF and The Walt Disney Company, which we refer to as Disney. To effect the distribution, 21CF will distribute all of the outstanding shares of FOX common stock on a pro rata basis to the record holders of 21CF common stock (other than holders of the shares of 21CF common stock held by subsidiaries of 21CF, which we refer to as the hook stock shares), which we refer to as the distribution. Immediately following the distribution, (1) WDC Merger Enterprises I, Inc., a wholly owned subsidiary of New Disney (as defined below), will be merged with and into Disney, and (2) WDC Merger Enterprises II, Inc., a wholly owned subsidiary of New Disney, will be merged with and into 21CF, which we refer to collectively as the mergers. As a result of the mergers, Disney and 21CF will become direct, wholly owned subsidiaries of TWDC Holdco 613 Corp., a Delaware corporation and wholly owned subsidiary of Disney, which we refer to as New Disney, which will be renamed “The Walt Disney Company” concurrently with the mergers. New Disney intends to report the distribution of FOX common stock as taxable to 21CF stockholders for U.S. federal income tax purposes.

If you are a record holder of 21CF common stock at the time of the distribution, a portion of each share of 21CF common stock you hold will be exchanged for 1/3 of one share of FOX common stock of the same class, and you will continue to own the remaining portion of each such share of 21CF common stock. You will receive cash in lieu of any fractional share of FOX common stock you would otherwise have been entitled to receive in connection with the distribution.

No additional approval by 21CF stockholders is required for the distribution, as 21CF stockholders adopted the distribution merger agreement at the special meeting of the 21CF stockholders held on July 27, 2018. Completion of the distribution contemplated by this information statement is conditioned upon the satisfaction or waiver of certain other conditions to the transactions. In connection with the special meeting, 21CF has distributed to all holders of its common stock a joint proxy statement, which we refer to as the Merger Proxy Statement. The registration statement of which this information statement is a part does not contain a proxy and is not intended to constitute solicitation material under U.S. federal securities law. No action will be required of you to receive shares of FOX common stock, which means that you do not need to pay any consideration or surrender your existing shares of 21CF common stock or take any other action to receive your applicable shares of FOX common stock.

The distribution will be effective on                 , 2019, which we refer to as the distribution date. Immediately after the distribution becomes effective, FOX will be a standalone, publicly traded company.

21CF currently owns all of the outstanding shares of FOX common stock. Accordingly, no trading market for FOX common stock currently exists. We anticipate, however, that a limited trading market for FOX common stock, commonly known as a “when-issued” trading market, will begin on or shortly before the distribution date, and will continue until the time of, the distribution, and we expect “regular-way” trading of FOX common stock to begin on the first trading day following the completion of the distribution. FOX intends to apply to have both FOX class A common stock and FOX class B common stock authorized for listing on the Nasdaq Global Select Market, which we refer to as Nasdaq, under the symbols “                ” and “                 ,” respectively.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 21 of this information statement.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                 ,         .

21CF first mailed a Notice of Internet Availability of Information Statement Materials containing instructions on how to access this information statement to its stockholders on or about                 ,         . 21CF will mail this information statement to stockholders who previously elected to receive a paper copy of FOX’s information statement materials.

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

ABOUT THIS INFORMATION STATEMENT

This information statement forms part of a registration statement on Form 10 confidentially submitted with the U.S. Securities and Exchange Commission, or the SEC, by Fox Corporation (File No.                ), with respect to the shares of common stock, par value $0.01 per share, of FOX, which we refer to as FOX common stock, to be distributed to 21CF stockholders pursuant to the distribution.

21CF and FOX have supplied all information contained in this information statement relating to 21CF, FOX and 21CF Distribution Merger Sub, Inc. 21CF and FOX have not authorized anyone to provide you with information other than the information that is contained in this information statement. 21CF and FOX take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This information statement is dated                 ,         and you should not assume that the information contained in this information statement is accurate as of any date other than such date.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about FOX assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.

Unless otherwise indicated or as the context otherwise requires, all references in this information statement to:

•	“21CF” means Twenty-First Century Fox, Inc., a Delaware corporation;

•	“21CF charter” means the Restated Certificate of Incorporation of 21CF;

•	“21CF class A common stock” means the class A common stock, par value $0.01 per share, of 21CF;

•	“21CF class B common stock” means the class B common stock, par value $0.01 per share, of 21CF;

•	“21CF common stock” means the 21CF class A common stock and the 21CF class B common stock;

•	“21CF effective time” means 12:02 a.m. (New York City time) on the date immediately following the closing date, when the 21CF merger becomes effective;

•	“21CF merger” means the merger of Wax Sub with and into 21CF, with 21CF surviving the merger and becoming a wholly owned subsidiary of New Disney;

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“21CF merger consideration” means the consideration for which each share of 21CF common stock issued and outstanding immediately prior to the completion of the 21CF merger (other than excluded shares) will be exchanged, subject to proration and adjustment, in the 21CF merger;

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“combination merger agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, among 21CF, Disney, New Disney, Delta Sub and Wax Sub, as may be amended from time to time, a copy of which was filed as exhibit 2.1 to 21CF’s Current Report on Form 8-K filed with the SEC on June 21, 2018;

•	“Company” or “FOX” means Fox Corporation, a Delaware corporation that is and, at all times prior to the distribution, will be a wholly owned subsidiary of 21CF;

•	“Delta Sub” means WDC Merger Enterprises I, Inc., a Delaware corporation and a wholly owned subsidiary of New Disney;

•	“Disney” means The Walt Disney Company, a Delaware corporation;

•	“Disney common stock” means the common stock, par value $0.01 per share, of Disney;

•	“Disney effective time” means 12:01 a.m. (New York City time) on the date immediately following the closing date, when the Disney merger becomes effective;

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•	“Disney merger” means the merger of Delta Sub with and into Disney, with Disney surviving the merger and becoming a wholly owned subsidiary of New Disney;

•	“Disney series A preferred stock” means the series A preferred stock, par value $0.01 per share, of Disney;

•	“Disney stock” means the Disney common stock and the Disney series A preferred stock;

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“distribution” means the distribution of all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the hook stock shares) on a pro rata basis pursuant to the distribution merger agreement;

•	“distribution merger” means the merger of Distribution Sub with and into 21CF, with 21CF surviving the merger;

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“distribution merger agreement” means the Amended and Restated Distribution Agreement and Plan of Merger, dated as of June 20, 2018, by and between 21CF and Distribution Sub, as it may be amended from time to time, a copy of which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part;

•	“Distribution Sub” means 21CF Distribution Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of 21CF;

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“excluded shares” means (i) shares held in treasury by 21CF that are not held on behalf of third parties, (ii) the hook stock shares, and (iii) shares held by 21CF stockholders who have not voted in favor of the 21CF merger and perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law;

•	“FCC” means the Federal Communications Commission;

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“foreign regulator consents” means consents from foreign regulators in the European Union, Australia, Brazil, Canada, China, India, Israel, Japan, Mexico, the Russian Federation, South Africa, South Korea, Taiwan, Turkey and the United Kingdom, if required;

•	“FOX” or the “Company” means Fox Corporation, a Delaware corporation that is and, at all times prior to the distribution, will be a wholly owned subsidiary of 21CF;

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“FOX business” means the following businesses and operations of 21CF or any of its subsidiaries: (i) 21CF’s “Television” segment (as described in 21CF’s Annual Report on Form 10-K for the year ended June 30, 2017); (ii) the FOX News channel, FOX Business Network, Big Ten Network, FOX Soccer2Go, FOX Soccer Plus, and domestic national sports networks, including FS1, FS2 and FOX Deportes; (iii) Home Team Sports, which we refer to as HTS, and FOX College Sports Properties; and (iv) any and all reasonable extensions of any business or operation described in clauses (i), (ii) or (iii) prior to the distribution;

•	“FOX class A common stock” means the class A common stock, par value $0.01 per share, of FOX;

•	“FOX class B common stock” means the class B common stock, par value $0.01 per share, of FOX;

•	“hook stock shares” means the shares of 21CF common stock held by subsidiaries of 21CF;

•	“Merger Subs” means Delta Sub together with Wax Sub;

•	“mergers” means the Disney merger together with the 21CF merger;

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“MVPDs” or “multi-channel video programming distributors” means, collectively, cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors;

•	“Nasdaq” means the Nasdaq Global Select Market;

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•	“New Disney” means TWDC Holdco 613 Corp., a Delaware corporation and a wholly owned subsidiary of Disney;

•	“New Disney common stock” means the common stock, par value $0.01 per share, of New Disney;

•	“New Disney series A preferred stock” means the series A preferred stock, par value $0.01 per share, of New Disney;

•	“New Disney stock” means the New Disney common stock and the New Disney series A preferred stock;

•	“NYSE” means the New York Stock Exchange;

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“original combination merger agreement” means the Agreement and Plan of Merger, dated as of December 13, 2017, as amended by Amendment No. 1, dated as of May 7, 2018, among 21CF, Disney, TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC;

•	“RemainCo” means 21CF after giving effect to the separation and the distribution;

•	“retained business” means 21CF and its subsidiaries and the respective businesses thereof, other than the FOX business;

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“separation” means the internal restructuring whereby 21CF will transfer the FOX business to FOX and FOX will assume from 21CF the liabilities associated with such businesses and certain other liabilities;

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“tax adjustment amount” means an adjustment based on the final estimate of certain tax liabilities arising from the separation and distribution and other transactions contemplated by the combination merger agreement, as described in further detail in the Merger Proxy Statement;

•	“transactions” means the transactions contemplated by the combination merger agreement and the other transaction documents, including the separation, the distribution and the mergers; and

•	“Wax Sub” means WDC Merger Enterprises II, Inc., a Delaware corporation and a wholly owned subsidiary of New Disney.

Trademarks, Trade Names and Service Marks

FOX owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that FOX owns or has rights to use that appear in this information statement include: “FOX,” “FOX News,” “FOX Sports,” “FOX Business,” “FOX Deportes,” “FS1,” “FS2,” “FOX Soccer Plus,” and “Big Ten Network,” which may be registered or trademarked in the United States, or U.S., and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this information statement is, to FOX’s knowledge, owned by such other company.

Market and Industry Data

This information statement contains certain estimates and other market and certain other industry data, including market share and market size data, that are made by independent third parties and by us, or are based on our own research as well as research from independent industry and general publications, surveys and studies conducted by third parties or other independent sources, some of which may not be publicly available. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. Such data involves a number of assumptions and limitations and contains estimates of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such assumptions and estimates.

Market and industry data referencing “live” or “real time” consumption in this information statement refer to live viewing plus viewing of a digitally recorded program on the same day as the original air date, defined as between the air time and 3:00 a.m. Eastern Time the next day.

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INFORMATION STATEMENT SUMMARY

This summary highlights information contained in this information statement relating to FOX and the shares of FOX common stock being distributed in the distribution. This summary may not contain all details concerning the separation and distribution or other information that may be important to you. To better understand the separation and distribution and FOX’s business and financial position, you should carefully review this entire information statement, including the risk factors, our historical combined financial statements, and our unaudited pro forma combined financial information and the respective notes to those historical and pro forma financial statements.

Except as otherwise indicated or unless the context otherwise requires, “FOX,” “the Company,” “we,” “us” and “our” refer to Fox Corporation, and “21CF” refers to Twenty-First Century Fox, Inc. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution. This information statement describes the businesses to be transferred to FOX by 21CF in the separation as if the transferred businesses were FOX’s businesses for all historical periods described. References in this information statement to FOX’s historical assets, liabilities, products, businesses or activities of FOX’s business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of FOX and its subsidiaries prior to the separation.

Unless otherwise indicated, references in this information statement to fiscal 2018, fiscal 2017 and fiscal 2016 are to FOX’s fiscal years ended June 30, 2018, 2017 and 2016, respectively. Our historical combined financial information has been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows of the FOX component of 21CF during all periods shown. Our unaudited pro forma combined financial information adjusts our historical combined financial information to give effect to our separation from 21CF and our anticipated post-separation capital structure.

Our Company

FOX delivers compelling news, sports and entertainment content through its iconic domestic brands:

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FOX News: The top-rated national cable news channel in both primetime and total day viewing. FOX News has held its number one status for 67 consecutive quarters, according to Nielsen. FOX Nation launched in 2018 as an over-the-top streaming service to deliver premium content complementary to FOX News directly to consumers.

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FOX Business: A business news national cable channel. Fiscal 2018 was the highest rated year ever for FOX Business, and, as of September 2018, it has had eight consecutive quarters as the most-watched business network by total business day viewers, according to Nielsen.

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FS1: A multi-sport national network featuring over 830 live events during calendar year 2018. FS1 also features FOX Sports Films and opinion shows such as Skip and Shannon: Undisputed, The Herd with Colin Cowherd, First Things First and Speak for Yourself with Cowherd and Whitlock.

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FS2: A multi-sport national network featuring approximately 400 live events during calendar year 2018. FS2 programs include NASCAR, college football, college basketball, rugby, Australian rules football, world-class soccer, and motor sports.

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Big Ten Network: We own an approximate 51% interest in the network, which televises approximately 520 live collegiate events annually, studio shows and other original programming associated with the Big Ten Conference.

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The FOX Network: A premier national television broadcast network, renowned for disrupting legacy broadcasters with powerful sports programming and appealing primetime entertainment. We regularly deliver approximately 15 hours of weekly primetime programming to 208 local market affiliates, reaching approximately 99.9% of all U.S. television households. The FOX Network has ranked among the top two networks in primetime entertainment in the 18 to 34 year old audience for the past 23 years (1995-1996 to 2017-2018 broadcast seasons).

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Sports: The FOX Network delivered the most live sports programming in 2017, including the National Football League, or the NFL, Major League Baseball, or MLB, Fédération Internationale de Football Association, or FIFA, the National Association for Stock Car Auto Racing, or NASCAR, and the United States Golf Association, or USGA, events. In 2017, the FOX Network produced 22 of the 50 most-watched shows on broadcast television, more than any other network. FOX recently extended its exclusive rights to broadcast certain premier MLB content, including the World Series and All Star Game, through the 2028 MLB season. FOX also expanded its domestic sports rights to include NFL Thursday Night Football, WWE SmackDown Live, and Premier Boxing Champions.

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Entertainment: With such compelling shows as The Simpsons, Empire, and 9-1-1, the FOX Network programs primetime entertainment targeted at the coveted 18 to 49 year old audience. The FOX Network’s primetime entertainment lineup accounted for seven of the 2017-2018 broadcast season’s top 20 new entertainment series, more than any other network. Empire ranked among the 2017-2018 broadcast season’s top five broadcast dramas in the 18 to 34 year old audience.

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FOX Television Stations: We own and operate 28 full power broadcast television stations in the U.S. These include stations located in nine of the top ten largest designated market areas, or DMAs, and duopolies in 11 DMAs, including the three largest DMAs (New York, Los Angeles and Chicago). Of these stations, 17 are affiliated with the FOX Network. In addition to distributing sports, entertainment and syndicated content, our television stations collectively produce nearly 1,000 hours of local news every week.

In fiscal 2018, we recorded revenues of $10.2 billion, income before income tax benefit of $2.2 billion, and total segment operating income before depreciation and amortization, or OIBDA1, of $2.5 billion. In the three months ended September 30, 2018, we recorded revenues of $2.5 billion, income before income tax expense of $831 million, and total segment OIBDA of $761 million.

Our primary revenue sources consist of affiliate fees for transmission of our content and advertising sales. Affiliate fees primarily include (i) monthly subscriber-based license and retransmission consent fees paid by programming distributors that carry our cable networks and our owned and operated television stations; and (ii) fees received from television stations that are affiliated with the FOX Network. For fiscal 2018, we generated revenues of $10.2 billion, of which approximately 48% was generated from affiliate fees, 45% was generated from advertising, and 7% was generated from other operating activities, such as content licensing fees. For the three months ended September 30, 2018, we generated revenues of $2.5 billion, of which approximately 53% was generated from affiliate fees, 42% was generated from advertising, and 5% was generated from other operating activities.

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Total segment OIBDA may be considered a non-GAAP financial measure. For a reconciliation of income before income tax benefit (expense), reported in accordance with U.S. generally accepted accounting principles, or GAAP, to total segment OIBDA, as well as a discussion of our use of non-GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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Our operations are organized into two main reporting segments: Cable Network Programming, which consists of the production and licensing of news and sports programming content, distributed primarily through cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors primarily in the U.S.; and Television, which is engaged in the operation of broadcasting FOX Television Stations and the acquisition, marketing and distribution of broadcast network programming nationally under the FOX brand. We also report the results of other businesses and operations, including the FOX Studios lot in Los Angeles, California, in our Other, Corporate and Eliminations segment.

Cable Network Programming

The Cable Network Programming segment produces and licenses news, business news and sports content for distribution primarily through cable television systems, direct broadcast satellite operators, telecommunications companies and online video distributors primarily in the U.S. The businesses in this segment include FOX News, FOX Business, and our primary cable sports programming networks FS1, FS2 and Big Ten Network.

Television

Our Television segment acquires, produces, markets and distributes broadcast network programming nationally under the FOX brand and the operation of 28 full power broadcast television stations in 17 local markets. The FOX Network regularly delivers approximately 15 hours of primetime programming per week, targeted at the coveted 18 to 49 year old audience. The FOX Network enjoyed more minutes of live sports event viewership than any other network in 2017 with its leading sports slate of NFL, MLB, NCAA and FIFA programming. During the 2017-2018 broadcast season, the FOX Network’s primetime entertainment lineup accounted for seven of the season’s top 20 new entertainment series, more than any other network, including 9-1-1, The Orville, The Gifted, and The Resident. For several years a mainstay of our primetime lineup has been our popular animated series on Sundays with such perennial hits as The Simpsons, Family Guy and Bob’s Burgers. Our programming strategy translates into the youngest median audience age among the four major broadcast networks.

FOX Television Stations owns and operates 28 full power broadcast television stations, which deliver broadcast network content, local news and syndicated programming to viewers in 17 local markets. These include stations located in nine of the top ten largest DMAs and duopolies in 11 DMAs, including the three largest DMAs (New York, Los Angeles and Chicago). Of the 28 full power broadcast television stations, 17 stations are affiliated with the FOX Network. These stations leverage viewer, distributor and advertiser demand for the FOX Network’s national content. In addition, the FOX Network’s strategy to deliver fewer hours of national content than other major broadcasters benefits stations affiliated with the FOX Network, which can utilize the flexibility in scheduling to offer expanded local news and other programming that viewers covet. Our 28 stations collectively produce nearly 1,000 hours of local news every week.

Other Businesses

FOX also owns the FOX Studios lot in Los Angeles, California. The historic lot currently provides over 50 acres and 1.5 million square feet of space for both administration and production services including 15 sound stages, 4 scoring and mixing stages, 2 broadcast studios, theaters, editing bays, and other production facilities. The FOX Studios lot will provide two revenue streams – the lease of office space to RemainCo and the operation of studio facilities for third party productions, which initially will predominantly be to Disney. The results attributable to the FOX Studios lot will be reported in our Other, Corporate and Eliminations segment.

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Our Competitive Strengths

Leadership positions across strategically significant programming platforms.

FOX airs a strong slate of entertainment programming and enjoys a leadership position across our core live news and sports programming businesses. As general linear television viewership declines across the industry, “appointment-based” programming that is the FOX hallmark remains resilient, especially in live news and sports. We believe our leadership positions will support strong affiliate fee revenue rate growth, while enabling us to react nimbly to emerging technological and cultural challenges facing traditional media companies.

FOX News has been the number one national cable news network for 67 consecutive quarters and was the top-rated national cable news network in primetime and total viewing across key demographics during fiscal 2018. Additionally, FOX Business is now the most-watched national business news network in total business day viewing.

With sports programming accounting for 86 of the top 100 most watched live-plus-same-day programs in the U.S. during calendar 2017, our strategy aims to leverage the durability of sports to consistently deliver mass audience reach with diminished risk of audience dilution from time shifted viewing. The FOX Network reaches approximately 99.9% of all U.S. television households and has aired the most watched television program for nine consecutive years, the NFL America’s Game of the Week, and produced 22 of the 50 most-watched shows on broadcast television in 2017.

The FOX Network delivers high-quality, “appointment-based” content that aligns with changes in television consumption habits. We deliver approximately 15 hours of primetime sports and entertainment programming per week. We do not program early morning or late-night talk shows, leaving these time slots available for our station affiliates who will typically deliver highly rated news coverage that is relevant to their local communities. The strength and popularity of our programming and the loyalty of our audiences positions us well to maintain our distributor-customer relationships and extend our offerings directly to our consumers.

Premium brands that resonate deeply with viewers.

Under the banner of the FOX name, we produce and distribute content through some of the world’s leading and most valued brands. Our long track record of challenging the status quo emboldens FOX to continue making innovative decisions, disrupting competitors and forming deeper relationships with audiences. FOX News is among the most influential and recognized news brands in the world, recently ranked the “most trusted” American TV news brand in the U.S., according to an independent survey conducted by Brand Keys. FOX Sports earned a reputation for bold sports programming and, with its far-reaching presence in virtually every U.S. household, is the premier destination for live sporting events and sports commentary. The FOX Network primetime lineup has consistently delivered the coveted 18 to 49 year old audience, and had seven of the top 20 new entertainment series during the 2017-2018 broadcast season. These brands, and others in our portfolio, including our local station affiliates broadcasting under the FOX brand, hold cultural significance with consumers and commercial importance for distributors and advertisers. The quality of our programming and the strength of our brands maximize the value of our content through a combination of affiliate fees and advertising sales.

Significant presence and relevance in major domestic markets.

FOX’s portfolio combines the range of national cable and broadcast networks with the power of tailored local television. FOX News and FOX Business are available in over 80 million U.S. households and the FOX Network is available in approximately 99.9% of U.S. households, fostering dialogue and programming at the national level. Additionally, our 28 owned and operated full power broadcast television stations include locations

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in nine of the ten largest DMAs and work in concert with stations affiliated with the FOX Network across the U.S., balancing content of national interest with programming of note to local communities. Each week, FOX News and FOX Business respectively produce approximately 130 hours and 85 hours of national news programming, and FOX Television Stations produces nearly 1,000 hours of local news. The breadth and depth of our footprint allows us to produce and distribute our content in a cost-effective manner and share best business practices and models across regions. It also allows us to engage audiences, develop deeper consumer relationships and create more compelling product offerings.

Attractive financial profile, including strong balance sheet and multiple revenue streams.

We have achieved strong revenue growth and profitability in a complex industry environment over the past several years, led by favorable affiliate fee increases. Additionally, our strong balance sheet provides us with the financial flexibility to continue to invest across our businesses, allocate resources toward investments in higher growth initiatives, take advantage of strategic opportunities, including potential acquisitions across the range of media categories in which we operate, and return capital to shareholders.

As of September 30, 2018, on a pro forma basis taking into consideration 21CF’s expected contribution, we had total assets of approximately $17.1 billion. See “Summary Historical and Unaudited Pro Forma Combined Financial Information” and the “Unaudited Pro Forma Combined Financial Information” for further details.

Experienced management team with proven record disrupting legacy businesses and building franchises.

We will be led by Co-Chairman K. Rupert Murdoch, Chairman and Chief Executive Officer Lachlan K. Murdoch, and Chief Operating Officer John P. Nallen. The FOX leadership includes experienced executives who are leaders in their fields. Our team shares an unmatched track record of news, sports, and entertainment industry success that will shape our strategy to capitalize on current strengths, invest in new initiatives and generate value for our stockholders.

Goals and Strategies

Maintain leading positions in live news, live sports and quality entertainment.

We have long been a leader in news, sports and entertainment and continue to have one of the strongest portfolios of live news and sports programming. We believe that building on our leading market positions is essential to our success. We plan to invest in our most attractive growth opportunities by allocating capital to our news, sports and entertainment franchises, which we believe have distinct competitive advantages and brand positions. For example, 2018 saw the launch of FOX Nation, an over-the-top streaming service to deliver premium content to our most dedicated FOX News customers. We recently extended our exclusive rights to broadcast certain premier MLB content, including the World Series and All Star Game, through the 2028 MLB season. We also expanded our domestic sports rights, including NFL Thursday Night Football with digital streaming rights on FOX Sports GO, WWE SmackDown Live, and Premier Boxing Champions. The FOX Network had seven of the top 20 new entertainment series during the 2017-2018 broadcast season, more than any other network. We believe continuing to provide compelling news, sports and entertainment programming across platforms will increase the engagement level of our audiences, improve the amount of revenue generated from distributors, advertisers and affiliates, and facilitate growth.

Increase revenue growth through continued high quality, premium and valuable content.

As a more streamlined company, we will endeavor to maximize our revenue from a more focused portfolio of assets. We create and produce high quality programming that delivers value for our distributor customers,

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affiliates and viewers, and we intend to receive appropriate value for our content. We are optimistic about our ability to grow revenue from the distribution of our content. In particular, we believe there are ample growth opportunities within FOX News and the FOX Network by offering diversified sources of content tailored to our viewership that reflect strategic scheduling decisions that further distinguish our brands from the competition. This includes our “Own the Fall” initiative at FOX Sports, where we will broadcast the highest number of live sports events of any channel between Labor Day and Christmas, including the NFL, college football and post-season MLB. We also believe our innovative advertising platforms and premium live content delivers substantial value to our advertising customers, which will drive growth through greater focus as a separate entity. Finally, our enhanced ability to acquire independent programming through co-production arrangements can facilitate growth by allowing us to directly manage the economics and programming decisions of our broadcast network and stations group. The benefits of separation and a more focused portfolio will allow FOX to make comprehensive programming decisions consistent with our overall strategy.

Leverage brands to expand our online distribution offerings, increasing complementary sources of revenues.

The strength of our brands will allow us to create effective platforms for the digital distribution of our content. Nearly all of our channels are already offered in all major over-the-top streaming services, and we plan to continue enhancing our digital offerings with over-the-top distributors, including streaming via web sites, smartphone and tablet applications, and online and on-demand streaming videos. Specifically, we recognize the need to continuously cultivate direct interactions between FOX brands and consumers outside traditional, linear television via direct-to-consumer, or D2C, and over-the-top solutions. As a result, FOX News recently launched FOX Nation in late 2018, an over-the-top streaming service, delivering premium content complementary to FOX News programming directly to consumers. We will identify similarly innovative new products and services across our business to increase revenues and profitability.

The Transactions

Overview

On June 20, 2018, 21CF and Disney entered into the combination merger agreement, which includes as a condition to the consummation of the mergers that the distribution shall have been consummated. Pursuant to the terms of the combination merger agreement, following the distribution, (1) the Disney merger will occur, with Delta Sub being merged with and into Disney, and Disney continuing as the surviving corporation, and (2) the 21CF merger will occur, with Wax Sub being merged with and into 21CF, and 21CF continuing as the surviving corporation. As a result of the mergers, Disney and 21CF will become direct, wholly owned subsidiaries of New Disney.

Prior to the completion of the mergers, the FOX business, and certain other assets, will be transferred to FOX, a wholly owned subsidiary of 21CF, and FOX will assume from 21CF certain liabilities associated with such businesses and certain other liabilities. 21CF will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the 21CF merger, in order to implement the distribution, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the shares held by subsidiaries of 21CF, which we refer to as the hook stock shares) on a pro rata basis, in accordance with the distribution merger agreement. Following the completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will hold ownership interests in FOX common stock that are proportionally equal to its existing ownership in 21CF (excluding the holders of the hook stock shares) and with comparable voting rights.

The relationship between FOX and RemainCo after the distribution will be governed by other agreements to effect the separation and distribution that provide a framework for the relationship between FOX and RemainCo

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after the separation and distribution. Among others, these agreements will include a separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, an IP cross-license agreement and certain commercial arrangements. These agreements will provide for the allocation between FOX and RemainCo of the assets, employees, liabilities and obligations of the retained business and the FOX business (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after FOX’s separation from 21CF, and will govern certain relationships between FOX and RemainCo after the separation. For more information, see “The Transactions—Certain Agreements.”

The separation and distribution are conditioned on the satisfaction or waiver of certain conditions to the consummation of the transactions. For more information, see “The Transactions—Conditions to the Completion of the Transactions.”

Separation

In furtherance of Disney’s acquisition of RemainCo, in connection with the combination merger agreement, prior to the distribution, 21CF and FOX will enter into the separation agreement pursuant to which 21CF will, among other things, transfer to FOX the FOX business and certain other assets, and FOX will assume from 21CF certain liabilities associated with such businesses and certain other liabilities. As part of the transfers, FOX will receive an amount of cash, which shall not be less than zero, as described in further detail in the section entitled “The Transactions—The Separation” in this information statement. Following the separation, FOX and its subsidiaries will own all of the FOX business, while 21CF (other than FOX and its subsidiaries) will own all of the retained business, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. See the section entitled “The Transactions—The Separation” for more information regarding the assets and liabilities to be transferred.

Incurrence of FOX Indebtedness and Payment of Dividend

Immediately prior to the distribution, FOX will pay to 21CF a dividend in the amount of $8.5 billion, which we refer to as the dividend, in immediately available funds. FOX will arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment described under “—Payment Adjustments” below, if any.

Distribution

On the day the separation is completed, at 8:00 a.m. (New York City time), 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the hook stock shares) on a pro rata basis in accordance with the distribution merger agreement. Upon completion of the distribution, FOX will be a standalone, publicly traded company.

Pursuant to the distribution merger agreement, a portion of each share of 21CF common stock held at the time of the distribution will be exchanged for 1/3 of one share of FOX common stock of the same class, and holders will receive cash in lieu of any fractional share of FOX common stock they otherwise would have been entitled to receive in connection with the distribution. Following the completion of the distribution, holders will continue to own the residual portion of each such share of 21CF common stock, which will remain issued and outstanding until the 21CF merger. The specific portion of each share of 21CF common stock to be exchanged will be determined based on the distribution adjustment multiple, which is derived from the relative trading values of the 21CF and shares of FOX common stock in the “when issued” trading market prior to the distribution. See “The Transactions—The Distribution” in this information statement for important information regarding the calculation of the distribution adjustment multiple and the portion of each share of 21CF common

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stock that will be exchanged for FOX common stock, and “The Transactions—Distribution Adjustment to 21CF Merger Consideration” for important information regarding the distribution adjustment to the 21CF merger consideration.

Following the completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will own a portion of a share of 21CF common stock less for each share of 21CF common stock owned by such holder immediately prior to the completion of the distribution. The proportionate ownership of each 21CF stockholder in 21CF (excluding the holders of the hook stock shares) will not change as a result of the distribution. The 21CF merger consideration will be automatically adjusted to take into account the exchange of a portion of each share of 21CF for FOX common stock, such that the remaining fractional share of 21CF common stock resulting from the distribution will receive the amount of 21CF merger consideration that a whole share of 21CF common stock would have been entitled to receive before giving effect to the distribution.

For more information, see the sections entitled “The Transactions—The Distribution” and “The Transactions—Distribution Adjustment to 21CF Merger Consideration” in this information statement.

Payment Adjustments

At the open of business on the business day immediately following the date of the distribution, if the final estimate of the taxes in respect of the separation and distribution and divestitures in connection with the mergers (as well as certain taxes related to the operations of the FOX business from and after January 1, 2018 through the closing of the transactions), which we refer to collectively as the transaction tax, is lower than $8.5 billion, Disney will make a cash payment to FOX, which we refer to as the cash payment, which cash payment will be the amount obtained by subtracting the final estimate of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion. After the 21CF merger, FOX will promptly replenish its cash used, and/or reduce the indebtedness incurred, to fund the dividend by the amount of the cash payment, if any.

FOX’s Post-Distribution Relationship with 21CF

Following the separation and distribution, we and RemainCo will operate separately, with FOX as a standalone, publicly traded company, and RemainCo, after the closing of the transactions, as part of New Disney. Prior to the separation and distribution, we and 21CF will enter into certain agreements that will effect the separation, provide a framework for our relationship with RemainCo after the separation and provide for the allocation between us and RemainCo of 21CF’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from 21CF. For more information, see the summary of the terms of the material agreements that we intend to enter into with 21CF prior to the separation in the section entitled “The Transactions—Certain Agreements.”

Conditions to the Completion of the Transactions

The respective obligations of each of 21CF, Disney, New Disney and the Merger Subs to complete the mergers, and, except with respect to the matters described in the first bullet below, 21CF’s obligation to effect the separation and the distribution, are subject to the satisfaction or waiver, to the extent applicable, at or prior to the closing of the transactions of certain conditions, including:

•

an amendment to the 21CF charter, which we refer to as the 21CF charter amendment, providing that holders of the hook stock shares will not receive any consideration in connection with the distribution or the 21CF merger, must have become effective and the separation and distribution must have been consummated;

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the shares of New Disney common stock to be issued in the 21CF merger must have been approved for listing on the NYSE upon official notice of issuance and the shares of FOX common stock to be issued in the distribution must have been approved for listing on Nasdaq upon official notice of issuance;

•	the receipt of any FCC consents (if required) and the foreign regulator consents;

•

no domestic, foreign or transnational governmental entity of a competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the transactions;

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the registration statement on Form S-4 filed by New Disney in respect of the shares of New Disney common stock to be issued in the 21CF merger, which has already been declared effective, and the registration statement on Form 10 filed by FOX in respect of the shares of FOX common stock to be issued in the distribution, of which this information statement is a part, must have become effective under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as applicable, and must not be the subject of any stop order or any proceedings initiated or threatened for that purpose by the SEC;

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21CF must have obtained an opinion from a nationally recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the dividend, and as to the solvency of FOX and 21CF after giving effect to the dividend and the distribution; and

•	the separation agreement, the tax matters agreement and the commercial agreements must have been entered into in accordance with the terms of the combination merger agreement.

The obligations of Disney, New Disney and the Merger Subs to effect the transactions also are subject to the satisfaction or waiver by Disney, at or prior to the closing of the transactions, of certain conditions, including the following conditions:

•	the accuracy of the representations and warranties of 21CF in the manner described in the combination merger agreement;

•	21CF must have performed in all material respects its obligations under the combination merger agreement at or prior to the closing of the transactions;

•	no governmental consents will have imposed any restriction other than restrictions permitted under the combination merger agreement;

•

receipt by Disney of the hook stock legal comfort, which includes the receipt of (i) a written opinion of Greenwoods & Herbert Smith Freehills Pty Limited, or an Australian senior barrister of Disney’s choice, to the effect that (A) there has been no change in Australian tax law since the execution of the combination merger agreement that would cause any of the conclusions expressed in an opinion from its Australian tax advisors to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the 21CF charter amendment, the distribution and the mergers should not result in any hook stock tax under Australian tax law, which we refer to as the signing date tax opinion, to change, or (B) if there has been a change in Australian tax law, the 21CF charter amendment, the distribution and the mergers (or any alternative transactions) should not result in any hook stock tax under Australian tax law, which we refer to as the Australian tax opinion, and (ii) a written opinion of Cravath, Swaine & Moore LLP, which we refer to as Cravath, to the effect that the distribution and the mergers will result in no recognition of gain or loss in respect of the hook stock shares for U.S. federal income tax purposes, which we refer to as the U.S. tax opinion (clauses (i) and (ii) together, the “hook stock legal comfort”), with certain situations satisfying the condition; and

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•	receipt by Disney of a tax opinion from Cravath, that the mergers will qualify for the intended tax treatment, which we refer to as the Cravath tax opinion.

21CF’s obligation to effect the transactions is also subject to the satisfaction or waiver by 21CF, at or prior to the closing of the transactions, of certain conditions, including the following conditions:

•	the accuracy of the representations and warranties of Disney, New Disney, Delta Sub and Wax Sub in the manner described in the combination merger agreement;

•	each of Disney and the Merger Subs must have performed in all material respects its respective obligations under the combination merger agreement at or prior to the closing of the transactions; and

•

receipt of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, that the mergers will qualify for the intended tax treatment, which we refer to as the Skadden tax opinion.

For additional detail, see “The Transactions—Conditions to the Completion of the Transactions.”

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the receipt by 21CF stockholders of FOX common stock in the distribution are uncertain. A distribution undertaken in connection with an acquisition where cash comprises a substantial portion of the aggregate consideration can prevent the distribution from qualifying as tax-free as a result of the “anti-device” requirement under Section 355 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. The determination of whether the distribution can satisfy such requirement is complex, inherently factual in nature, and subject to significant uncertainty because the law is unclear. As a result, counsel cannot opine that the distribution will be tax-free to 21CF stockholders under Section 355 of the Code. Although New Disney intends to report the distribution as taxable to 21CF stockholders, 21CF stockholders will not be prohibited from taking a contrary position. 21CF stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the distribution to them. Assuming the distribution does not qualify as a distribution described in Section 355 of the Code and is therefore a fully taxable transaction, each U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” in this information statement) who receives FOX common stock in the distribution would generally recognize taxable gain or loss equal to the difference between the fair market value of the FOX common stock received by the stockholder in the distribution and its tax basis in the portion of its shares of 21CF common stock exchanged therefor.

A more detailed discussion of the material United States federal income tax consequences of the distribution can be found in the section entitled “Material U.S. Federal Income Tax Consequences” in this information statement.

No Appraisal Rights

21CF stockholders will not have any appraisal rights in connection with the distribution.

Risks Associated with the Proposed Transaction and Our Business

You should carefully consider the matters discussed under the heading “Risk Factors” of this information statement.

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Corporate Information

21CF

21CF is a diversified leading global media and entertainment company with operations in the following segments: (i) Cable Network Programming; (ii) Television; (iii) Filmed Entertainment; and (iv) Other, Corporate and Eliminations. The activities of 21CF are conducted primarily in the U.S., the United Kingdom, Continental Europe, Asia and Latin America. 21CF owns all of our common stock issued and outstanding prior to the distribution. After the distribution and prior to the completion of the mergers, 21CF will not own any FOX common stock.

FOX

FOX, a wholly owned subsidiary of 21CF, was formed in Delaware on May 3, 2018. The address of FOX’s principal executive offices is 1211 Avenue of the Americas, New York, New York 10036. FOX’s telephone number is (212) 852-7000.

Upon completion of the distribution, FOX will be a standalone, publicly traded company, and will operate the FOX business transferred by 21CF that comprise the FOX business. Until the completion of the transactions, FOX will not conduct any activities other than those incidental to its formation and the matters contemplated by the distribution merger agreement, including in connection with the separation and the distribution. FOX intends to apply to have both FOX class A common stock and FOX class B common stock authorized for listing on Nasdaq, under the symbols “                ” and “                 ,” respectively.

Following the completion of the distribution, FOX’s corporate website will be located at www.                .com. FOX’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to 21CF stockholders who will receive shares of FOX common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy, hold or sell any of our securities or any securities of 21CF or Disney. The information contained in this information statement is believed by FOX to be accurate as of the date set forth on its cover. Changes to the information contained in this information statement may occur after that date, and neither 21CF nor FOX undertakes any obligation to update the information except in the normal course of their respective disclosure obligations and practices.

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QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What are the proposed transactions?	Disney and 21CF have agreed to the mergers under the terms of the combination merger agreement, pursuant to which Disney and RemainCo will become direct, wholly owned subsidiaries of New Disney.

Prior to the completion of the mergers, 21CF and FOX will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation, and transfer to FOX the FOX business and certain other assets, and FOX will assume from 21CF certain liabilities associated with such businesses and certain other liabilities. RemainCo will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox film and television studios, and certain cable and international television businesses. Following the separation and prior to the completion of the 21CF merger, in order to implement the distribution, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the hook stock shares) on a pro rata basis, in accordance with the distribution merger agreement. See “The Transactions—Overview” for a description of the steps involved in effecting the transactions, “The Transactions—The Separation” for a more detailed description of the allocation of assets and liabilities to FOX, “The Transactions—Conditions to the Completion of the Transactions” for a description of the conditions to the transactions, and “The Transactions—Certain Agreements—Separation Agreement” for a description of the separation agreement.

Why am I receiving this document?	21CF is delivering this information statement to you because you are a holder of record of shares of 21CF common stock.

What will I receive in the distribution if I hold 21CF common stock?	If you are a holder of shares of 21CF common stock as of the distribution, a portion of each share of 21CF common stock held by you will be exchanged for 1/3 of one share of FOX common stock of the same class, and you will continue to own the remaining portion of each such share of 21CF common stock, subject to the completion of the mergers pursuant to the terms of the combination merger agreement. The FOX class A common stock and FOX class B common stock replicates the structure in which you currently hold 21CF class A common stock and 21CF class B common stock. This information statement will help you understand how the separation and distribution will affect your investment in 21CF and your investment in FOX after the separation and distribution.

What will be the voting rights of the FOX common stock I receive in the distribution?

You will receive shares that will provide you with rights and privileges with respect to a company engaged in only the FOX business that formerly was part of 21CF. However, the shares of FOX class A common stock or FOX class B common stock that you will receive in the distribution will have the same rights as the respective shares of 21CF class A common stock or 21CF class B common stock

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that you currently hold. You will receive shares of FOX class A common stock and FOX class B common stock on a pro rata basis.

Each stockholder of FOX class B common stock will be entitled to cast one vote for each share of FOX class B common stock on all matters in which stockholders have the right to vote. Each holder of FOX class A common stock is entitled to cast one vote for each share of FOX class A common stock, voting together with the holders of FOX class B common stock as a single class, in certain limited circumstances and not otherwise. See “Description of Our Capital Stock” for a description of the circumstances in which the holders of FOX class A common stock are entitled to vote. Other than in those circumstances described, holders of FOX class A common stock have no right to vote.

How will the distribution work?	Following the separation, and prior to the mergers, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders on a pro rata basis in accordance with the distribution merger agreement. Pursuant to the distribution merger agreement, a portion of each share of 21CF common stock held at the time of the distribution will be exchanged for 1/3 of one share of FOX common stock of the same class, and holders will continue to own the remaining portion of each such share of 21CF common stock, as explained in more detail below. See the section entitled “The Transactions—The Distribution” in this information statement.

When will the distribution occur?	The completion and timing of the distribution are dependent upon a number of conditions. At 8:00 a.m. (New York City time) on the day the separation is completed, which will be the day before the effective time of the 21CF merger, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the hook stock shares) on a pro rata basis in accordance with the distribution merger agreement. See the section entitled “The Transactions—The Distribution” in this information statement.

What do stockholders need to do to participate in the distribution?	Stockholders of 21CF will not be required to take any action to receive FOX common stock in the distribution, but you are urged to read this entire information statement carefully. No additional approval by 21CF stockholders is required for the distribution, as 21CF stockholders adopted the distribution merger agreement at a special meeting of the 21CF stockholders held on July 27, 2018. You are not being asked for a proxy. You do not need to pay any consideration or surrender your existing shares of 21CF common stock or take any other action to receive your shares of FOX common stock. Please do not send in your 21CF stock certificates. Separate from the completion of the distribution, if the 21CF merger is completed and you hold physical share certificates in respect of your shares of 21CF common stock, you will be sent a letter of transmittal promptly after the 21CF effective time describing how you may exchange your shares of 21CF common stock for the 21CF merger consideration.

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How will shares of FOX common stock be issued?	You will receive shares of FOX common stock through the same or substantially similar channels that you currently use to hold or trade shares of 21CF common stock, whether through a brokerage account or other channel. Receipt of shares of FOX common stock will be documented for you in substantially the same manner in which you typically receive stockholder updates, such as monthly broker statements or other plan statements.

If you own shares of 21CF common stock as of the completion of the distribution, including shares owned in certificated form, 21CF, with the assistance of Computershare Trust Company, N.A., the distribution agent, transfer agent and registrar, will electronically distribute shares of FOX common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Your bank or brokerage firm will credit your account for the shares. FOX will not issue any physical stock certificates to any stockholders, even if requested.

What will 21CF stockholders receive when the separation and distribution are completed? What will be the value of FOX common stock?	Following the separation, upon consummation of the distribution and prior to the completion of the 21CF merger, 21CF will distribute all of the issued and outstanding shares of common stock of FOX to the holders of the outstanding shares of 21CF common stock on a pro rata basis in accordance with the distribution merger agreement. Following completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will hold ownership interests in FOX and 21CF in the same respective classes as, and in proportionately equal interests to, its existing ownership in 21CF.

For more information, including regarding important adjustment provisions, see the section entitled “The Transactions—The Distribution” in this information statement.

It is difficult to determine what the value of shares of FOX common stock may be or predict the prices at which shares of FOX common stock may trade after consummation of the transactions. In the event that the separation and distribution do not occur, the 21CF merger will not occur.

What happens to the portions of a share of 21CF common stock that I will hold following the distribution?

In the distribution, a portion of each share of 21CF common stock that you hold at the time will be exchanged for 1/3 of one share of FOX common stock of the same class, and you will continue to own the remaining portion of each such share of 21CF common stock. On the day the distribution is completed, shares of 21CF common stock will continue to trade on Nasdaq. However, the total number of shares of 21CF common stock you hold, and the total number of shares of 21CF common stock outstanding, will be fewer than the number of shares of 21CF common stock you held and the total number of shares of 21CF common stock outstanding prior to the distribution as a result of the exchange of a portion of each share of 21CF common stock for FOX common stock. The remaining portion of a share of

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21CF common stock you will continue to own will represent the same proportionate ownership in 21CF that was represented by a whole share of 21CF common stock prior to the distribution. Accordingly, the proportionate ownership of each 21CF stockholder in 21CF (excluding the holders of the hook stock shares) will not change as a result of the distribution. For more information, see “The Transactions—The Distribution.”

The 21CF merger consideration will be automatically adjusted to take into account the exchange of a portion of each share of 21CF common stock for 1/3 of one share of FOX common stock of the same class, pursuant to the distribution, such that the portion of each share of 21CF common stock resulting from the distribution will receive the amount of 21CF merger consideration that a whole share of 21CF common stock would have been entitled to receive before giving effect to the distribution, which we refer to as the distribution adjustment. To give effect to the distribution adjustment, the value of the consideration that would otherwise be payable in the 21CF merger on account of each share of 21CF common stock, which we refer to as the per share value, after giving effect to the tax adjustment amount, will be multiplied by the distribution adjustment multiple. For more information, see “The Transactions—Distribution Adjustment to 21CF Merger Consideration.”

What happens if I am eligible to receive a fraction of a share of FOX common stock in connection with the distribution?	21CF stockholders will receive cash in lieu of any fractional share of FOX they otherwise would have been entitled to receive in connection with the distribution. See the section entitled “The Transactions—The Distribution” in this information statement.

Are there any conditions to the mergers, the separation and the distribution?	Yes. Each party’s obligation to complete the mergers, the separation and the distribution, is subject to the satisfaction or waiver, to the extent applicable, at or prior to the closing of the transactions of certain conditions.

21CF and FOX cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the completion of the transactions, see “The Transactions—Conditions to the Completion of the Transactions.”

Can 21CF decide to cancel the distribution of FOX common stock even if all the conditions have been met?	No. Once the conditions to the transactions have been satisfied or waived, 21CF must complete the distribution. See the section entitled “The Transactions—Conditions to the Completion of the Transactions.”

What if I want to sell my 21CF common stock or my FOX common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of 21CF stock?

Beginning on or shortly before the distribution date and continuing until the time of the distribution, it is expected that there will be two markets in shares of 21CF common stock: a “regular-way” market

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and an “ex-distribution” market. Shares of 21CF common stock that trade in the “regular-way” market will trade with an entitlement to shares of FOX common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of FOX common stock distributed pursuant to the distribution.

If you decide to sell any shares of 21CF common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of 21CF common stock with or without your right to receive FOX common stock pursuant to the distribution.

Where will I be able to trade shares of FOX common stock?	FOX intends to apply to have both FOX class A common stock and FOX class B common stock authorized for listing on Nasdaq, under the symbols “ ” and “ ,” respectively. FOX anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the distribution date and will continue until the time of the distribution and that “regular-way” trading in FOX common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell shares of FOX common stock until the time of the distribution, but your transaction will not settle until after the distribution. FOX cannot predict the trading prices for its common stock before, on or after the distribution date.

What will FOX’s relationship be with RemainCo following the distribution?	FOX will enter into a separation agreement with 21CF, which will contain the principles governing the separation. In connection with the separation and distribution, FOX will enter into various other agreements to effect the separation and distribution and provide a framework for its relationship with RemainCo after the separation and distribution. Among others, these agreements will include a separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, an IP cross-license agreement and certain commercial arrangements. These agreements will provide for the allocation between FOX and RemainCo of the assets, employees, liabilities and obligations of the retained business and the FOX business (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after FOX’s separation from 21CF, and will govern certain relationships between FOX and RemainCo after the separation. For more information, see “The Transactions—Certain Agreements.”

Who will manage FOX after the distribution?

FOX benefits from having in place a management team with an extensive background in 21CF’s news, sports and entertainment businesses. Led by Lachlan K. Murdoch, who will be FOX’s Chairman of the Board of Directors and Chief Executive Officer after the distribution and K. Rupert Murdoch, who will be FOX’s Co-Chairman

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of the Board of Directors, FOX’s management team possesses deep knowledge of, and extensive experience in, its industry. FOX’s management team also will include our Chief Operating Officer, John P. Nallen. For more information regarding FOX’s management team and leadership structure, see “Management.”

Are there risks associated with owning FOX common stock?	Yes. Ownership of FOX common stock is subject to both general and specific risks related to the FOX business, the industry in which it operates, its ongoing relationships with 21CF and its status as a separate, publicly traded company. Ownership of FOX common stock is also subject to risks related to the separation and distribution. These risks are described in the “Risk Factors” section of this information statement. You are encouraged to read that section carefully.

Does FOX intend to pay dividends?	Following the distribution, we expect to pay regular cash dividends, although the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. Our Board of Directors cannot provide any assurances that any dividends will be declared or paid. See “Dividend Policy.”

What are the material United States federal income tax consequences of the distribution to 21CF stockholders?	The U.S. federal income tax consequences of the receipt by 21CF stockholders of FOX common stock in the distribution are uncertain. A distribution undertaken in connection with an acquisition where cash comprises a substantial portion of the aggregate consideration can prevent the distribution from qualifying as tax-free as a result of the “anti-device” requirement under Section 355 of the Code. The determination of whether the distribution can satisfy such requirement is complex, inherently factual in nature, and subject to significant uncertainty because the law is unclear. As a result, counsel cannot opine that the distribution will be tax-free to 21CF stockholders under Section 355 of the Code. Although New Disney intends to report the distribution as taxable to 21CF stockholders, 21CF stockholders will not be prohibited from taking a contrary position. 21CF stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the distribution to them. Assuming the distribution does not qualify as a distribution described in Section 355 of the Code and is therefore a fully taxable transaction, each U.S.

holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” in this information statement) who receives FOX common stock in the distribution would generally recognize taxable gain or loss equal to the difference between the fair market value of the FOX common stock received by the stockholder in the distribution and its tax basis in the portion of its shares of 21CF common stock exchanged therefor.

A more detailed discussion of the material United States federal income tax consequences of the distribution can be found in the section entitled “Material U.S. Federal Income Tax Consequences” in this information statement.

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Who will be the settlement and distribution agent for the FOX common stock?	The settlement and distribution agent for the FOX common stock will be Computershare Trust Company, N.A.

Who will be the transfer agent and registrar for FOX after the distribution?	After the distribution, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

Where can I get more information?	For questions relating to the transfer or mechanics of the distribution or relating to FOX’s outstanding shares of common stock after the distribution, you should contact:

Computershare Trust Company, N.A.

8742 Lucent Boulevard, Suite 225

Highlands Ranch, Colorado 80129

Telephone: (416) 263-9445

Before the distribution, if you have any questions relating to the transactions, you should contact:

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

Attention: Investor Relations

Telephone: (212) 852-7059

e-mail: Investor@21cf.com

After the distribution, if you have any questions relating to FOX, you should contact:

Fox Corporation

1211 Avenue of the Americas

New York, New York 10036

Attention: Investor Relations

Telephone: (212) 852-7059

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SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following tables present FOX’s summary historical and unaudited pro forma combined financial data. The combined statement of operations data is for the three months ended September 30, 2018 and 2017 and fiscal 2018, 2017 and 2016, and the combined balance sheet data is as of September 30, 2018 and June 30, 2018, 2017 and 2016. The summary historical combined financial data for the three months ended September 30, 2018 and 2017, and as of September 30, 2018 was derived from FOX’s unaudited combined financial statements included in this information statement. The summary historical combined financial data for fiscal 2018, 2017 and 2016, and as of June 30, 2018 and 2017 was derived from FOX’s audited combined financial statements included in this information statement. The summary historical combined financial data as of June 30, 2016 was derived from FOX’s unaudited combined financial statements that are not included in this information statement. In management’s opinion, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented.

The summary unaudited pro forma combined financial data presented below are based on the unaudited pro forma combined financial information of FOX included in this information statement. The summary unaudited pro forma combined financial data reflect adjustments to our historical financial results in connection with the separation and distribution, to present the estimated effects of (i) FOX following the separation and distribution, and (ii) the FOX financing and the net cash dividend from FOX to 21CF, as if it had been completed on July 1, 2017, for statement of operations purposes, and on September 30, 2018 for balance sheet purposes.

The unaudited pro forma combined financial data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial data and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Combined Financial Information” in this information statement. The summary unaudited pro forma combined financial data are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of FOX would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The summary financial data set forth below is not necessarily indicative of our results of operations or financial condition had the separation and distribution been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a standalone, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations and financial condition.

FOX’s historical combined financial statements include certain expenses of 21CF that were allocated to FOX for certain functions, including general corporate expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. These costs may not be representative of the future costs FOX will incur as an independent public company. In addition, FOX’s historical financial information does not reflect changes that FOX will experience in the future as a result of the distribution of FOX by 21CF, including changes in cost structure, personnel needs, tax structure, financing and business operations. Consequently, the financial information included here may not necessarily reflect FOX’s financial position and results of operations in the future or what FOX’s financial position and results of operations would have been had FOX been an independent, publicly traded company during the periods presented.

The summary financial data should be read together with the other information contained in this information statement entitled “Capitalization,” “Unaudited Pro Forma Combined Financial Information,” “Selected

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Historical Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included in this information statement. See “Index to Combined Financial Statements.”

	For the three months ended September 30,			For the fiscal years ended June 30,
	Pro Forma	Historical		Pro Forma	Historical
	2018	2018(a)	2017(a)	2018	2018(b)	2017(b)	2016(b)
	(in millions, except per share amounts)
STATEMENT OF OPERATIONS DATA
Revenues	$2,541	$2,541	$2,188	$10,153	$10,153	$9,921	$8,894
Net income attributable to FOX	578	604	390	1,995	2,187	1,372	1,072
Net income attributable to FOX stockholders per share—basic and diluted	$0.93			$3.22

	As of September 30,		As of June 30,
	Pro Forma	Historical	Historical
	2018	2018	2018	2017	2016
	(in millions)
BALANCE SHEET DATA
Cash and cash equivalents	$1,749	$2,756	$2,500	$19	$37
Total assets	17,117	14,078	13,121	10,348	10,315
Borrowings	6,449	—	—	—	—

(a)

See Notes 1 and 2 to the accompanying Unaudited Combined Financial Statements of FOX for information with respect to significant disposals, accounting changes and other transactions during the three months ended September 30, 2018 and 2017.

(b)

See Notes 2, 3, 4 and 16 to the accompanying Audited Combined Financial Statements of FOX for information with respect to significant disposals, accounting changes, restructuring charges and other transactions during fiscal 2018, 2017 and 2016.

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RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock. If any of the following risks develop into actual events, it could materially and adversely affect our business, results of operations or financial condition, and could, in turn, impact the trading price of our common stock. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and distribution and risks related to our common stock and the securities market.

Risks Related to Our Business

The Company must respond to changes in consumer behavior as a result of new technologies in order to remain competitive.

Technology, particularly digital technology used in the entertainment industry, continues to evolve rapidly, leading to alternative methods for the delivery and storage of digital content. These technological advancements have driven changes in consumer behavior and have empowered consumers to seek more control over when, where and how they consume digital content. Content owners are increasingly delivering their content directly to consumers over the Internet and innovations in distribution platforms have enabled consumers to view such Internet-delivered content on televisions and portable devices. The growth of direct to consumer video offerings, including video-on-demand, downloadable content and simultaneous live streaming of broadcast content including on social media, offerings by cable providers of smaller packages of programming to customers at price points lower than traditional cable distribution offerings and the trend of consumers “cord-cutting” or cancelling their MVPD subscriptions could adversely affect demand for our cable channels. Enhanced Internet capabilities and other new media may reduce television viewership, which could negatively affect the Company’s revenues. In addition, increased video consumption through streaming apps, digital MVPD services and social media with no advertising or less advertising than on video programming networks, time shifted viewing of television programming and the use of DVRs to skip advertisements could also negatively affect the Company’s advertising revenues. There is a risk that the Company’s responses to these changes and strategies to remain competitive, or failure to effectively anticipate or adapt to new market changes, could adversely affect our business. The Company’s failure to protect and exploit the value of its content, while responding to and developing new technology and business models to take advantage of advancements in technology and the latest consumer preferences, could have a significant adverse effect on the Company’s businesses, asset values and results of operations.

The Company’s businesses operate in a highly competitive industry.

The Company competes with other companies for high-quality content to reach large audiences and to generate advertising revenue. The Company also competes for distribution on various MVPDs and other third-party digital platforms. The Company’s ability to attract viewers and advertisers and obtain favorable distribution depends in part on its ability to provide popular television programming and adapt to new technologies and distribution platforms, which are increasing the number of content choices available to audiences. The consolidation of advertising agencies, distributors and television service providers also has increased their negotiating leverage and made competition for audiences, advertising revenue, and distribution more intense. Competition for audiences and/or advertising comes from: broadcast television networks; cable television systems and networks; Internet-delivered free, advertising supported, subscription and rental services; other sources of information and entertainment; radio; print and other media. Other television stations or cable networks may change their formats or programming, a new station or new network may adopt a format to compete directly with the Company’s stations or networks, or stations or networks might engage in aggressive promotional campaigns. Increased competition in the acquisition of programming may also affect the scope of rights we are able to acquire and the cost of such rights, and the value of the rights we acquire or retain cannot be predicted with certainty in the future. Entering into or renewing contracts for programming rights or acquiring

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additional rights may result in increased costs to the Company. With respect to long-term contracts for sports programming rights, our results of operations and cash flows over the term of a contract depend on a number of factors, including the strength of the advertising market, our audience size, the ability to secure distribution from and impose surcharges or obtain carriage on MVPDs for the content, and the timing and amount of our rights payments. There can be no assurance that revenue from acquired rights contracts will exceed our costs for the rights, as well as the other costs of producing and distributing the programming. The Company cannot be assured that it will be able to compete successfully in the future against existing or potential competitors, or that competition or consolidation in the marketplace will not have a material adverse effect on its business, financial condition or results of operations.

A decline in advertising expenditures could cause the Company’s revenues and operating results to decline significantly in any given period or in specific markets.

The Company derives substantial revenues from the sale of advertising on its cable and broadcast networks and television stations. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. Our advertising revenues may vary substantially from year to year, driven by major sporting events, such as the NFL’s Super Bowl and the FIFA World Cup and by the state, congressional and presidential elections cycles. Political advertising expenditures are impacted by the ability and willingness of candidates and political action campaigns to raise and spend funds on television and digital advertising, and the competitive nature of the elections impacting viewers within markets featuring our programming. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. Advertising expenditures may also be affected by increasing competition for the leisure time of audiences. Demand for the Company’s products as measured by ratings points is a key factor in determining advertising rates and the affiliate rates received by the Company. In addition, newer technologies, including new video formats, streaming and downloading capabilities via the Internet, video-on-demand, portable digital video devices and other devices and technologies are increasing the number of media and entertainment choices available to audiences. Some of these devices and technologies allow users to view programming from a remote location or on a time-delayed basis and provide users the ability to fast-forward, rewind, pause and skip programming and advertisements. These technological developments could affect the attractiveness of the Company’s offerings to viewers, advertisers and/or distributors. Failure to effectively anticipate or adapt to emerging technologies or changes in consumer behavior could have an adverse effect on our business. In addition, the pricing and volume of advertising may be affected by shifts in spending toward digital and mobile offerings, which can deliver targeted advertising more promptly, from more traditional media, or toward newer ways of purchasing advertising, such as through automated purchasing, dynamic advertising insertion, third parties selling local advertising spots and advertising exchanges, some or all of which may not be as beneficial to the Company as traditional advertising methods. A decrease in advertising expenditures, reduced demand for the Company’s offerings or the inability to obtain market ratings that adequately measure demand for the Company’s content on personal video recorders and mobile devices could lead to a reduction in pricing and advertising spending, which could have a material adverse effect on the Company’s businesses, financial condition or results of operations.

The loss of affiliation and carriage agreements could cause the Company’s revenue and operating results to decline significantly in any given period or in specific markets.

The Company maintains affiliation and carriage arrangements that enable it to reach a large percentage of households through cable television systems, direct broadcast satellite operators, telecommunications companies and online video distributors. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of the Company’s broadcast stations and cable networks, which may adversely affect those networks’ revenues from affiliate fees and their ability to sell national and local advertising time. Further, the loss of favorable packaging, positioning, pricing or other marketing opportunities with any distributor could reduce revenues from subscriber fees. Also, consolidation among MVPDs and increased vertical integration of such distributors into the cable or broadcast network business have provided

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more leverage to these distributors and could adversely affect the Company’s ability to maintain or obtain distribution for its network programming or distribution and/or marketing of its subscription program services on favorable or commercially reasonable terms, or at all. The Company is dependent upon the maintenance of affiliation agreements with third party owned television stations and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to the Company. The loss of a significant number of these affiliation arrangements could reduce the distribution of the FOX Network and MyNetworkTV and adversely affect the Company’s ability to sell national advertising time. In addition, the Company has arrangements where it makes its content available for viewing through online video platforms. The loss of these arrangements could adversely affect the Company’s revenues and operating results.

Our business is dependent on the popularity of special sports events and the continued popularity of the sports leagues and teams whose media rights we have programming rights to.

Our sports business depends on the popularity and success of the sports franchises, leagues and teams for which we have acquired broadcast and cable network programming rights. If a sports league declines in popularity or fails to generate fan enthusiasm, this may negatively impact viewership and advertising and affiliate revenues received in connection with our sports programming. Our operating results may be impacted in part by special events, such as the NFL’s Super Bowl, which is broadcast on the FOX Network on a rotating basis with other networks, the MLB’s World Series, and the FIFA World Cup, which occurs every four years, and other regular and post-season sporting events delivered to consumers on our broadcast television and cable networks. Our advertising and affiliate revenues are subject to fluctuations based on the dates of sporting events and their availability for viewing through our broadcast television and cable networks and the popularity of the competing teams. For example, any decrease in the number of post-season games played in a sports league for which we have acquired broadcast programming rights, or the participation of a smaller-market sports franchise in post-season competition could result in less advertising revenues for the Company. There can be no assurance that any sports league will continue to generate fan enthusiasm or provide the expected number of regular and post-season games for advertisers and customers alike, and the failure to do so could result in a material adverse effect on our business, financial condition and results of operations. Additionally, increased competition for the sale of sports event advertising time with other television networks, stations and other advertising platforms, such as digital media, radio and print, may adversely affect the Company’s revenues and operating results. A shortfall in the expected popularity of the sports events for which the Company has acquired rights, or in the volume of sports programming the Company expects to distribute, could adversely affect the Company’s advertising revenues in the near term and, over a longer period of time, adversely affect affiliate revenues.

The inability to renew programming rights, particularly sports programming rights, on sufficiently favorable terms could cause the Company’s affiliate and advertising revenue to decline significantly in any given period or in specific markets.

We enter into long-term contracts for both the acquisition and the distribution of media programming and products, including contracts for the acquisition of programming rights for sporting events and other programs, and contracts for the distribution of our programming to content distributors. Programming rights, retransmission consent agreements, carriage contracts and affiliation agreements have varying durations and renewal terms that are subject to negotiation with other parties, the outcome of which is unpredictable. In addition, competition for popular programming rights, and sports programming rights in particular, that are licensed from third parties is intense, and, have varying duration and renewal terms. Moreover, the value of these agreements may also be affected by various league decisions and/or league agreements that we may not be able to control, including a decision to alter the number, frequency and timing of regular and post-season games played during a season. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for the rights contracts. In addition, professional sports leagues or teams may create their own competing networks or the renewal costs could substantially exceed the original programming rights contract cost. The loss of rights or renewal on less favorable terms could impact the extent of the Company’s programs, in particular the sports coverage offered by the Company, its cable networks, broadcast stations and affiliates to the FOX Network, and could adversely affect the Company’s advertising and affiliate revenues. Upon renewal, the

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Company’s results could be adversely affected if escalations in programming rights costs are unmatched by increases in advertising and affiliate revenues.

Acceptance of the Company’s content by the public is difficult to predict, which could lead to fluctuations in revenues.

Television distribution is a speculative business since the revenues derived from the distribution of content depends primarily upon its acceptance by the public, which is difficult to predict. Low public acceptance of the Company’s content will adversely affect the Company’s results of operations. The commercial success of our programming also depends upon the quality and acceptance of other competing programming, the availability of a growing number of alternative forms of entertainment and leisure time activities, general economic conditions and their effects on consumer spending and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Moreover, we must often invest substantial amounts in broadcast and cable programming, and the acquisition of sports rights before we learn the extent to which these products will earn consumer acceptance. Competition for popular content, particularly for sports and entertainment programming, is intense, and the Company may need to increase the price paid for popular content rights. The Company’s failure to obtain or retain rights to popular content, or a decline in the ratings or popularity of the Company’s news, sports or entertainment television programming, which could be a result of the loss of talent or rights to certain programming, could adversely affect advertising revenues in the near term and, over a longer period of time, adversely affect affiliate revenues.

The Company is exposed to risks associated with weak economic conditions and increased volatility and disruption in the financial markets.

The Company’s businesses, financial condition and results of operations may be adversely affected by weak economic conditions. Factors that affect economic conditions include the rate of unemployment, the level of consumer confidence, changes in consumer spending habits, political uncertainties and potential changes in trade relationships between the U.S. and other countries. The Company also faces risks associated with the impact of weak economic conditions on advertisers, affiliates, suppliers, wholesale distributors, retailers, insurers and others with which it does business.

Increased volatility and disruptions in the financial markets could make it more difficult and more expensive for the Company to refinance outstanding indebtedness and obtain new financing. The Company intends to access the capital markets for general corporate purposes, but we cannot guarantee that the Company will be able to obtain such financing on terms that are acceptable to the Company or at all. If we are not successful in obtaining permanent financing due to market conditions or other factors, we may incur significantly higher borrowing costs than contemplated in the capital markets, which may have a material adverse effect on our business, financial condition or results of operations.

Disruptions in the financial markets can also adversely affect the Company’s lenders, insurers, customers and counterparties, including vendors, retailers and partners. For instance, the inability of the Company’s counterparties to obtain capital on acceptable terms could impair their ability to perform under their agreements with the Company and lead to negative effects on the Company, including business disruptions, decreased revenues and increases in bad debt expenses.

Damage to our brands, particularly the FOX brand, or our reputation could have a material adverse effect on our business, financial condition and results of operations.

Our brands, particularly the FOX brand, are among our most valuable assets. We believe that our brand image, brand awareness and reputation strengthen our relationship with consumers and contribute significantly to the success of our business. Maintaining, further enhancing and extending our brands may require us to make significant investments in marketing, programming or new products, services or events. These investments may

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not be successful. We may introduce new programming that is not popular with our consumers and advertisers, which may negatively affect our brands. To the extent our content, in particular our live news and sports programming and primetime entertainment programming, is not compelling to consumers, our ability to maintain a positive reputation may be adversely impacted. Unfavorable publicity regarding our content, the actions of advertisers featured on our broadcast television and cable networks, and governmental scrutiny or fines, could adversely affect the Company’s reputation and brands. Furthermore, to the extent our marketing, customer service and public relations efforts are not effective or result in negative consumer reaction, our ability to maintain a positive reputation may likewise be adversely impacted. If we are not successful in maintaining or enhancing the image or awareness of our brands, or if our reputation is harmed for any reason, it could have a material adverse effect on our business, financial condition and results of operations.

The degradation, failure or misuse of the Company’s network and information systems and other technology could cause a disruption of services or improper disclosure of personal data or other confidential information, resulting in increased costs, liabilities or loss of revenue.

Network and information systems-related events, such as computer hacking and phishing, theft, computer viruses, ransomware, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, as well as power outages, natural or other disasters (including extreme weather), terrorist activities or human error, may affect our network and information systems (including those of our vendors that the Company uses) and could result in disruption of our services, misappropriation, misuse, alteration, theft, loss, leakage, falsification, and accidental or premature release or improper disclosure of confidential or other information, including intellectual property and personal data contained on such network and systems. While we continue to develop, implement and maintain security measures seeking to prevent unauthorized access to or misuse of our network and information systems, such efforts are costly, require ongoing monitoring and updating and may not be successful in preventing these events from occurring given that the techniques used to access, disable or degrade service or sabotage systems change frequently and become more sophisticated. Although no cybersecurity incident has been material to the Company’s businesses to date, we expect to continue to be subject to cybersecurity threats and there can be no assurance that we will not experience a material incident. Any cybersecurity incidents could result in a disruption of our operations, customer or advertiser dissatisfaction, damage to our reputation or brands, regulatory investigations, claims, lawsuits or loss of customers or revenue, and the Company may also be subject to liability under relevant contractual obligations and laws and regulations protecting personal data and may be required to expend significant resources to defend, remedy and/or address any incidents. The Company may not have adequate insurance coverage to compensate it for any losses that may occur.

Technological developments may increase the threat of content piracy and signal theft and limit the Company’s ability to protect its intellectual property rights.

Content piracy and signal theft present a threat to the Company’s revenues from products and services, including, but not limited to, television shows, cable and other programming. The Company seeks to limit the threat of content piracy as well as cable and direct broadcast satellite programming signal theft; however, policing unauthorized use of the Company’s products and services and related intellectual property is often difficult and the steps taken by the Company may not in every case prevent infringement. Developments in technology, including digital copying, file compression technology, growing penetration of high-bandwidth Internet connections, increased availability and speed of mobile data networks, and new devices and applications that enable unauthorized access to content, increase the threat of content piracy by making it easier to access, duplicate, widely distribute and store high-quality pirated material. In addition, developments in software or devices that circumvent encryption technology and the falling prices of devices incorporating such technologies increase the threat of unauthorized use and distribution of direct broadcast satellite programming signals and the proliferation of user-generated content sites and live and stored video streaming sites, which deliver unauthorized copies of copyrighted content, including those emanating from other countries in various languages, may adversely impact the Company’s businesses. The proliferation of unauthorized distribution and use of the

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Company’s content could have an adverse effect on the Company’s businesses and profitability because it reduces the revenue that the Company could potentially receive from the legitimate sale and distribution of its products and services.

The Company takes a variety of actions to combat piracy and signal theft, both individually and, in some instances, together with industry associations. However, protection of the Company’s intellectual property rights is dependent on the scope and duration of the Company’s rights as defined by applicable laws in the U.S. and abroad and the manner in which those laws are construed. If those laws are drafted or interpreted in ways that limit the extent or duration of the Company’s rights, or if existing laws are changed, the Company’s ability to generate revenue from intellectual property may decrease, or the cost of obtaining and enforcing our rights may increase. A change in the laws of one jurisdiction may also have an impact on the Company’s overall ability to protect its intellectual property rights across other jurisdictions. There can be no assurance that the Company’s efforts to enforce its rights and protect its products, services and intellectual property will be successful in preventing content piracy or signal theft. Further, while piracy and the proliferation of piracy-enabling technology tools continue to escalate, if any laws intended to combat piracy and protect intellectual property are repealed or weakened or not adequately enforced, or if the applicable legal systems fail to evolve and adapt to new technologies that facilitate piracy, we may be unable to effectively protect our rights and the value of our intellectual property may be negatively impacted, and our costs of enforcing our rights could increase.

The loss of key personnel, including talent, could disrupt the management or operations of the Company’s business and adversely affect its revenues.

The Company’s business depends upon the continued efforts, abilities and expertise of its Chairman and Chief Executive Officer, Lachlan K. Murdoch, Co-Chairman, K. Rupert Murdoch and other key employees and news, sports and entertainment personalities. The Company believes that the unique combination of skills and experience possessed by its executive officers would be difficult to replace, and that the loss of its executive officers could have a material adverse effect on the Company, including the impairment of the Company’s ability to execute its business strategy. Additionally, the Company employs or independently contracts with several news, sports and entertainment personalities with significant, loyal audiences. News, sports and entertainment personalities are sometimes significantly responsible for the ranking of programming on a television station or cable network and, therefore, a significant influence on the ability of the station or network to sell advertising. The Company’s broadcast television stations and cable networks deliver programming with highly regarded on-air talent who are important to attracting and retaining audiences for the distributed news, sports and entertainment content. There can be no assurance that these news, sports and entertainment personalities will remain with us or will retain their current appeal, or that the costs associated with retaining this and new talent will be favorable or acceptable to us. If the Company fails to retain or attract these news, sports and entertainment personalities and talent or they lose their current audiences or advertising partners, the Company’s business, financial condition and results of operations could be adversely affected.

Labor disputes, whether involving our own employees or those at businesses that we depend on, may disrupt our operations and adversely affect the Company’s business, financial condition and results of operations.

In a variety of the Company’s businesses, the Company and its partners engage the services of trade employees and others who are subject to collective bargaining agreements. If the Company or its partners are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages. Such actions, as well as higher costs in connection with these collective bargaining agreements or a significant labor dispute, could have an adverse effect on the Company’s business by causing delays in production or by reducing profit margins. Moreover, the Company has certain collective bargaining agreements, which are industry-wide agreements, and the Company may lack practical control over the negotiations and terms of the agreements in dispute.

In addition, our broadcast television and cable networks have programming rights agreements of varying scope and duration with various sports leagues to broadcast and produce sporting events, including certain

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college football and basketball, NFL and MLB games. Any labor disputes that occur in any sports league for which we have the rights to broadcast live games or events may preclude us from airing or otherwise distributing scheduled games or events, resulting in decreased revenues, which could adversely affect our business, revenue and results of operations.

Changes in U.S. communications laws or other regulations may have an adverse effect on the Company’s business, financial condition and results of operations.

The Company is subject to a variety of regulations in the jurisdictions in which its businesses operate. In general, the television broadcasting and MVPD industries in the U.S. are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the FCC. The FCC generally regulates, among other things, the ownership of media, broadcast and multichannel video programming and technical operations of broadcast licensees. For example, the Company is required to apply for and operate in compliance with licenses from the FCC to operate a television station, purchase a new television station, or sell an existing television station, with licenses generally subject to an eight-year renewable term. Our program services and online properties are subject to a variety of laws and regulations, including those relating to issues such as content regulation, user privacy and data protection, and consumer protection, among others. Further, the United States Congress, the FCC and state legislatures currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including technological changes and measures relating to network neutrality, privacy and data security, which could, directly or indirectly, affect the operations and ownership of the Company’s media properties. Any restrictions on political or other advertising may adversely affect the Company’s advertising revenues. In addition, some policymakers maintain that cable MVPDs should be required to offer a la carte programming to subscribers on a network by network basis or “family friendly” programming tiers. Unbundling packages of program services may increase both competition for carriage on distribution platforms and marketing expenses, which could adversely affect the business, financial condition and results of operations of the Company’s cable networks. The threat of regulatory action or increased scrutiny that deters certain advertisers from advertising or reaching their intended audiences could adversely affect advertising revenue. Similarly, new federal or state laws or regulations or changes in interpretations of federal or state law or in regulations imposed by the U.S. government, could require changes in the operations or ownership of our business and have a material adverse effect on our business, financial condition or results of operations.

The Company may be subject to investigations or fines from governmental authorities, including under FCC rules and policies, or delays in our renewal and other applications with the FCC.

FCC rules prohibit the broadcast of obscene material at any time and indecent or profane material on television or radio broadcast stations between the hours of 6 a.m. and 10 p.m. The FCC has stepped up its enforcement activities as they apply to indecency, and has indicated that, in addition to issuing fines to licensees, it would consider initiating license revocation proceedings for “serious” indecency violations. We air a significant amount of live news reporting and live sports coverage on our broadcast television stations and networks and a portion of our content is under the control of our on-air talent. The Company cannot predict whether information delivered by our stations and on-air talent could violate FCC rules related to indecency, which had been found to be unconstitutionally vague by the U.S. Supreme Court, especially given the spontaneity of live news and sports programming. Violation of the FCC’s indecency rules could subject us to government investigation, penalties, license revocation, or renewal or qualification proceedings, which that could have a material adverse effect on our business, financial condition and results of operations.

The Communications Act and FCC regulations limit the ability of non-U.S. citizens and certain other persons to invest in us.

The Company owns broadcast station licensees in connection with its ownership and operation of U.S. television stations. Under the Communications Act of 1934, as amended, which we refer to as the

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Communications Act, and the FCC rules, without the FCC’s prior approval, no broadcast station licensee may be owned by a corporation if more than 25% of its stock is owned or voted by non-U.S. persons, their representatives, or by any other corporation organized under the laws of a foreign country. The Company’s certificate of incorporation will authorize the Board of Directors to prevent, cure or mitigate the effect of stock ownership above the applicable foreign ownership threshold by taking any action, including: refusing to permit any transfer of common stock to or ownership of common stock by a non-U.S. stockholder; voiding a transfer of common stock to a non-U.S. stockholder; suspending rights of stock ownership if held by a non-U.S. stockholder; or redeeming common stock held by a non-U.S. stockholder. We are currently in compliance with applicable U.S. law and continue to monitor our foreign ownership based on our assessment of the information reasonably available to us, but we are not able to predict whether we will need to take action pursuant to our certificate of incorporation. The FCC could review the Company’s compliance with applicable U.S. law in connection with its consideration of the Company’s renewal applications for licenses to operate the broadcast stations the Company owns.

The failure or destruction of satellites and transmitter facilities that the Company depends upon to distribute its programming could materially adversely affect its businesses and results of operations, as could changes in FCC regulations governing the availability and use of satellite transmission spectrum.

The Company uses satellite systems to transmit its broadcast and cable networks to affiliates. The distribution facilities include uplinks, communications satellites and downlinks. Transmissions may be disrupted as a result of local disasters including extreme weather that impair on-ground uplinks or downlinks, or as a result of an impairment of a satellite. Currently, there are a limited number of communications satellites available for the transmission of programming. If a disruption occurs, failure to secure alternate distribution facilities in a timely manner could have a material adverse effect on the Company’s businesses and results of operations. Each of the Company’s television stations and cable networks uses studio and transmitter facilities that are subject to damage or destruction. Failure to restore such facilities in a timely manner could have a material adverse effect on the Company’s businesses and results of operations. Further, changes in FCC regulations could reduce the availability and use of satellite transmission spectrum. The decreased availability of satellite transmission spectrum could increase interference to and diminish the quality of our transmissions.

The Company could be subject to significant tax liabilities.

We are subject to taxation in U.S. federal, state and local jurisdictions. Changes in tax laws, regulations, practices or the interpretations thereof could affect the Company’s results of operations. Judgment is required in evaluating and estimating our provision and accruals for taxes. In addition, transactions occur during the ordinary course of business or otherwise for which the ultimate tax determination is uncertain.

Tax returns are routinely audited, tax-related litigation or settlements may occur, and certain jurisdictions may assess income tax liabilities against us. The final outcomes of tax audits, investigations, and any related litigation could result in materially different tax recognition from our historical tax provisions and accruals. These outcomes could conflict with private letter rulings, opinions of counsel or other interpretations provided to the Company. If these matters are adversely resolved, we may be required to recognize additional charges to our tax provisions and pay significant additional amounts with respect to current or prior periods or our taxes in the future could increase, which could have a material adverse effect on our financial condition or results of operations.

The Company could suffer losses due to asset impairment charges for goodwill, intangible assets and programming.

In accordance with GAAP, the Company performs an annual impairment assessment of its recorded goodwill and indefinite-lived intangible assets, including FCC licenses. The Company also continually evaluates whether current factors or indicators, such as the prevailing conditions in the capital markets, require the

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performance of an interim impairment assessment of those assets, as well as other investments and other long-lived assets. Any significant shortfall, now or in the future, in advertising revenue and/or the expected popularity of our programming could lead to a downward revision in the fair value of certain reporting units. A downward revision in the fair value of a reporting unit, indefinite-lived intangible assets, investments or long-lived assets could result in an impairment and a non-cash charge. Any such charge could be material to the Company’s reported net earnings.

After the distribution, certain of the Company’s directors and officers may have actual or potential conflicts of interest because of their equity ownership in News Corp, and certain of the Company’s officers and directors may have actual or potential conflicts of interest because they also serve as officers and/or on the board of directors of News Corp.

Certain of the Company’s directors and executive officers own shares of common stock of News Corporation, which we refer to as News Corp, and the individual holdings may be significant for some of these individuals compared to their total assets. In addition, certain of the Company’s officers and directors also serve as officers and/or as directors of News Corp, including our Co-Chairman, K. Rupert Murdoch, who serves as News Corp’s Executive Chairman, and our Chairman and Chief Executive Officer, Lachlan K. Murdoch, who serves as News Corp’s Co-Chairman. This ownership or service to both companies may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for News Corp and us. In addition to any other arrangements that the Company and News Corp may agree to implement, the Company and News Corp agreed that officers and directors who serve at both companies will recuse themselves from decisions where conflicts arise due to their positions at both companies.

Risks Related to the Separation and Distribution

FOX may be unable to achieve some or all of the expected benefits that it expects to achieve in connection with the transactions.

By separating from 21CF there is a risk that FOX may be more susceptible to market fluctuations and other adverse events than FOX would have otherwise been while it was still part of 21CF. As part of 21CF, FOX enjoyed certain benefits from 21CF’s scale, operating diversity and access to capital, which benefits will no longer be available to FOX after the separation.

As a standalone, publicly traded company, we expect to benefit from, among other things, sharpened focus on the financial and operational resources of the FOX businesses, allowing management to design and implement a capital structure, corporate strategies and policies that are based primarily on the business characteristics and strategic opportunities of the FOX businesses. We anticipate this will allow us to respond more effectively to industry dynamics and to create effective incentives for management and employees that are more closely tied to FOX’s business performance. However, we may not be able to achieve some or all of the benefits expected to be achieved as a standalone, publicly traded company or such benefits may be delayed.

The Company’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which the Company will be subject following the distribution. If the Company is unable to achieve and maintain effective internal controls, the Company’s results of operations, cash flows and financial condition could be materially adversely affected.

The Company’s financial results were previously included within the consolidated results of 21CF, and the Company believes that its reporting and control systems were appropriate for those of subsidiaries of a public company. However, the Company was not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, the Company will be directly subject to reporting and other obligations under the Exchange Act. Beginning with the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2020, the Company will be required to comply with Section 404 of the Sarbanes Oxley Act

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of 2002, as amended, which will require annual management assessments of the effectiveness of the Company’s internal control over financial reporting and a report by the Company’s independent registered public accounting firm. These reporting and other obligations will place significant demands on the Company’s management and administrative and operational resources, including accounting resources.

To comply with these requirements, the Company may need to upgrade its systems, including information technology, and implement additional financial and management controls, reporting systems and procedures. The Company expects to incur additional annual expenses related to these steps, and those expenses may be significant. If the Company is unable to upgrade its financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, the Company’s ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

The Company may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a standalone, publicly traded company, and the Company may experience increased costs after the distribution.

The Company has historically operated as part of 21CF’s broader corporate organization, and 21CF provided various corporate services for us, including information technology, tax administration, treasury activities, accounting, benefits administration, legal and ethics and compliance program administration. Following the separation and the distribution, 21CF will have no obligation to provide us with assistance other than the transition services (including technology services) to be provided under a transition services agreement, which is described under “The Transactions—Certain Agreements—Transition Services Agreement.” Generally, the services to be provided under such transition services agreement, which is described further under “The Transactions—Certain Agreements—Transition Service Agreements,” will be provided at cost for a period not exceeding two years. Once the term for a specific transition service under the transition services agreement terminates, the Company will need to provide the covered services internally or obtain them from unaffiliated third parties. The Company may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the Company will receive from 21CF. In addition, the services to be provided under such transition services agreement may not include every service that the Company has received from 21CF in the past. Accordingly, immediately following the distribution, the Company may need to provide internally or obtain from unaffiliated third parties such other services. Because the Company’s business has historically operated as part of the wider 21CF organization, the Company may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or may incur additional costs that could adversely affect the Company’s business. If the Company fails to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, the Company’s business, financial condition or results of operations may be adversely affected.

The Company has no operating history as a standalone, publicly traded company, and the Company’s historical financial information is not necessarily representative of the results the Company would have achieved as a standalone, publicly traded company and may not be a reliable indicator of the Company’s future results.

The Company derived the historical financial information included in this information statement from 21CF’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as a standalone, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•

Prior to the distribution, the Company operated as part of 21CF’s broader corporate organization, and 21CF provided various corporate services for the Company, including information technology, tax administration, treasury activities, accounting, benefits administration, legal and ethics and compliance program administration. The Company’s historical financial information reflects allocations of

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corporate expenses from 21CF for these and similar services. These allocations may not reflect the costs the Company will incur for similar services in the future as a standalone, publicly traded company.

•

The Company will enter into transactions with 21CF that did not exist prior to the distribution, including with RemainCo in connection with the provision of transition services, which will cause the Company to incur new costs. For additional information regarding these transition services, see “The Transactions—Certain Agreements—Transition Services Agreement.”

•

The Company’s historical financial information does not reflect changes that the Company expects to experience in the future as a result of its separation from 21CF, including changes in the Company’s cost structure, personnel needs, tax structure, financing and business operations. As part of 21CF, the Company enjoyed certain benefits from 21CF’s operating diversity, size, purchasing power, borrowing leverage and available capital for investments, and the Company will lose these benefits after the distribution. As a standalone, publicly traded company, the Company may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets on terms as favorable to the Company as those that were available to the Company as part of 21CF prior to the distribution. In addition, subject to the discretion of the Company’s Board of Directors and other factors, the Company may make dividend payments to the Company’s stockholders, and the Company’s historical financial information does not reflect the payment of dividends.

In addition, the Company may incur increased costs after the distribution as a result of the loss of synergies the Company currently enjoys from operating as part of 21CF. Following the distribution, the Company will be responsible for the additional costs associated with being a standalone, publicly traded company, including costs related to corporate governance, investor and public relations and public reporting. The Company’s actual additional costs associated with being a standalone, publicly traded company may vary materially from the Company’s current estimates. The Company may also face reduced purchasing power with respect to certain enterprise-wide purchases, such as certain third-party services, certain off-the-shelf software licenses and other information technology hardware and software. Relatedly, the Company’s historical financial data does not include an allocation of interest expense comparable to the interest expense the Company will incur as a result of the distribution.

The Company’s financial statements may not be indicative of the Company’s future performance as a standalone, publicly traded company. While the Company has historically been profitable as part of 21CF, the Company cannot assure you that its profits will continue at a similar level when the Company becomes a standalone, publicly traded company. For additional information about the Company’s past financial performance and the basis of presentation of the Company’s financial statements, see “Selected Historical Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included in this information statement.

There may be substantial disruption to our business and distraction of our management and employees as a result of the transactions, and the uncertainty associated with the transactions may otherwise adversely impact our operations and relationships with key stakeholders.

There may be substantial disruption to our business and distraction of our management and employees from day-to-day operations because matters related to the transactions may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to us.

In connection with the transactions, current employees of 21CF and prospective employees of FOX may experience uncertainty about their future roles with FOX following the consummation of the transactions, which

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may materially adversely affect the ability of FOX to attract, retain and motivate key personnel while the transactions are pending. Despite 21CF and FOX retention planning, key employees may depart because of issues relating to the uncertainty and difficulty of the separation and establishment of FOX, or a desire not to remain with FOX following the consummation of the transactions. Accordingly, no assurance can be given that FOX will be able to attract and retain key employees to the same extent that 21CF has been able to in the past.

The transactions further could cause disruptions to the business to be conducted by, and business relationships of, FOX after the consummation of the transactions, which could have an adverse impact on the businesses, financial condition, results of operations or prospects of FOX. In addition, the risk and adverse effect of such disruptions could be exacerbated by a delay in the consummation of the transactions. Parties with which 21CF has business relationships may experience uncertainty as to the future of such relationships with FOX and may delay or defer certain business decisions, seek alternative relationships with third parties or seek to alter their present business relationships with 21CF in anticipation of the conclusion of the transactions. If the uncertainty related to whether or when the transactions will occur continues for a protracted period, our ability to secure new, extended or expanded relationships may be adversely affected, or we may be compelled to incur higher expenses to operate and maintain our business. We cannot predict whether or when any adverse effects on our business will result from these uncertainties, but such effects, if any, could materially and adversely affect our revenues and results of operations in future periods.

In addition, we benefit from certain functions performed by 21CF that, after the separation, will no longer be provided, other than certain transition services (including technology services) to be provided for a limited time to us by RemainCo under a transition services agreement, which is described under “The Transactions—Certain Agreements—Transition Services Agreement.” These transition services will include, among others, broadcast operations, sports production, information systems and technology (enterprise, infrastructure, operations and digital), human resources services (payroll and HRIS/benefits administration), finance and accounting, facilities, intellectual property/music and other corporate services. Generally, the services to be provided under such transition services agreement will be provided at cost for a period not exceeding two years. During this period, we will be subject to the risk of RemainCo not properly performing its obligations under the transition services agreement, and we will depend on RemainCo for such services. Because of our smaller scale as a standalone, publicly traded company, our cost of performing such functions, in case of non-compliance by RemainCo or after the term of such services, could be higher than the amounts reflected in our historical financial statements, which could materially and adversely affect our revenues and results of operations in future periods.

The pursuit of the transactions and the establishment of FOX may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns could adversely affect FOX’s financial results.

The unaudited pro forma combined financial data included in this information statement are presented for illustrative purposes only and the actual financial condition and results of operations of FOX following the transactions may differ materially.

The unaudited pro forma combined financial data of FOX contained in this information statement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates that management believes to be reasonable. The actual financial condition and results of operations of FOX following the transactions may not be consistent with, or evident from, the unaudited pro forma combined financial data presented in this information statement. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect FOX’s financial condition or results of operations following the transactions. For example, 21CF currently provides many corporate functions including, but not limited to, finance, legal, insurance, information technology, compliance and human resources management activities, among others. FOX’s management expects to incur recurring costs as a result of becoming a standalone, publicly traded company, for transition services and from

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establishing or expanding the corporate support for its business, including shared services (advertising, affiliate and digital), information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, governance, legal, procurement and other services. FOX’s expected standalone results will also include additional incremental operating costs related to company-wide shared services, including shared technology platforms. For additional information, see “Unaudited Pro Forma Combined Financial Information.”

The indemnification arrangements FOX entered into with 21CF in connection with the separation and distribution may require FOX to divert cash to satisfy indemnification obligations to RemainCo. The indemnification from RemainCo may not be sufficient to insure FOX against the full amount of liabilities that will be allocated to RemainCo.

Pursuant to the separation agreement and certain other related agreements, RemainCo will indemnify FOX for certain liabilities and FOX will indemnify RemainCo for certain liabilities, as discussed further in the section entitled “The Transactions—Certain Agreements.” Payments pursuant to these indemnities may be significant and could negatively impact FOX’s business. Third parties could also seek to hold FOX responsible for any of the liabilities of the retained business. RemainCo will agree to indemnify FOX for such liabilities, but such indemnity from RemainCo may not be sufficient to protect FOX against the full amount of such liabilities, and RemainCo may not be able to fully satisfy its indemnification obligations. Moreover, even if FOX ultimately succeeds in recovering from RemainCo any amounts for which it is held liable, FOX may be temporarily required to bear these losses itself. Each of these risks could negatively affect FOX’s business, financial condition, results of operations and cash flows.

In certain circumstances, FOX could be liable for significant taxes and significant indemnification obligations in connection with the hook stock shares.

If the hook stock shares are not eliminated, the transactions are conditioned on the receipt of certain written opinions from certain Australian and U.S. tax advisors to the effect that (i) either (A) there has been no change in Australian tax law since the execution of the combination merger agreement that would cause any of the conclusions expressed in the opinion from Disney’s Australian tax advisors, which we refer to as the signing date tax opinion, to change, or (B) if there has been a change in Australian tax law, the 21CF charter amendment, the distribution and related transactions should not result in any hook stock tax under Australian tax law, each of which we refer to as the Australian tax opinion, and (ii) the distribution and the mergers will result in no recognition of gain or loss in respect of the hook stock shares for U.S. federal income tax purposes, which we refer to as the U.S. tax opinion. These opinions will be based on facts, representations and assumptions set forth or referred to in the opinions.

If Disney’s Australian tax advisor is unable to deliver the Australian tax opinion for whatever reason, then, in certain circumstances and subject to certain limitations, FOX will be obligated to indemnify Disney for a portion of any hook stock tax that is actually imposed in respect of the hook stock shares as a result of the transactions. For additional information in respect of FOX’s indemnification obligations, see “The Transactions—Certain Agreements—Tax Matters Agreement” in this information statement.

The Company could be liable for income taxes owed by 21CF.

Each member of the 21CF consolidated group, which includes 21CF, the Company and 21CF’s other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, the Company could be liable in the event any such liability is incurred, and not discharged, by any other member of the 21CF consolidated group. The tax matters agreement will require 21CF and/or Disney to indemnify the Company for any such liability. Disputes or assessments could arise during future audits by the Internal Revenue Service, which we refer to as the IRS, in amounts that the Company cannot quantify.

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Confidential Treatment Requested by Fox Corporation

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Risks Related to Our Common Stock and the Securities Market

There is no existing market for FOX common stock, and a trading market that will provide holders of FOX common stock with adequate liquidity may not develop. In addition, once FOX common stock begins trading, the market prices of FOX common stock may fluctuate significantly.

There is currently no public market for shares of FOX common stock. There can be no assurance that an active trading market for FOX common stock will develop as a result of consummation of the transactions or in the future. The lack of an active trading market may make it more difficult for holders of FOX common stock to sell shares of FOX common stock and could lead to depressed or volatile share prices.

It is impossible to predict the prices at which FOX common stock may trade after consummation of the transactions. The market price of FOX common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including: a shift in investor base; quarterly or annual earnings, or those of other companies in our industry; actual or anticipated fluctuations in operating results; success or failure of business strategy; ability to obtain financing as needed; changes in accounting standards, policies, guidance, interpretations or principles; changes in laws and regulations affecting the FOX businesses; announcements by FOX or competitors of significant new business developments or customers; announcements by FOX or competitors of significant acquisitions or dispositions; the failure of securities analysts to cover FOX common stock after the distribution; changes in earnings estimates by securities analysts or FOX’s ability to meet our earnings guidance; the operating and stock price performance of other comparable companies; the inclusion in market indices; results from material litigation or governmental investigations; changes in capital gains taxes and taxes on dividends affecting stockholders; and overall market fluctuations and general economic conditions.

Substantial sales of FOX common stock may occur in connection with the distribution, which could cause FOX stock price to decline.

The shares of FOX common stock that 21CF distributes to its stockholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant stockholders of 21CF to sell FOX common stock on or after the distribution date, it is possible that some of 21CF stockholders will sell FOX common stock received in the distribution for reasons such as FOX business profile or market capitalization as a standalone, publicly traded company not fitting their investment objectives or because FOX common stock is not included in certain indices after the distribution. The sales of significant amounts of FOX common stock or the perception in the market that this will occur may result in the lowering of the market price of FOX common stock.

We may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution.

We may need additional capital in the future, however if that need arises, we cannot be certain additional capital will be available to us on acceptable terms when required, or at all. Disruptions in the global credit and capital markets may limit our ability to access capital. These markets can experience high levels of volatility and access to capital can be constrained for extended periods of time. In addition to conditions in the credit and capital markets, a number of other factors could cause us to incur increased borrowing costs and have greater difficulty accessing public and private markets for equity and secured and unsecured debt, which factors include our financial performance. If we are unable to secure additional capital on acceptable terms, our other sources of funds, including available cash and cash flow from operations, may not be adequate to fund our operations and contractual commitments and refinance then existing debt.

To the extent that we raise additional funds by issuing equity securities, our shareholders would experience dilution, which may be significant and could cause the market price of FOX common stock to decline

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significantly. Any debt financing, if available, may restrict our operations. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue certain operations. Any of these events could negatively affect the FOX business, financial condition, results of operations and cash flows, and could cause our stock price to decline.

Certain provisions of our certificate of incorporation, bylaws, and Delaware law and the ownership of our common stock by the Murdoch Family Trust may discourage takeovers and the concentration of ownership will affect the voting results of matters submitted for stockholder approval.

Our amended and restated certificate of incorporation and amended and restated bylaws will contain certain anti-takeover provisions that may make more difficult or expensive a tender offer, change in control, or takeover attempt that is opposed by our Board of Directors or certain stockholders holding a significant percentage of the voting power of our outstanding voting stock. Our equity capital and governance structure are designed to mirror 21CF’s existing capital and governance structure to the maximum extent applicable. In particular, our amended and restated certificate of incorporation and amended and restated bylaws provide for, among other things:

•

a dual class common equity capital structure, in which holders of FOX class A common stock can vote only in very specific, limited circumstances, as further described under “Description of Our Capital Stock—Description of FOX class A common stock and FOX class B common stock—FOX class A common stock voting rights” in this Information Statement;

•	a prohibition on stockholders taking any action by written consent without a meeting;

•

special stockholders’ meeting to be called only by a majority of the Board of Directors, the Chairman or vice or deputy chairman, or upon the written request of holders of not less than 20% of the voting power of our outstanding voting stock;

•	the requirement that stockholders give us advance notice to nominate candidates for election to the Board of Directors or to make stockholder proposals at a stockholders’ meeting;

•	the requirement of an affirmative vote of at least 65% of the voting power of our outstanding voting stock to amend or repeal our bylaws;

•	certain restrictions on the transfer of our shares; and

•	the Board of Directors to issue, without stockholder approval, preferred stock and series common stock with such terms as the Board of Directors may determine.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of FOX, even in the case where a majority of the stockholders may consider such proposals, if effective, desirable. See “Description of Our Capital Stock.”

As a result of his ability to appoint certain members of the board of directors of the corporate trustee of the Murdoch Family Trust, which, based on its current ownership of 21CF common stock, will beneficially own less than one percent of the outstanding FOX class A common stock and 38.4% of FOX class B common stock immediately following the distribution, K. Rupert Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. K. Rupert Murdoch, however, disclaims any beneficial ownership of these shares. Also, K. Rupert Murdoch will, based on the current ownership of 21CF common stock, beneficially own or be deemed to beneficially own an additional less than one percent of FOX class B common stock and less than one percent of FOX class A common stock immediately following the distribution. Thus, K. Rupert Murdoch may, based on the current ownership of 21CF common stock, be deemed to beneficially own in the aggregate less than one percent of FOX class A common stock and 38.9% of FOX class B common stock immediately following the distribution. This concentration of voting power could discourage third parties from making proposals involving an acquisition of FOX. Additionally, the ownership concentration of FOX class B common stock by the Murdoch Family Trust increases the likelihood that proposals submitted for

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Pursuant to 17 C.F.R. Section 200.83

stockholder approval that are supported by the Murdoch Family Trust will be adopted and proposals that the Murdoch Family Trust does not support will not be adopted, whether or not such proposals to stockholders are also supported by the other holders of FOX class B common stock.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials that we will file with the SEC, including financial estimates and statements as to the expected timing, completion and effects of the transactions, contain, or will contain, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such forward-looking statements include, but are not limited to, statements regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” statements about the benefits of the transactions, including future financial and operating results, our plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties outside of our control.

While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from our current expectations depending on a number of factors affecting our business and risks associated with the successful execution of the transactions and the performance of our business following the transactions. These factors include, but are not limited to, global political, economic, business, competitive, market, regulatory and other risks and uncertainties detailed under the section entitled “Risk Factors” in this information statement, and factors contained or incorporated by reference in our subsequent filings with the SEC, and the following factors:

•	the completion of the proposed transactions may not occur on the anticipated terms and timing or at all;

•

the risk that a condition to closing of the transactions may not be satisfied (including, but not limited to, the receipt of legal opinions with respect to the treatment of certain aspects of the transactions under U.S. and Australian tax laws);

•	the risk that the anticipated tax treatment of the transactions is not obtained;

•	an increase or decrease in the anticipated transaction taxes (including due to any changes to tax legislation and its impact on tax rates (and the timing of the effectiveness of any such changes));

•	negative effects of the announcement or the completion of the transactions on the market price of FOX common stock or on our operating results and businesses generally;

•	uncertainty as to the long-term value of FOX common stock;

•

the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of FOX’s operations after the completion of the transactions and on the other conditions to the completion of the transactions;

•	the risk that disruptions from the proposed transactions will harm the FOX business, including current plans and operations;

•	the ability of FOX to retain and hire key personnel;

•

adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay

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or prevent completion of the proposed transactions or cause the terms of the proposed transactions to be modified; and

•	management’s response to any of the aforementioned factors.

Consequently, all of the forward-looking statements made in this information statement are qualified by the information contained in this information statement, including, but not limited to, (i) the information contained under this heading and (ii) the information discussed under the sections entitled “Risk Factors” in this information statement.

Except as otherwise required by law, the Company is under no obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this information statement are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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THE TRANSACTIONS

This section describes the material terms of the transactions pursuant to certain agreements described in this section. Certain of the agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the agreements described in this section and elsewhere in this information statement. This summary does not purport to be complete and may not contain all of the information about the transactions that is important to you. This section is not intended to provide you with any factual information about FOX. Such information can be found elsewhere in this information statement.

Overview

On June 20, 2018, 21CF and Disney entered into the combination merger agreement, which includes as a condition to the consummation of the mergers that the distribution shall have been consummated. Pursuant to the terms of the combination merger agreement, following the distribution, (1) the Disney merger will occur, with Delta Sub being merged with and into Disney, and Disney continuing as the surviving corporation, and (2) the 21CF merger will occur, with Wax Sub being merged with and into 21CF, and 21CF continuing as the surviving corporation. As a result of the mergers, Disney and 21CF will become direct, wholly owned subsidiaries of New Disney.

Prior to the completion of the mergers, 21CF and FOX will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation, whereby it will transfer to FOX the FOX business and certain other assets, and FOX will assume from 21CF certain liabilities associated with such businesses and certain other liabilities. 21CF will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the 21CF merger, in order to implement the distribution, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the hook stock shares) on a pro rata basis, in accordance with the distribution merger agreement.

The terms and conditions of the transactions are contained in the combination merger agreement and the other transaction agreements. For the avoidance of doubt, the combination merger agreement does not govern or directly affect the relationship between FOX and RemainCo, after the distribution. If the conditions set forth in the combination merger agreement are satisfied or waived, the following transactions will be consummated:

First, on the date that is as soon as reasonably practicable, and in no event later than the third business day, after the day on which the last of the conditions to the closing of the transactions is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the transactions, but subject to the fulfillment or waiver of such conditions), 21CF will cause to become effective the 21CF charter amendment, which amendment will provide that holders of the hook stock shares will not receive any consideration in connection with the distribution or the 21CF merger.

Second, immediately following the effectiveness of the 21CF charter amendment, 21CF will complete the separation, pursuant to the separation agreement, whereby it will transfer to FOX the FOX business and certain other assets, and FOX will assume from 21CF the liabilities associated with such businesses and certain other liabilities. 21CF will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. For further details on the assets and liabilities to be transferred to FOX, see below under “—The Separation.”

Third, on the day the separation is completed, following the separation but prior to the distribution, FOX will pay to 21CF a dividend in the amount of $8.5 billion, which we refer to as the dividend, in immediately available funds. FOX will arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment described below, if any.

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Fourth, on the day the separation is completed, at 8:00 a.m. (New York City time), 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the hook stock shares) on a pro rata basis in accordance with the distribution merger agreement. Upon completion of the distribution, FOX will be a standalone, publicly traded company. Pursuant to the distribution merger agreement, a portion of each share of 21CF common stock held at the time of the distribution will be exchanged for 1/3 of one share of FOX common stock of the same class, and holders will continue to own the remaining portion of each such share of 21CF common stock. On the day the distribution is completed, shares of 21CF common stock will continue to trade on Nasdaq. However, the total number of shares of 21CF common stock held, and the total number of shares of 21CF common stock outstanding, will be fewer than the number of shares of 21CF common stock held and the total number of shares of 21CF common stock outstanding prior to the distribution as a result of the exchange of a portion of each share for FOX common stock. However, the proportionate ownership of each 21CF stockholder in 21CF (excluding the holders of the hook stock shares) will not change as a result of the distribution. For further detail, see the section entitled “—The Distribution” in this information statement.

Fifth, following the completion of the distribution and immediately prior to the Disney effective time, New Disney shall cause its certificate of incorporation to contain provisions identical to the certificate of incorporation of Disney, shall cause its bylaws to contain provisions identical to the bylaws of Disney and shall reserve for issuance a sufficient number of shares of New Disney common stock to permit the issuance of shares of New Disney stock to Disney and 21CF stockholders in accordance with the combination merger agreement.

Sixth, starting at 12:01 a.m. (New York City time) on the date immediately following the distribution, two mergers will occur. First, at 12:01 a.m. (New York City time), Delta Sub will be merged with and into Disney, and Disney will continue as the surviving corporation and become a wholly owned subsidiary of New Disney. Each share of Disney stock issued and outstanding immediately prior to the Disney merger will be converted into one share of New Disney stock of the same class. At the Disney effective time, New Disney will be renamed “The Walt Disney Company.” Second, at 12:02 a.m. (New York City time) on the same date, Wax Sub will be merged with and into 21CF, and 21CF will continue as the surviving corporation and become a wholly owned subsidiary of New Disney. Each share of 21CF common stock issued and outstanding immediately prior to the completion of the 21CF merger (other than excluded shares) will be exchanged for the 21CF merger consideration.

Following the Disney effective time, Disney common stock will be delisted from the NYSE, deregistered under the Exchange Act, and cease to be publicly traded. Following the 21CF effective time, 21CF common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

Lastly, at the open of business on the business day immediately following the date of the distribution, if the final estimate of the transaction tax is lower than $8.5 billion, Disney will make a cash payment to FOX, which we refer to as the cash payment, which cash payment will be the amount obtained by subtracting the final estimate of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion.

The Separation

Pursuant to the terms of the combination merger agreement, 21CF and FOX will enter into a separation agreement, as well as various other agreements, to effect the separation. The separation agreement will generally provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that FOX and 21CF retain the assets necessary to operate their respective businesses and retain or assume certain liabilities allocated in accordance with the separation, while a tax matters agreement and an employee matters agreement will address certain specialized matters with respect to taxes and employees. Pursuant to the separation agreement (or, as applicable, such tax matters agreement or such employee matters agreement), 21CF will transfer to FOX certain assets, which we refer to as the FOX assets, including, among others (but in each case other than certain excluded assets pursuant to the separation agreement), all assets primarily relating to the FOX business; all assets to the extent related to any liabilities allocated to FOX (including counterclaims, insurance

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claims and control rights); certain real properties primarily related to the FOX business or specifically designated as FOX assets; certain subsidiaries of 21CF; equity interests in Roku and certain other investments; the FOX name and related trademarks (subject to certain licenses); all patents, patent applications, trade secrets and software primarily related to the FOX business; and all copyrights primarily related to (or embodied in), and applications for copyrights primarily related to (or embodied in), the intellectual property allocated to the FOX business.

All other assets of 21CF, other than those which are FOX assets, will be retained by 21CF (and, after the closing of the transactions, be owned by New Disney). These retained assets include, among others, certain real property in the U.S. and abroad; certain equity interests in certain investments; and all consumer data and user profiles related to 21CF’s consumer facing brands (including, but not limited to, FXNOW and Nat Geo TV) that are primarily related to the retained business.

Pursuant to the separation agreement (and, where applicable, a tax matters agreement and an employee matters agreement), 21CF will transfer to FOX, and FOX will assume, certain liabilities, at the time of the separation, whether accrued or contingent, and whether arising prior to, at or after the separation, including, among others, all liabilities primarily relating to the FOX business and/or the FOX assets; certain liabilities arising out of indemnification obligations pursuant to Section 4.06 of the Separation and Distribution Agreement, dated as of June 28, 2013, which we refer to as the News Corp separation agreement, among 21CF, News Corp and News Corp Holdings UK & Ireland; all liabilities and obligations under the News Corp separation agreement to the extent related to the FOX business and/or the FOX assets; all liabilities with respect to each Individual Supplemental Executive Retirement Arrangement; all indebtedness incurred by FOX prior to the separation (including all fees, costs and expenses (including legal fees and costs) associated with such indebtedness (or the raising or incurrence thereof) incurred or payable by 21CF or any of its subsidiaries); and certain environmental liabilities, if any, of 21CF or its subsidiaries arising out of the acquisition of Chris-Craft Industries, Inc. or otherwise relating to any of the Montrose entities or their respective current or former affiliates, predecessors, successors, properties or operations, including any such liability relating to the Diamond Alkali Superfund Site or the Passaic River.

21CF will retain all other liabilities, including, among others, certain liabilities related to any discontinued and divested businesses or operations of 21CF; liabilities and obligations under the News Corp separation agreement (unless such liabilities are specifically identified as FOX liabilities); all obligations and liabilities relating to 21CF’s securities filings, maintenance of books and records, corporate compliance and other corporate-level actions and oversight; and all indemnification obligations to current and former 21CF directors and officers.

Notwithstanding anything to the contrary above, FOX generally will not assume any liability for taxes imposed on 21CF and its subsidiaries, even if attributable to the operations of the FOX business and/or the FOX assets for tax periods ending on or before the date of the distribution, subject to certain exceptions under a tax matters agreement, which are described in further detail under the section entitled “The Transactions—Certain Agreements—Tax Matters Agreement.”

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement (or any other relevant agreement), to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

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Incurrence of FOX Indebtedness and Payment of Dividend

Immediately prior to the distribution, 21CF is required to cause FOX to pay to 21CF the dividend in immediately available funds. Pursuant to the terms of the combination merger agreement, 21CF is required to cause FOX to arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment, if any.

FOX’s Post-Distribution Relationship with RemainCo

Following the separation and distribution, we and RemainCo will operate separately, with FOX as a standalone, publicly traded company and RemainCo, after the closing of the transactions, as part of New Disney. Prior to the separation and distribution, we and 21CF will enter into certain agreements that will effect the separation, provide a framework for our relationship with RemainCo after the separation and provide for the allocation between us and RemainCo of 21CF’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from 21CF. For more information, see the summary of the terms of the material agreements that we intend to enter into with 21CF prior to the separation in the section entitled “—Certain Agreements.”

The Distribution

Pursuant to the terms of the combination merger agreement, prior to the distribution, 21CF will cause to become effective an amendment to the 21CF charter, which amendment will provide that holders of the hook stock shares will not receive any consideration in connection with the distribution or the 21CF merger.

Following completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will hold ownership interests in FOX and 21CF proportionately equal to its existing ownership interest in 21CF (excluding the holders of the hook stock shares). In accordance with the terms of the distribution merger agreement, Distribution Sub will be merged with and into 21CF in the distribution merger. 21CF will survive the distribution merger. At the completion of the distribution:

•

as described in the table below, a portion of each share of 21CF class A common stock (other than the hook stock shares) will be exchanged for 1/3 of one share of FOX class A common stock, and the remaining portion of such share of 21CF class A common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding until the 21CF merger, and

Portion of each share of 21CF class A common stock exchanged for 1/3 of one share of FOX class A common stock:	Portion of a share of 21CF class A common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (distribution adjustment multiple)]	= 1 – {1 – [1 ÷ (distribution adjustment multiple)]}

•

as described in the table below, a portion of each share of 21CF class B common stock (other than the hook stock shares) will be exchanged for 1/3 of one share of FOX class B common stock, and the remaining portion of such share of 21CF class B common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding until the 21CF merger.

Portion of each share of 21CF class B common stock exchanged for 1/3 of one share of FOX class B common stock:	Portion of a share of 21CF class B common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (distribution adjustment multiple)]	= 1 – {(1 – [1 ÷ (distribution adjustment multiple)]}

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The distribution adjustment multiple is calculated as follows: distribution adjustment multiple = (21CF’s fully diluted pre-distribution market capitalization) ÷ [(21CF’s fully diluted pre-distribution market capitalization) – (FOX’s fully diluted when-issued market capitalization)].

For purposes of this calculation, 21CF’s fully diluted pre-distribution market capitalization will be determined based on the volume weighted average price of 21CF class A common stock and 21CF class B common stock measured over the five trading-day period ending on (and including) the trading day immediately prior to the distribution. FOX’s fully diluted, when-issued market capitalization will be determined based on the volume weighted average price of FOX class A common stock and FOX class B common stock (based on when-issued trading) measured over the five trading-day period ending on (and including) the trading day immediately prior to the distribution. If shares of FOX class A common stock and FOX class B common stock trade (on a when-issued basis) for fewer than five days before the date of the distribution, FOX’s fully diluted market capitalization will be determined based on the volume-weighted average prices for the entire period during which such shares trade prior to the date of the distribution.

Following the completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will own a portion of a share less for each share of 21CF common stock owned by such holder immediately prior to the completion of the distribution. The proportionate ownership of each 21CF stockholder in 21CF (excluding the holders of the hook stock shares) will not change as a result of the distribution. The 21CF merger consideration will be automatically adjusted to take into account the exchange of a portion of each share of 21CF common stock for FOX common stock, such that the remaining fractional share of 21CF common stock resulting from the distribution will receive the amount of 21CF merger consideration that a whole share of 21CF common stock would have been entitled to receive before giving effect to the distribution. 21CF stockholders will receive cash in lieu of any fractional share of FOX they otherwise would have been entitled to receive in connection with the distribution. Following the completion of the distribution, holders will continue to own the residual portion of each such share of 21CF common stock, which will remain issued and outstanding until the 21CF merger.

Distribution Adjustment to 21CF Merger Consideration

As described in the section entitled “—The Distribution,” the 21CF merger consideration will be automatically adjusted to take into account the exchange of a portion of each share of 21CF common stock for 1/3 of one share of FOX common stock of the same class, pursuant to the distribution, such that the portion of each share of 21CF common stock resulting from the distribution will receive the amount of 21CF merger consideration that a whole share of 21CF common stock would have been entitled to receive before giving effect to the distribution. To give effect to the distribution adjustment, the per share value, after giving effect to the tax adjustment amount, will be multiplied by the distribution adjustment multiple.

As an example of the distribution adjustment, assume the following:

•	a distribution adjustment multiple of 1.25 (5/4);

•	a per share value after giving effect to the tax adjustment amount of $38.00; and

•	an example 21CF stockholder who owns 120 shares of 21CF common stock.

In this example, 20% (1/5) of each share of 21CF common stock (other than hook stock shares) will be exchanged in the distribution for 1/3 of one share of FOX common stock of the same class. The remaining 80% (4/5) of each share of 21CF common stock will be unaffected by the distribution and remain issued and outstanding until the 21CF merger. Following the distribution, the example 21CF stockholder will have 40 shares of FOX common stock of the same class as its shares of 21CF common stock, and 96 shares of 21CF common stock, which 21CF shares will remain issued and outstanding until the 21CF merger. The 21CF merger consideration will be adjusted to take the distribution into account by multiplying the per share value after giving

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effect to the tax adjustment amount of $38.00 in this example by the distribution adjustment multiple, resulting in per share consideration of $47.50. Multiplying this by the example 21CF stockholder’s 96 shares results in total consideration to the example 21CF stockholder in the 21CF merger of $4,560.00. This is the same amount of consideration that the example 21CF stockholder would have received if its original aggregate total of 120 shares of 21CF common stock had been exchanged for $38.00 per share.

Trading of Shares on Nasdaq Prior to the Distribution Date

The following is a summary of trading markets that we expect will develop in FOX and 21CF common stock prior to the distribution. Additional information on trading prior to the distribution date will be provided by a press release once available. Stockholders are encouraged to consult their brokers and financial advisors regarding the specific consequences of trading FOX and 21CF common stock prior to the distribution date.

It is anticipated that a “when-issued” market in FOX common stock will develop on Nasdaq shortly before the distribution date and continue through the distribution date. In the context of the distribution, when-issued trading refers to a securities transaction made conditionally on or before the distribution date because the securities are not yet available. When-issued trades generally settle within four trading days after the distribution date. If you own shares of 21CF common stock on the distribution date, you will be entitled to receive shares of FOX common stock in the distribution. You may trade this entitlement to receive shares of FOX common stock, without the shares of 21CF common stock you own, on the when-issued market. On the first trading day following the distribution date, we expect that when-issued trading of FOX common stock will end and “regular-way” trading will begin. Regular-way trading typically involves a trade that settles on the second full trading day following the date of the securities transaction. If the distribution does not occur, all when-issued trades in FOX common stock will not be settled and therefore will be null and void.

Conditions to the Completion of the Transactions

The respective obligations of each of 21CF, Disney, New Disney and the Merger Subs to complete the mergers, and, except with respect to the matters described in the first bullet below, 21CF’s obligation to effect the separation and the distribution, are subject to the satisfaction or waiver, at or prior to the closing of the transactions of certain conditions, including:

•	the 21CF charter amendment must have become effective and the separation and distribution must have been consummated;

•

the shares of New Disney common stock to be issued in the 21CF merger must have been approved for listing on the NYSE upon official notice of issuance and the shares of FOX common stock to be issued in the distribution must have been approved for listing on Nasdaq upon official notice of issuance;

•	the receipt of any FCC consents (if required) and the foreign regulator consents;

•

no domestic, foreign or transnational governmental entity of a competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the transactions;

•

the registration statement on Form S-4 filed by New Disney in respect of the shares of New Disney common stock to be issued in the 21CF merger, which has already been declared effective, and the registration statement on Form 10 filed by FOX in respect of the shares of FOX common stock to be issued in the distribution, of which this information statement is a part, must have become effective under the Securities Act and the Exchange Act, as applicable, and must not be the subject of any stop order or any proceedings initiated or threatened for that purpose by the SEC;

•

21CF must have obtained an opinion from a nationally recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the dividend, and as to the solvency of FOX and 21CF after giving effect to the dividend and the distribution; and

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•	the separation agreement, the tax matters agreement and the commercial agreements must have been entered into in accordance with the terms of the combination merger agreement.

The obligations of Disney, New Disney and the Merger Subs to effect the transactions also are subject to the satisfaction or waiver by Disney, at or prior to the closing of the transactions, of certain conditions, including the following conditions:

•

certain of the representations and warranties of 21CF with respect to its capital structure must, both on the date of the combination merger agreement and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct, except for any failures to be so true and correct that are de minimis;

•

the representation and warranty of 21CF that there has been no material adverse effect with respect to 21CF since June 30, 2017 must, both on the date of the combination merger agreement and at the closing of the transactions, be true and correct in all respects;

•

certain representations and warranties of 21CF with respect to corporate authority and approval of the transactions and financial advisor opinions and takeover statues must, both on the date of the original combination merger agreement, or the date of the combination merger agreement, as applicable, and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct in all material respects;

•

generally, the other representations and warranties of 21CF in the combination merger agreement (without giving effect to any references to any material adverse effect or other qualifications based upon the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the original combination merger agreement, or the date of the combination merger agreement, as applicable, and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect with respect to 21CF;

•	21CF must have performed in all material respects its obligations under the combination merger agreement at or prior to the closing of the transactions;

•	no governmental consents will have imposed any restriction other than restrictions permitted under the combination merger agreement;

•

receipt by Disney of the hook stock legal comfort, provided that this condition will be deemed satisfied in the following situations: (1) if 21CF undertakes a potential transaction to eliminate all or a portion of the hook stock shares, which we refer to as a hook stock elimination, pursuant to Disney’s written request, (2) if Disney has received the U.S. tax opinion but not the Australian tax opinion and the estimated amount of any anticipated tax arising from or with respect to the hook stock shares, as a result of or in connection with the transactions, which we refer to as the hook stock tax, is less than or equal to $750 million, and (3) if Disney has received the U.S. tax opinion but not the Australian tax opinion, the estimated amount of any anticipated hook stock tax is more than $750 million and, subject to the indemnity obligations in the tax matters agreement, either (x) Disney waives this condition or (y) 21CF agrees to indemnify Disney for any hook stock tax in excess of $750 million; and

•	receipt by Disney of the Cravath tax opinion.

21CF’s obligation to effect the transactions is also subject to the satisfaction or waiver by 21CF, at or prior to the closing of the transactions, of certain conditions, including the following conditions:

•	certain of the representations and warranties of Disney with respect to its capital structure must, both on the date of the original combination merger agreement, or the date of the combination merger

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agreement, as applicable, and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct, except for any failures to be so true and correct that are de minimis;

•

the representation and warranty of Disney that there has been no material adverse effect with respect to Disney since September 30, 2017 must, both on the date of the combination merger agreement and at the closing of the transactions, be true and correct in all respects;

•

certain representations and warranties of Disney with respect to corporate authority and approval of the transactions must, both on the date of the original combination merger agreement, or the date of the combination merger agreement, as applicable, and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct in all material respects;

•

the other representations and warranties of Disney, New Disney and the Merger Subs in the combination merger agreement (without giving effect to any references to any material adverse effect or other qualifications based on the concept of materiality or similar phrases contained therein) generally must be true and correct, both on the date of the original combination merger agreement, or the date of the combination merger agreement, as applicable, and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably be expected to have a material adverse effect with respect to Disney;

•	each of Disney and the Merger Subs must have performed in all material respects its respective obligations under the combination merger agreement at or prior to the closing of the transactions; and

•	21CF must have received the Skadden tax opinion.

Certain Agreements

The combination merger agreement contemplates that certain additional agreements will be entered into in connection with the closing of the transactions, including a separation agreement that will effect the separation, a tax matters agreement, certain commercial agreements and certain other transitional agreements.

Certain of the agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and these summaries are qualified in their entireties by reference to the full text of the applicable agreements. The terms of the agreements described below that will be in effect following the separation have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to our separation from 21CF.

Separation Agreement

The combination merger agreement provides that 21CF and FOX will enter into the separation agreement prior to the distribution. The separation agreement will set forth our agreement with RemainCo regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with RemainCo following the separation and distribution.

Transfer of Assets and Assumption of Liabilities. The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of RemainCo and us as part of the separation. The separation agreement will provide for the transfers of those assets and assumptions of those liabilities that are necessary in connection with the separation so that we and RemainCo retain the assets necessary to operate our respective businesses and retain or assume certain liabilities allocated in accordance

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with the separation. For further information related to the assets and liabilities to be transferred to and assumed by FOX in connection with the separation, see “The Transactions—The Separation” and “Unaudited Pro Forma Combined Financial Information—FOX Unaudited Pro Forma Combined Balance Sheet.”

Conditions. The separation agreement will provide that the separation is subject to satisfaction or waiver of each of the conditions under the combination merger agreement (other than those conditions that by their nature can only be satisfied at the closing of the transactions, provided that such conditions are capable of being satisfied).

Representations and Warranties. In general, neither we nor RemainCo will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents.

Intercompany Accounts. All intercompany accounts payable or accounts receivable and intercompany borrowings, between us, on the one hand, and RemainCo and its affiliates, on the other hand, will be settled as of the distribution.

Mutual Release and Indemnification. In the separation agreement, effective as of the distribution, we will generally release and discharge RemainCo from any and all liabilities existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the distribution, whether or not known as of the distribution, including in connection with the transactions and all other activities to implement the separation or the distribution. RemainCo will provide the same general release in favor of FOX. In each case, the releases will not otherwise affect the obligations of each party to indemnify the other under the separation agreement, or its obligations to perform under the separation agreement or any other agreements between the parties.

The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to RemainCo under the separation agreement with RemainCo. Specifically, each party will indemnify, defend, release, discharge and hold harmless the other party and its affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing on an after-tax basis from and against any and all losses actually suffered or incurred by them relating to, arising out of or resulting from the liabilities each party assumed or retained pursuant to the separation agreement or any breach by us or RemainCo of any provision of the separation agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein. Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by a tax matters agreement.

Guarantees; FOX Letter of Credit. FOX will agree to use commercially reasonable efforts to terminate, or to cause itself (or one of its subsidiaries) to be substituted in all respects for 21CF (or any of its subsidiaries) in respect of all obligations of 21CF for any liability allocated to FOX for which 21CF may be liable as guarantor, original tenant, primary obligor or otherwise as of the distribution. These guarantee obligations of 21CF will otherwise survive the separation and distribution and FOX will post and maintain a rolling, 12-month letter of credit for the benefit of RemainCo with respect to the payment of annual rights fees and other payments due pursuant to contracts guaranteed by 21CF, which are otherwise obligations payable by FOX under the separation agreement.

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Dispute Resolution. If a dispute arises between us and 21CF under the separation agreement, an executive officer of the parties will negotiate to resolve any disputes for a period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise provided under the separation agreement, the dispute will be resolved through binding arbitration.

Termination/Term. The separation agreement will terminate automatically in the event the combination merger agreement is terminated. After the distribution, the term of the separation agreement is perpetual.

Other Matters Governed by the Separation Agreement. Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records, continued access for FOX to RemainCo insurance policies and shared contracts and certain third party consent provisions.

Tax Matters Agreement

The combination merger agreement provides that Disney, 21CF and FOX will enter into a tax matters agreement to address the parties’ respective rights, responsibilities and obligations with respect to certain tax matters. In general, under the tax matters agreement:

•

Subject to certain exceptions described below, Disney and RemainCo are responsible for, and must indemnify FOX against, any taxes required to be reported on a consolidated or separate tax return of RemainCo and/or any of its subsidiaries other than FOX and its subsidiaries, including any taxes resulting from the separation and distribution; and

•

FOX is responsible for, and must indemnify RemainCo against, any taxes required to be reported on a separate tax return of FOX or any of its subsidiaries and in certain circumstances other taxes described in the bullet points below.

Disney’s obligation to consummate the transactions is conditioned on its receipt of the hook stock legal comfort, which includes its receipt of (i) the Australian tax opinion to the effect that there has been no change in Australian tax law that would cause the conclusions expressed in the signing date tax opinion to change or, if there has been such a change, that the 21CF charter amendment, the distribution and the mergers (or any alternative transactions) should not result in any hook stock tax under Australian tax law and (ii) the U.S. tax opinion to the effect that the distribution and the mergers should not result in any hook stock tax under U.S. tax law. If Disney receives the hook stock legal comfort, or the hook stock legal comfort condition is deemed satisfied because 21CF undertakes a hook stock elimination pursuant to Disney’s written request, Disney will be responsible for any hook stock taxes. 21CF and Disney expect that the hook stock legal comfort condition should be satisfied and as a result estimate that Disney will not incur any hook stock taxes as a result of the transactions.

If the hook stock is not eliminated before closing and Disney does not receive the Australian tax opinion but the hook stock legal comfort condition is nevertheless deemed satisfied because Disney has received the U.S. tax opinion and:

•

the estimated amount of any anticipated hook stock tax is less than or equal to $750 million, then FOX must indemnify Disney for 66.67% of the first $750 million of any hook stock taxes that are actually imposed on Disney and its subsidiaries (including RemainCo) and 100% of any hook stock taxes in excess of $750 million;

•

the estimated amount of any anticipated hook stock tax is more than $750 million and Disney elects to proceed with closing, then FOX must indemnify Disney for 66.67% of the first $750 million of any hook stock taxes that are actually imposed on Disney and its subsidiaries (including RemainCo) and 100% of any hook stock taxes in excess of $750 million will be borne by Disney; or

•

the estimated amount of any anticipated hook stock tax is more than $750 million and 21CF elects to proceed with closing, then FOX must indemnify Disney for 66.67% of the first $750 million of any hook stock taxes that are actually imposed on Disney and its subsidiaries (including RemainCo) and 100% of any hook stock taxes in excess of $750 million.

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Pursuant to 17 C.F.R. Section 200.83

IN ANY INSTANCE DESCRIBED ABOVE WHERE THE HOOK STOCK LEGAL COMFORT CONDITION WILL BE DEEMED SATISFIED, NEITHER 21CF NOR FOX WILL AMEND THIS INFORMATION STATEMENT.

FOX is responsible for certain taxes resulting from post-closing consent decree divestitures in connection with the mergers. 21CF can elect to “prepay” an amount, determined at its discretion, in respect of such taxes by designating such elected amount to be reflected in the transaction tax calculation, unless (i) the sum of such taxes and the estimated taxes imposed on 21CF, Disney or any of their respective subsidiaries as a result of any required divestitures, which we refer to as divestiture taxes, included in the transaction tax calculation is less than or equal to $1.5 billion or (ii) the estimated divestiture taxes, included in the transaction tax calculation reaches the cap of $1.75 billion. The tax matters agreement provides for a true-up payment from FOX to Disney or Disney to FOX in the event such prepayment reflected in the transaction tax calculation is more or less, respectively, than the amount of such divestiture taxes that are the responsibility of FOX.

RemainCo will make an election under Section 336(e) of the Code that will generally provide FOX with a tax basis in its assets equal to their fair market value as of the date of the distribution, which is expected to result in future reductions in FOX’s tax liability that would not be realized by FOX if such election were not made.

Intellectual Property License Agreements

Upon completion of the separation, FOX will own all “FOX” brands and related trademarks. Pursuant to the terms of the combination merger agreement, FOX will enter into the following agreements to license the use of certain intellectual property by RemainCo:

•

a global, exclusive, perpetual royalty-free license to certain trademarks that will be owned by FOX after completion of the separation, including “Twentieth Century Fox” and “Twentieth Century Fox Television,” certain derivatives thereof and certain other trademarks primarily relating to 21CF’s film business as conducted as of the date of the separation;

•

an 18-month nonexclusive, royalty-free license within the U.S. to permit RemainCo regional sports networks, which we refer to as RSNs, to use the “FOX” trademark in a manner consistent with current usage; and

•	a five-year nonexclusive, royalty-free license outside of the U.S. for the use of the “FOX” trademark by RemainCo international channels and networks in a manner consistent with current usage.

In addition, the combination merger agreement provides that FOX and RemainCo will enter into certain patent cross-licenses, trade secret cross-licenses and software cross-licenses, including a global, perpetual, royalty-free license for FOX to use any intellectual property created by 21CF prior to the separation relating to the digital platform and technology group in connection with FOX products and services.

Studio Lot Lease and Management Agreement

Upon completion of the separation, FOX will own the FOX Studios lot in Los Angeles, California and FOX will be responsible for management of the FOX Studios lot, including performing all elements of servicing and managing the facility and managing and providing studio operation services, including production operations and post-production services. FOX will lease office space on the FOX Studios lot to RemainCo for an initial term of seven years, subject to two five-year renewal options for RemainCo.

Transition Services Agreement

Prior to or concurrently with the separation, 21CF and FOX will enter into a transition services agreement pursuant to which certain specified services will be provided on a transitional basis to FOX by RemainCo, and to RemainCo by FOX. Such services will include, among others, broadcast operations, sports production,

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information systems and technology (enterprise, infrastructure, operations and digital), human resources services (payroll and HRIS/benefits administration), finance and accounting, facilities, intellectual property/music, and other corporate services, and will be provided for in detail in exhibits to the transition services agreement. The services may also be dependent upon the employee matters agreement, with respect to personnel critical for delivery of transition services.

Generally, the term for the provision of services under the transition services agreement will extend for two years after the separation. The term of specific services provided under the transition services agreement will be specified in the relevant exhibit, subject to the right of the receiving party to request certain extension(s) of such specific services in accordance with the terms of the transition services agreement. The receiving party may terminate a service, subject to certain conditions, by giving sufficient prior written notice to the provider of such service. The providing party may terminate a service if performance of such service has been rendered impossible or impracticable due to force majeure for a specified period of time. Either party may terminate a service if the other party has committed a material breach with respect to such service and failed to cure within a specified time period.

To the extent transition services are utilized during the first two years after the separation, the charges paid by the recipient for the services are generally limited to the cost of providing such transition services, including any out-of-pocket costs and expenses of the providing party, third-party consent and license fees and any post-separation costs of the providing party associated with establishing the provision of services on a transitional basis and other costs and expenses, in each case to the extent not already included in the cost of providing such transition services. To the extent the term of specific services extends for the full two-year term of the transition services agreement and the parties agree to an extension of such services in accordance with the terms of the transition services agreement, the charges for such services during the period of such extension shall be subject to additional fees.

Commercial Agreements

Prior to or concurrently with the separation, 21CF and FOX shall enter into commercial agreements relating to certain content sharing, co-production and marketing arrangements, which, subject to certain exceptions agreed between Disney and 21CF, will be on economic terms previously discussed between the parties, and will otherwise contain terms that are customary in the industry for arrangements of a similar nature.

Employee Matters Agreement

Prior to or concurrently with the separation, FOX shall enter into an employee matters agreement with 21CF relating to the assignment of certain employee-related liabilities and certain employee benefit plans, programs, policies and arrangements to RemainCo or FOX.

Regulatory Approval

Other than the receipt of any FCC consents and the foreign regulator consents, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

21CF stockholders will not have any appraisal rights in connection with the distribution.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to 21CF stockholders who will receive shares of FOX common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy, hold or sell any of our securities or any securities of 21CF or Disney. The information contained in this information statement is believed by FOX to be accurate as of the date set forth on its cover. Changes to the information contained in this information statement may occur after that date, and neither 21CF nor FOX undertakes any obligation to update the information except in the normal course of their respective disclosure obligations and practices.

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Confidential Treatment Requested by Fox Corporation

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DIVIDEND POLICY

Following the distribution, we expect to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. Our Board of Directors’ decisions regarding the payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements and debt facility covenants (if any), other contractual restrictions, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board of Directors deems relevant. Our Board of Directors cannot provide any assurances that any dividends will be declared or paid.

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Confidential Treatment Requested by Fox Corporation

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CAPITALIZATION

Set forth below is our cash and cash equivalents and capitalization as of September 30, 2018, on a historical and on a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution as if they occurred on September 30, 2018. Explanation of the pro forma adjustments made to our historical combined financial statements can be found under “Unaudited Pro Forma Combined Financial Information.” The following table should be reviewed in conjunction with “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the related notes included elsewhere in this information statement.

	As of September 30, 2018
	Historical	Pro Forma
	(Unaudited)
	(in millions, except share and per share amounts)
Cash and cash equivalents(1)	$2,756	$1,749

Borrowings:
Current borrowings	$—	$—
Long-term borrowings(2)	—	6,449

Total borrowings	—	6,449
Equity:
FOX class A common stock, $0.01 par value, 6,000,000,000 shares authorized, 354,421,624 shares issued and outstanding, at par as of September 30, 2018(3)	—	4
FOX class B common stock, $0.01 par value, 3,000,000,000 shares authorized, 266,173,651 shares issued and outstanding, at par as of September 30, 2018(3)	—	3
Additional paid-in capital	—	8,594
21CF Investment	11,106	—
Accumulated other comprehensive loss	(61)	(61)

Total FOX equity	11,045	8,540
Noncontrolling interests	9	9

Total equity	11,054	8,549

Total capitalization	$11,054	$14,998

(1)	With respect to the Pro Forma column, represents the Cash and cash equivalents contributed to FOX at the time of the separation and distribution.
(2)

With respect to the Pro Forma column, represents the net issuance of $6.5 billion of senior notes with an assumed weighted average interest rate of 5.0% pursuant to FOX’s intention to obtain permanent third-party financing in the capital markets and promptly replenish its cash used, and/or reduce the indebtedness incurred, to fund the dividend by the amount of the cash payment, if any.

(3)

With respect to the Pro Forma column, reflects approximately 621 million shares at a par value of $0.01 per share. The number of shares of common stock is based on the number of shares of 21CF common stock outstanding on September 30, 2018, equity awards that will vest in 21CF common stock net of an estimated number of shares withheld for taxes and an expected distribution ratio of 1/3 of one share of FOX common stock for every one share of 21CF common stock held on the record date.

FOX may enter into a revolving credit facility prior to the distribution.

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Overview

The unaudited pro forma combined financial information presented below, which we refer to as the FOX Pro Forma Financial Statements, are presented to illustrate FOX after giving effect to the separation and distribution, the FOX financing and the net cash dividend from FOX to 21CF, which we refer to collectively as the FOX transactions, each as further described below.

The FOX Pro Forma Financial Statements have been prepared in accordance with SEC Regulation S-X Article 11 and are not intended to be a complete presentation of FOX’s financial position or results of operations had the FOX transactions occurred as of and for the period indicated. In addition, the FOX Pro Forma Financial Statements are provided for illustrative and informational purposes only and are not necessarily indicative of FOX’s future results of operations or financial condition as a standalone, publicly traded company.

The unaudited pro forma combined statements of operations for the three months ended September 30, 2018 and for the fiscal year ended June 30, 2018, and the unaudited pro forma combined balance sheet as of September 30, 2018, presented below, were derived from FOX’s historical combined financial statements included elsewhere in this information statement.

The FOX Pro Forma Financial Statements give effect to the following:

•	estimated impact of the FOX financing;

•

the dividend in the amount of $8.5 billion to be paid by FOX to 21CF net of the estimated payment in the amount of $2 billion to be paid from Disney to FOX one business day after the distribution and the use of such proceeds by FOX to repay a corresponding portion of the initial financing;

•

the impact of and transactions contemplated by the terms of the combination merger agreement including separation costs, other liabilities and deferred taxes, which will be specifically allocated or attributed to FOX;

•	FOX’s anticipated post-distribution capital structure; and

•	the impact of, and transactions contemplated by, the separation and distribution agreement between FOX and 21CF and the provisions contained therein.

The unaudited pro forma combined statements of operations for the three months ended September 30, 2018 and for the fiscal year ended June 30, 2018 reflect FOX’s results as if the FOX transactions had occurred on July 1, 2017. The unaudited pro forma combined balance sheet as of September 30, 2018 gives effect to the FOX transactions as if they had occurred on September 30, 2018.

Pro forma adjustments included in the FOX Pro Forma Financial Statements are limited to those that are (i) directly attributable to the FOX transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on FOX’s results.

The FOX Pro Forma Financial Statements are subject to the assumptions and adjustments described in the accompanying notes, which should be read together with the FOX Pro Forma Financial Statements. FOX’s management believes that these assumptions and adjustments, based upon the information available at this time, are reasonable under the circumstances. However, these adjustments are subject to change as the terms of all applicable agreements related to the separation and distribution are finalized.

The unaudited pro forma combined statements of operations do not reflect future events that may occur after the closing of the FOX transactions, including, but not limited to, material non-recurring charges subsequent to the closing.

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Pursuant to 17 C.F.R. Section 200.83

We expect FOX to experience changes in its cost structure when FOX becomes an independent, publicly traded company. For example, 21CF currently provides many corporate functions including, but not limited to, finance, legal, insurance, information technology, compliance and human resources management activities, among others. FOX’s management expects to incur recurring costs as a result of becoming a standalone, publicly traded company, for transition services and from establishing or expanding the corporate support for its business, including shared services (advertising, affiliate and digital), information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, governance, legal, procurement and other services. FOX’s expected standalone results will also include additional incremental operating costs related to company-wide shared services, including shared technology platforms. FOX’s management estimates that the total incremental recurring costs could range between $             million and $             million on an annual basis beyond the amounts included in these historical and pro forma financial statements. This range is based on subjective estimates and assumptions. FOX expects its cash flows from operations, together with its access to capital markets, to be sufficient to fund these corporate expenses.

Costs related to the distribution of approximately $20 million and $75 million have been incurred by 21CF for the three months ended September 30, 2018 and for the fiscal year ended June 30, 2018, respectively. These costs include accounting, legal, consulting and advisory fees. FOX has assumed all of these distribution costs incurred to date and anticipates that it will be responsible for all similar costs incurred prior to the distribution.

We estimate that FOX will incur additional costs during its transition to becoming a standalone public company. The accompanying unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheet, have not been adjusted for these estimated costs as the costs are not expected to have an ongoing impact on FOX’s operating results and these costs are projected amounts based on subjective estimates and assumptions, which are not factually supportable at this time. It is anticipated that substantially all of these costs will be incurred within 18 months of the separation and distribution. The transition-related costs include, but are not limited to, incremental legal, accounting, tax and other professional costs pertaining to establishing FOX as a standalone public company, costs to establish FOX’s leadership team and board of directors and costs to separate corporate information systems, data, real estate and benefit plans. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The FOX Pro Forma Financial Statements should be read in conjunction with FOX’s historical combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this information statement.

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Confidential Treatment Requested by Fox Corporation

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FOX

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

(in millions, except per share amounts)

	FOX Historical(a)	FOX Financing		Other Pro Forma Adjustments		FOX Pro Forma
Revenues	$2,541	$—		$—		$2,541
Operating expenses	(1,491)	—		—		(1,491)
Selling, general and administrative	(299)	—		—		(299)
Depreciation and amortization	(43)	—		—		(43)
Interest expense	(16)	(82)	(b)	8	(d)	(90)
Other, net	139	—		40	(d)	179

Income (loss) before income tax (expense) benefit	831	(82)		48		797
Income tax (expense) benefit	(216)	19	(c)	(11)	(c)	(208)

Net income (loss)	615	(63)		37		589
Less: Net income attributable to redeemable noncontrolling interests	(11)	—		—		(11)

Net income (loss) attributable to FOX	$604	$(63)		$37		$578

EARNINGS PER SHARE DATA
Weighted average shares
Basic(l)						620
Diluted(l)						620
Net income attributable to FOX stockholders per share:
Basic(l)						$0.93
Diluted(l)						$0.93

See accompanying Notes to these Unaudited FOX Pro Forma Financial Statements.

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

FOX

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2018

(in millions, except per share amounts)

	FOX Historical(a)	FOX Financing		Other Pro Forma Adjustments		FOX Pro Forma
Revenues	$10,153	$—		$—		$10,153
Operating expenses	(6,505)	—		—		(6,505)
Selling, general and administrative	(1,209)	—		—		(1,209)
Depreciation and amortization	(171)	—		—		(171)
Impairment and restructuring charges	(16)	—		—		(16)
Interest expense	(43)	(327)	(b)	16	(d)	(354)
Other, net	(39)	—		99	(d)	60

Income (loss) before income tax benefit (expense)	2,170	(327)		115		1,958
Income tax benefit (expense)	58	99	(c)	(79)	(c)	78

Net income (loss)	2,228	(228)		36		2,036
Less: Net income attributable to redeemable noncontrolling interests	(41)	—		—		(41)

Net income (loss) attributable to FOX	$2,187	$(228)		$36		$1,995

EARNINGS PER SHARE DATA
Weighted average shares
Basic(l)						620
Diluted(l)						620
Net income attributable to FOX stockholders per share:
Basic(l)						$3.22
Diluted(l)						$3.22

See accompanying Notes to these Unaudited FOX Pro Forma Financial Statements.

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FOX

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

(in millions)

	FOX Historical(a)	FOX Financing		Other Pro Forma Adjustments		FOX Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$2,756	$6,449	(b)	$(7,456	)(e), (f)	$1,749
Receivables, net	1,912	—		—		1,912
Inventories, net	1,420	—		—		1,420
Other	67	—		(17	)(g)	50

Total current assets	6,155	6,449		(7,473)		5,131

Non-current assets
Property, plant and equipment, net	1,164	—		—		1,164
Intangible assets, net	2,862	—		—		2,862
Goodwill	2,747	—		—		2,747
Other non-current assets	1,150	—		4,063	(h), (i)	5,213

Total assets	$14,078	$6,449		$(3,410)		$17,117

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$1,328	$—		$(13	)(g)	$1,315

Total current liabilities	1,328	—		(13)		1,315

Non-current liabilities
Borrowings	—	6,449	(b)	—		6,449
Other liabilities	467	—		254	(i)	721
Deferred income taxes	1,146	—		(1,146	)(h)	—
Redeemable noncontrolling interests	83	—		—		83
Commitments and contingencies
Equity
Class A common stock	—	—		4	(m)	4
Class B common stock	—	—		3	(m)	3
Additional paid-in capital	—	—		8,594	(j)	8,594
21CF investment	11,106	—		(11,106	)(k)	—
Accumulated other comprehensive loss	(61)	—		—		(61)

Total FOX equity	11,045	—		(2,505)		8,540
Noncontrolling interests	9	—		—		9

Total equity	11,054	—		(2,505)		8,549

Total liabilities and equity	$14,078	$6,449		$(3,410)		$17,117

See accompanying Notes to these Unaudited FOX Pro Forma Financial Statements.

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Notes to the Unaudited FOX Pro Forma Financial Statements

1.	Historical FOX and Pro Forma Adjustments

(a)	Reflects FOX’s historical financial position as of September 30, 2018, and operating results for the three months ended September 30, 2018 and fiscal 2018.

FOX Financing

(b)

Represents adjustments to reflect the expected net issuance of $6.5 billion of senior notes (See also note (e)) with an assumed weighted average interest rate of 5.0% pursuant to FOX’s intention to obtain permanent third-party financing in the capital markets. This permanent third-party financing is intended to replace any commitment for short-term financing pursuant to the bridge commitment letter currently in place. All pro forma adjustments related to the financing were prepared using an assumed weighted average interest rate of 5.0%, management’s current estimate for debt issuance costs and semi-annual interest payments. These adjustments reflect the increase to cash and cash equivalents and borrowings as of September 30, 2018 and an increase to interest expense, which includes cash interest expense on the permanent financing and additional interest expense resulting from the amortization of the debt issuance costs for the three months ended September 30, 2018 and fiscal 2018.

The principal balance of the borrowings may change (See note (e)). A sensitivity analysis for changes in the principal balance and interest rate of the borrowings and its effects on interest expense of FOX is presented below (in millions, except interest rates):

For the three months ended September 30, 2018

	Interest Rate
	4.875%	5.000%	5.125%
Principal	Interest Expense Increase / (Decrease)
$ 6,500	$(2)	$—	$2
$ 7,500	$10	$13	$15
$ 8,500	$22	$25	$28

For fiscal 2018

	Interest Rate
	4.875%	5.000%	5.125%
Principal	Interest Expense Increase / (Decrease)
$ 6,500	$(8)	$—	$8
$ 7,500	$41	$50	$59
$ 8,500	$89	$100	$111

(c)

In determining the tax rate to apply to FOX’s pro forma adjustments, FOX used a combined federal and state applicable tax rate of 23% and 30% for the three months ended September 30, 2018 and fiscal 2018, respectively. The pro forma adjustments for fiscal 2018 include a reduction of the domestic manufacturing deduction of approximately $45 million for fiscal 2018 due to lower taxable income. The domestic manufacturing deduction was repealed by the Tax Act for fiscal 2019.

Other Pro Forma Adjustments

(d)

Represents the adjustment to remove transaction-related costs incurred for the three months ended September 30, 2018 and fiscal 2018. These costs are considered to be non-recurring in nature, and as such, have been excluded from the unaudited pro forma combined statements of operations.

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(e)

Represents an adjustment to record a net dividend of $6.5 billion paid to 21CF by FOX. In accordance with the combination merger agreement, the dividend to be paid by FOX to 21CF with the intent of funding 21CF’s transaction tax is $8.5 billion. The 21CF merger consideration was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the per share value of the 21CF merger consideration, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to FOX reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion.

The final estimate of the transaction tax, the cash payment from Disney to FOX, if any, and the per share value of the 21CF merger consideration at closing are subject to a number of uncertainties, including that such estimate will be based on the volume weighted average trading price of FOX stock on the date of the distribution and other factors that cannot be known at this time and, as a result, a specific estimate of the transaction tax is not factually supportable at this time.

Following the execution of the original combination merger agreement, the U.S. enacted new tax legislation on December 22, 2017, commonly referred to as the Tax Cuts and Jobs Act, or the Tax Act, that, among other things, reduced the maximum corporate income tax rate from 35% to 21%. Holding all other things equal, this change in tax rates will result in a significantly lower spin tax, and by extension a lower transaction tax than the one estimated when the exchange ratio under the original combination merger agreement was set. For purposes of the FOX Pro Forma Financial Statements, a transaction tax payable of $6.5 billion is assumed as it is the lowest level of transaction tax that would not result in a change to the per share value of the 21CF merger consideration.

(f)

FOX’s historical Cash and cash equivalents of $2.8 billion includes $600 million, which was contributed by 21CF in accordance with the combination merger agreement, plus all net cash generated beginning January 1, 2018 by FOX’s business and assets. In accordance with the separation agreement, at the time of the separation and distribution, FOX will be entitled to such cash amounts reduced by (i) applicable operational taxes, (ii) 30% of all cash dividends declared by 21CF from December 13, 2017 through the distribution, (iii) 30% of all unallocated shared overhead and corporate costs from December 13, 2017 through the distribution, (iv) an allocated amount of shared overhead corporate costs consistent with 21CF’s historical approach to such allocation, and (v) certain other expenses related to the separation and the distribution. The obligations described in clauses (i) – (v) are not fully reflected in the $2.8 billion in Cash and cash equivalents as of September 30, 2018. The pro forma adjustment of $956 million, which is subject to finalization, reflects the effect of the remaining contractual obligations described above pursuant to the separation agreement to calculate the amount of Cash and cash equivalents contributed to FOX at the time of the separation and distribution.

(g)	Represents an adjustment of $17 million to write-off debt issuance costs related to the bridge commitment letter and $13 million of payments related to the cash bonus retention plan.

(h)	Includes recognition of a deferred tax asset resulting from the separation and distribution, net of other deferred income tax liabilities.

Upon the separation and distribution, FOX will have an adjustment to the fair market value tax basis in its intangible assets, including goodwill and will recognize a deferred tax asset of $5.1 billion, representing the increase in the fair value for tax purposes that is estimated to be deductible over the existing tax basis, using a combined federal and state applicable tax rate of 24%.

Assuming spin taxes of approximately $5.6 billion, FOX is projected to have an annual tax deduction of approximately $1.4 billion over the next 15 years related to the amortization of the additional tax basis in FOX’s assets. This amortization will reduce FOX’s annual cash tax liability by an estimated $340 million per year at the current combined federal and state applicable tax rate of 24%. See

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“Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Liquidity and Capital Resources” for a sensitivity analysis related to the changes in the spin taxes and its resulting estimated annual tax deduction and cash tax benefit.

(i)

Certain U.S. employees participate in defined benefit pension and postretirement plans sponsored by 21CF. Generally, the combination merger agreement and the separation principles provide that when FOX becomes a standalone, publicly traded company, FOX will assume those obligations related to employees of FOX and certain former employees related to FOX’s business and will directly provide the benefits to those Company employees and former employees. Based upon the latest information available, FOX currently estimates plan liabilities of $949 million and assets of $695 million, measured as of September 30, 2018, will be transferred from 21CF to FOX, with the obligations associated with such plans resulting in FOX recognizing net benefit liabilities of $254 million and $61 million of additional deferred tax assets.

(j)

Adjustment reflects the pro forma recapitalization of FOX’s equity. As of the distribution date, 21CF’s net investment in FOX will be distributed to 21CF’s stockholders through the distribution of all the common stock of FOX.

(k)	Represents an adjustment to the 21CF investment to effect the pro forma adjustments in notes (e), (f), (g), (h), (i) and (j).

(l)

Pro forma weighted average shares outstanding and earnings per share are based on the weighted average number of shares of 21CF outstanding during the three months ended September 30, 2018 and fiscal 2018, equity awards that will vest in 21CF common stock net of an estimated number of shares withheld for taxes and an expected distribution ratio of 1/3 of one share of FOX common stock for every one share of 21CF common stock held on the record date. While the actual future impact of potential dilution from shares of common stock related to equity awards granted to employees under 21CF’s equity plans will depend on various factors, including employees who may change employment from one company to another, FOX does not currently estimate that the future dilutive impact is material.

(m)

Reflects approximately 621 million shares at a par value of $0.01 per share. The number of shares of common stock is based on the number of shares of 21CF common stock outstanding on September 30, 2018, equity awards that will vest in 21CF common stock net of an estimated number of shares withheld for taxes and an expected distribution ratio of 1/3 of one share of FOX common stock for every one share of 21CF common stock held on the record date.

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SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

The following tables present FOX’s selected historical combined financial data. The combined statement of operations data is for the three months ended September 30, 2018 and 2017 and fiscal 2018, 2017, 2016, 2015 and 2014, and the combined balance sheet data is as of September 30, 2018 and June 30, 2018, 2017, 2016, 2015 and 2014. The selected historical combined financial data for the three months ended September 30, 2018 and 2017, and as of September 30, 2018 was derived from FOX’s unaudited combined financial statements included in this information statement. The selected historical combined financial data for fiscal 2018, 2017 and 2016, and as of June 30, 2018 and 2017 was derived from FOX’s audited combined financial statements included in this information statement. The selected historical combined financial data for fiscal 2015 and 2014 and as of June 30, 2016, 2015 and 2014 was derived from FOX’s unaudited combined financial statements that are not included in this information statement. In management’s opinion, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented.

The selected historical combined financial data set forth below is not necessarily indicative of our results of operations or financial condition had the separation and distribution been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a standalone, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations and financial condition.

FOX’s historical combined financial statements include certain expenses of 21CF that were allocated to FOX for certain functions, including general corporate expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. These costs may not be representative of the future costs FOX will incur as an independent public company. In addition, FOX’s historical financial information does not reflect changes that FOX will experience in the future as a result of the distribution of FOX by 21CF, including changes in cost structure, personnel needs, tax structure, financing and business operations. Consequently, the financial information included here may not necessarily reflect FOX’s financial position and results of operations in the future or what FOX’s financial position and results of operations would have been had FOX been an independent, publicly traded company during the periods presented.

The selected historical combined financial data should be read together with the other information contained in this information statement entitled “Capitalization,” “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included in this information statement. See “Index to Combined Financial Statements.”

	For the three months ended September 30,		For the fiscal years ended June 30,
	2018(a)	2017(a)	2018(b)	2017(b)	2016(b)	2015(c)	2014
	(in millions)
STATEMENT OF OPERATIONS DATA
Revenues	$2,541	$2,188	$10,153	$9,921	$8,894	$8,180	$8,118
Net income attributable to FOX	604	390	2,187	1,372	1,072	929	1,116

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	As of September 30,	As of June 30,
	2018	2018	2017	2016	2015	2014
	(in millions)
BALANCE SHEET DATA
Cash and cash equivalents	$2,756	$2,500	$19	$37	$21	$21
Total assets	14,078	13,121	10,348	10,315	9,803	9,493

(a)

See Notes 1 and 2 to the accompanying Unaudited Combined Financial Statements of FOX for information with respect to significant disposals, accounting changes and other transactions during the three months ended September 30, 2018 and 2017.

(b)

See Notes 2, 3, 4 and 16 to the accompanying Audited Combined Financial Statements of FOX for information with respect to significant disposals, accounting changes, restructuring charges and other transactions during fiscal 2018, 2017 and 2016.

(c)

In fiscal 2015, FOX acquired two San Francisco-Bay area television stations, KTVU-TV FOX 2 and KICU-TV 36, with a fair value of approximately $220 million from Cox Media Group in exchange for the following stations affiliated with the FOX Network: WHBQ-TV FOX 13 and WFXT-TV FOX 25, located in the Memphis and Boston markets, respectively.

In fiscal 2015, 21CF settled a portion of its pension obligations by irrevocably transferring pension liabilities to an insurance company through the purchase of a group annuity contract and through lump sum distributions. This purchase, funded with direct pension plan assets, resulted in a pre-tax settlement loss related to the recognition of accumulated deferred actuarial losses. As a result, FOX recorded a charge of $131 million which was included in Other, net in the Combined Statement of Operations for fiscal 2015.

Pursuant to the U.K. Newspaper Matters Indemnity (as defined in Note 11—Commitments and Contingencies to the accompanying Audited Combined Financial Statements of FOX), FOX recognized a loss of $33 million in Other, net in the Combined Statement of Operations for fiscal 2015.

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BUSINESS

Company Overview

FOX delivers compelling news, sports and entertainment content through its iconic domestic brands:

•

FOX News: The top-rated national cable news channel in both primetime and total day viewing. FOX News has held its number one status for 67 consecutive quarters, according to Nielsen. FOX Nation launched in 2018 as an over-the-top streaming service to deliver premium content complementary to FOX News directly to consumers.

•

FOX Business: A business news national cable channel. Fiscal 2018 was the highest rated year ever for FOX Business, and, as of September 2018, it has had eight consecutive quarters as the most-watched business network by total business day viewers, according to Nielsen.

•

FS1: A multi-sport national network featuring over 830 live events during calendar year 2018. FS1 also features FOX Sports Films and opinion shows such as Skip and Shannon: Undisputed, The Herd with Colin Cowherd, First Things First and Speak for Yourself with Cowherd and Whitlock.

•

FS2: A multi-sport national network featuring approximately 400 live events during calendar year 2018. FS2 programs include NASCAR, college football, college basketball, rugby, Australian rules football, world-class soccer, and motor sports.

•

Big Ten Network: We own an approximate 51% interest in the network, which televises approximately 520 live collegiate events annually, studio shows and other original programming associated with the Big Ten Conference.

•

The FOX Network: A premier national television broadcast network, renowned for disrupting legacy broadcasters with powerful sports programming and appealing primetime entertainment. We regularly deliver approximately 15 hours of weekly primetime programming to 208 local market affiliates, reaching approximately 99.9% of all U.S. television households. The FOX Network has ranked among the top two networks in primetime entertainment in the 18 to 34 year old audience for the past 23 years (1995-1996 to 2017-2018 broadcast seasons).

•

Sports: The FOX Network delivered the most live sports programming in 2017, including NFL, MLB, FIFA, NASCAR, and USGA events. In 2017, the FOX Network produced 22 of the 50 most-watched shows on broadcast television, more than any other network. FOX recently extended its exclusive rights to broadcast certain premier MLB content, including the World Series and All Star Game, through the 2028 MLB season. FOX also expanded its domestic sports rights to include NFL Thursday Night Football, WWE SmackDown Live, and Premier Boxing Champions.

•

Entertainment: With such compelling shows as The Simpsons, Empire, and 9-1-1, the FOX Network programs primetime entertainment targeted at the coveted 18 to 49 year old audience. The FOX Network’s primetime entertainment lineup accounted for seven of the 2017-2018 broadcast season’s top 20 new entertainment series, more than any other network. Empire ranked among the 2017-2018 broadcast season’s top five broadcast dramas in the 18 to 34 year old audience.

•

FOX Television Stations: We own and operate 28 full power broadcast television stations in the U.S. These include stations located in nine of the top ten largest DMAs, and duopolies in 11 DMAs, including the three largest DMAs (New York, Los Angeles and Chicago). Of these stations, 17 are affiliated with the FOX Network. In addition to distributing sports, entertainment and syndicated content, our television stations collectively produce nearly 1,000 hours of local news every week.

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In fiscal 2018, we recorded revenues of $10.2 billion, income before income tax benefit of $2.2 billion, and total segment OIBDA2 of $2.5 billion. In the three months ended September 30, 2018, we recorded revenues of $2.5 billion, income before income tax expense of $831 million, and total segment OIBDA of $761 million.

Our primary revenue sources consist of affiliate fees for transmission of our content and advertising sales. Affiliate fees primarily include (i) monthly subscriber-based license and retransmission consent fees paid by programming distributors that carry our cable networks and our owned and operated television stations; and (ii) fees received from television stations that are affiliated with the FOX Network. For fiscal 2018, we generated revenues of $10.2 billion, of which approximately 48% was generated from affiliate fees, 45% was generated from advertising, and 7% was generated from other operating activities, such as content licensing fees. For the three months ended September 30, 2018, we generated revenues of $2.5 billion, of which approximately 53% was generated from affiliate fees, 42% was generated from advertising, and 5% was generated from other operating activities.

Our operations are organized into two main reporting segments: Cable Network Programming, which consists of the production and licensing of news and sports programming content, distributed primarily through cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors primarily in the U.S.; and Television, which is engaged in the operation of broadcasting FOX Television Stations and the acquisition, marketing and distribution of broadcast network programming nationally under the FOX brand. We also report the results of other businesses and operations, including the FOX Studios lot in Los Angeles, California, in our Other, Corporate and Eliminations segment.

Cable Network Programming

The Cable Network Programming segment produces and licenses news, business news and sports content for distribution primarily through cable television systems, direct broadcast satellite operators, telecommunications companies and online video distributors primarily in the U.S. The businesses in this segment include FOX News, FOX Business, and our primary cable sports programming networks FS1, FS2 and Big Ten Network.

Television

Our Television segment acquires, produces, markets and distributes broadcast network programming nationally under the FOX brand and the operation of 28 full power broadcast television stations in 17 local markets. The FOX Network regularly delivers approximately 15 hours of primetime programming per week, targeted at the coveted 18 to 49 year old audience. The FOX Network enjoyed more minutes of live sports event viewership than any other network in 2017 with its leading sports slate of NFL, MLB, NCAA and FIFA programming. During the 2017-2018 broadcast season, the FOX Network’s primetime entertainment lineup accounted for seven of the season’s top 20 new entertainment series, more than any other network, including 9-1-1, The Orville, The Gifted, and The Resident. For several years a mainstay of our primetime lineup has been our popular animated series on Sundays with such perennial hits as The Simpsons, Family Guy and Bob’s Burgers. Our programming strategy translates into the youngest median audience age among the four major broadcast networks.

FOX Television Stations owns and operates 28 full power broadcast television stations, which deliver broadcast network content, local news and syndicated programming to viewers in 17 local markets. These include stations located in nine of the top ten largest DMAs and duopolies in 11 DMAs, including the three largest DMAs (New York, Los Angeles and Chicago). Of the 28 full power broadcast television stations, 17

[2]

Total segment OIBDA may be considered a non-GAAP financial measure. For a reconciliation of income before income tax benefit (expense), reported in accordance with U.S. generally accepted accounting principles, or GAAP, to total segment OIBDA, as well as a discussion of our use of non-GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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stations are affiliated with the FOX Network. These stations leverage viewer, distributor and advertiser demand for the FOX Network’s national content. In addition, the FOX Network’s strategy to deliver fewer hours of national content than other major broadcasters benefits stations affiliated with the FOX Network, which can utilize the flexibility in scheduling to offer expanded local news and other programming that viewers covet. Our 28 stations collectively produce nearly 1,000 hours of local news every week.

Other Businesses

FOX also owns the FOX Studios lot in Los Angeles, California. The historic lot currently provides over 50 acres and 1.5 million square feet of space for both administration and production services including 15 sound stages, 4 scoring and mixing stages, 2 broadcast studios, theaters, editing bays, and other production facilities. The FOX Studios lot will provide two revenue streams — the lease of office space to RemainCo and the operation of studio facilities for third party productions, which initially will predominantly be to Disney. The results attributable to the FOX Studios lot will be reported in our Other, Corporate and Eliminations segment.

Our Competitive Strengths

Leadership positions across strategically significant programming platforms.

FOX airs a strong slate of entertainment programming and enjoys a leadership position across our core live news and sports programming businesses. As general linear television viewership declines across the industry, “appointment-based” programming that is the FOX hallmark remains resilient, especially in live news and sports. We believe our leadership positions will support strong affiliate fee revenue rate growth, while enabling us to react nimbly to emerging technological and cultural challenges facing traditional media companies.

FOX News has been the number one national cable news network for 67 consecutive quarters and was the top-rated national cable news network in primetime and total viewing across key demographics during fiscal 2018. Additionally, FOX Business is now the most-watched national business news network in total business day viewing.

With sports programming accounting for 86 of the top 100 most watched live-plus-same-day programs in the U.S. during calendar 2017, our strategy aims to leverage the durability of sports to consistently deliver mass audience reach with diminished risk of audience dilution from time shifted viewing. The FOX Network reaches approximately 99.9% of all U.S. television households and has aired the most watched television program for nine consecutive years, the NFL America’s Game of the Week, and produced 22 of the 50 most-watched shows on broadcast television in 2017.

The FOX Network delivers high-quality, “appointment-based” content that aligns with changes in television consumption habits. We deliver approximately 15 hours of primetime sports and entertainment programming per week. We do not program early morning or late-night talk shows, leaving these time slots available for our station affiliates who will typically deliver highly rated news coverage that is relevant to their local communities. The strength and popularity of our programming and the loyalty of our audiences positions us well to maintain our distributor-customer relationships and extend our offerings directly to our consumers.

Premium brands that resonate deeply with viewers.

Under the banner of the FOX name, we produce and distribute content through some of the world’s leading and most valued brands. Our long track record of challenging the status quo emboldens FOX to continue making innovative decisions, disrupting competitors and forming deeper relationships with audiences. FOX News is among the most influential and recognized news brands in the world, recently ranked the “most trusted”

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American TV news brand in the U.S., according to an independent survey conducted by Brand Keys. FOX Sports earned a reputation for bold sports programming and, with its far-reaching presence in virtually every U.S. household, is the premier destination for live sporting events and sports commentary. The FOX Network primetime lineup has consistently delivered the coveted 18 to 49 year old audience, and had seven of the top 20 new entertainment series during the 2017-2018 broadcast season. These brands, and others in our portfolio, including our local station affiliates broadcasting under the FOX brand, hold cultural significance with consumers and commercial importance for distributors and advertisers. The quality of our programming and the strength of our brands maximize the value of our content through a combination of affiliate fees and advertising sales.

Significant presence and relevance in major domestic markets.

FOX’s portfolio combines the range of national cable and broadcast networks with the power of tailored local television. FOX News and FOX Business are available in over 80 million U.S. households and the FOX Network is available in approximately 99.9% of U.S. households, fostering dialogue and programming at the national level. Additionally, our 28 owned and operated full power broadcast television stations include locations in nine of the ten largest DMAs and work in concert with stations affiliated with the FOX Network across the U.S., balancing content of national interest with programming of note to local communities. Each week, FOX News and FOX Business respectively produce approximately 130 hours and 85 hours of national news programming, and FOX Television Stations produces nearly 1,000 hours of local news. The breadth and depth of our footprint allows us to produce and distribute our content in a cost-effective manner and share best business practices and models across regions. It also allows us to engage audiences, develop deeper consumer relationships and create more compelling product offerings.

Attractive financial profile, including strong balance sheet and multiple revenue streams.

We have achieved strong revenue growth and profitability in a complex industry environment over the past several years, led by favorable affiliate fee increases. Additionally, our strong balance sheet provides us with the financial flexibility to continue to invest across our businesses, allocate resources toward investments in higher growth initiatives, take advantage of strategic opportunities, including potential acquisitions across the range of media categories in which we operate, and return capital to shareholders.

As of September 30, 2018, on a pro forma basis taking into consideration 21CF’s expected contribution, we had total assets of approximately $17.1 billion. See “Summary Historical and Unaudited Pro Forma Combined Financial Information” and the “Unaudited Pro Forma Combined Financial Information” for further details.

Experienced management team with proven record disrupting legacy businesses and building franchises.

We will be led by Co-Chairman K. Rupert Murdoch, Chairman and Chief Executive Officer Lachlan K. Murdoch, and Chief Operating Officer John P. Nallen. The FOX leadership includes experienced executives who are leaders in their fields. Our team shares an unmatched track record of news, sports, and entertainment industry success that will shape our strategy to capitalize on current strengths, invest in new initiatives and generate value for our stockholders.

Goals and Strategies

Maintain leading positions in live news, live sports and quality entertainment.

We have long been a leader in news, sports and entertainment and continue to have one of the strongest portfolios of live news and sports programming. We believe that building on our leading market positions is essential to our success. We plan to invest in our most attractive growth opportunities by allocating capital to our news, sports and entertainment franchises, which we believe have distinct competitive advantages and brand positions. For example, 2018 saw the launch of FOX Nation, an over-the-top streaming service to deliver premium content to our most dedicated FOX News customers. We recently extended our exclusive rights to broadcast certain

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premier MLB content, including the World Series and All Star Game, through the 2028 MLB season. We also expanded our domestic sports rights, including NFL Thursday Night Football with digital streaming rights on FOX Sports GO, WWE SmackDown Live, and Premier Boxing Champions. The FOX Network had seven of the top 20 new entertainment series during the 2017-2018 broadcast season, more than any other network. We believe continuing to provide compelling news, sports and entertainment programming across platforms will increase the engagement level of our audiences, improve the amount of revenue generated from distributors, advertisers and affiliates, and facilitate growth.

Increase revenue growth through continued high quality, premium and valuable content.

As a more streamlined company, we will endeavor to maximize our revenue from a more focused portfolio of assets. We create and produce high quality programming that delivers value for our distributor customers, affiliates and viewers, and we intend to receive appropriate value for our content. We are optimistic about our ability to grow revenue from the distribution of our content. In particular, we believe there are ample growth opportunities within FOX News and the FOX Network by offering diversified sources of content tailored to our viewership that reflect strategic scheduling decisions that further distinguish our brands from the competition. This includes our “Own the Fall” initiative at FOX Sports, where we will broadcast the highest number of live sports events of any channel between Labor Day and Christmas, including the NFL, college football and post-season MLB. We also believe our innovative advertising platforms and premium live content delivers substantial value to our advertising customers, which will drive growth through greater focus as a separate entity. Finally, our enhanced ability to acquire independent programming through co-production arrangements can facilitate growth by allowing us to directly manage the economics and programming decisions of our broadcast network and stations group. The benefits of separation and a more focused portfolio will allow FOX to make comprehensive programming decisions consistent with our overall strategy.

Leverage brands to expand our online distribution offerings, increasing complementary sources of revenues.

The strength of our brands will allow us to create effective platforms for the digital distribution of our content. Nearly all of our channels are already offered in all major over-the-top streaming services, and we plan to continue enhancing our digital offerings with over-the-top distributors, including streaming via web sites, smartphone and tablet applications, and online and on-demand streaming videos. Specifically, we recognize the need to continuously cultivate direct interactions between FOX brands and consumers outside traditional, linear television via D2C and over-the-top solutions. As a result, FOX News recently launched FOX Nation in late 2018, an over-the-top streaming service, delivering premium content complementary to FOX News programming directly to consumers. We will identify similarly innovative new products and services across our business to increase revenues and profitability.

Business Segments

The Company delivers compelling news, sports and entertainment content through its iconic domestic brands, and manages and reports its business in the segments described below.

Cable Network Programming

The Cable Network Programming segment produces and licenses news, business news and sports content for distribution primarily through cable television systems, direct broadcast satellite operators, telecommunications companies and online video distributors primarily in the U.S.

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The following table lists the Company’s significant cable networks and the number of subscribers as estimated by Nielsen Media Research:

	As of June 30,
	2018	2017
	(in millions)
News Networks
FOX News	87	89
FOX Business	84	84
Sports Networks
FS1	83	84
FS2	58	49
Big Ten Network(a)	58	58
FOX Deportes	21	21

(a)

Nielsen Media Research data for the Big Ten Network was not available until August 2017. The Company used the August 2017 estimated number of subscribers as a proxy for the June 30, 2017 information provided above for the Big Ten Network.

FOX News and FOX Business. FOX News is the top-rated national cable news channel in both primetime and total day viewing. FOX News held its number one status for 67 consecutive quarters, according to Nielsen. FOX Business is a business news national cable channel. Fiscal 2018 was the highest rated year ever for FOX Business, and, as of September 2018, it has had eight consecutive quarters as the most-watched business network by total business day viewers, according to Nielsen. FOX News also produces a weekend political commentary show, FOX News Sunday, for broadcast on FOX Television Stations throughout the U.S. FOX News, through its FOX News Edge service, licenses news feeds to affiliates to the FOX Network and other subscribers to use as part of local news broadcasts throughout the U.S. FOX News produces the national FOX News Radio Network, which licenses news updates and long-form programs to local radio stations and to satellite radio providers.

FS1. FS1 is a multi-sport national network featuring over 830 live events during calendar year 2018, including NASCAR, college football, college basketball, UEFA Champions League, the Bundesliga and FIFA World Cup events, MLS, NHRA, USGA, The Westminster Kennel Club Dog Show, Jr. NBA World Championships and UFC, as well as regular season and post-season MLB games. In addition to live events, FS1 also features original programming from FOX Sports Films and opinion shows such as Skip and Shannon: Undisputed, The Herd with Colin Cowherd, First Things First and Speak for Yourself with Cowherd and Whitlock.

FS2. FS2 is a multi-sport national network featuring approximately 400 live events during calendar year 2018, including NASCAR, college football, college basketball, rugby, Australian rules football, world-class soccer, and motor sports.

FOX Sports Racing. FOX Sports Racing is a 24-hour video programming service consisting of motor sports programming, including NASCAR races, events and original programming (with exclusive coverage of the NASCAR Camping World Truck Series), NHRA, The Automobile Racing Club of America, Racing Series, WeatherTech SportsCar Championship, Monster Energy Supercross and Monster Jam. FOX Sports Racing is distributed to subscribers in Canada and the Caribbean.

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FOX Soccer Plus. FOX Soccer Plus is a premium video programming network showcasing over 350 exclusive live soccer and rugby competitions including events from Bundesliga, FIFA, Super Rugby League, Australian Football League and the National Rugby League.

FOX Deportes. FOX Deportes is a Spanish-language sports programming service distributed in the U.S. FOX Deportes has more than 3,300 annual hours of live and exclusive programming, including exclusive Spanish language coverage of premier soccer matches (such as Liga MX and Copa MX Tijuana Xolos and Rayados de Monterrey home matches, MLS, Bundesliga, Copa Libertadores and Copa Sudamericana), UFC events, Monster Energy NASCAR Cup, the NFL, post-season games, including the National Football Conference, or NFC, Championship game in 2018, and MLB, including regular season, All-Star, National League Championship Series (in 2018) and World Series games. In addition to live events, FOX Deportes also features multi-sport news and highlight shows and daily studio programming, including Central FOX. FOX Deportes reaches more than 21 million cable and satellite households in the U.S., of which over six million are Hispanic.

Big Ten Network. We own an approximate 51% interest in the network, a 24-hour national video programming service dedicated to the collegiate Big Ten Conference and Big Ten athletics, academics and related programming. The Big Ten Network televises approximately 520 live collegiate events annually, including football games, regular-season and post-season men’s basketball games, women’s basketball games, men’s and women’s Olympic events (featuring volleyball, soccer, wrestling, gymnastics, ice hockey, softball, baseball, lacrosse and more). In addition to live events, the Big Ten Network televises a variety of studio shows such as BTN Live, B1G Football & Beyond, B1G Basketball & Beyond, and The B1G Show; Big Ten football and basketball game cut downs; and original programming from BTN Originals such as The Journey, Campus Eats, Big Ten Elite and original documentaries.

Digital Distribution. The Company also distributes programming through its FOX-branded and network-branded websites and applications and licenses programming for distribution through the websites and applications of cable television systems, direct broadcast satellite operators, telecommunications companies and online video distributors. The Company’s websites and applications provide live and/or on-demand streaming of network-related programming primarily on an authenticated basis to allow video subscribers of the Company’s participating distribution partners to view Company content via the Internet. Such websites and applications currently include: the websites FOXNews.com and FOXBusiness.com and the mobile applications FOX News and FOX Business GO; the website FOXSportsgo.com and the application FOX Sports GO, which offer live and on-demand streaming of both broadcast and cable network sports programming; and the website BTN2Go.com and the application BTN2Go, which offer live and on-demand streaming of the Big Ten Network programming. In 2018, FOX Nation was launched as an over-the-top streaming service, delivering premium content complementary to FOX News directly to consumers.

FOX Sports College Properties. FOX Sports College Properties, or FSCP, a division of Home Team Sports, or HTS, holds the exclusive multi-media and sponsorship representation rights for USC and the Los Angeles Memorial Coliseum, Michigan State University, University of Florida, Auburn, San Diego State, Georgetown, Villanova and the BIG EAST Conference. HTS is a multi-media sales unit that connects advertisers with every MLB, NHL and National Basketball Association, or NBA, home team in the U.S.

Competition

General. Cable network programming is a highly competitive business. Cable networks compete for content and distribution and, when distribution is obtained, for viewers and advertisers with free-to-air broadcast television, radio, print media, motion picture theaters, DVDs, Blu-ray high-definition format discs, or Blu-rays, Internet delivered free, advertising supported, subscription and rental services, wireless and portable viewing devices and other sources of information and entertainment. Important competitive factors include the prices charged for programming, the quantity, quality and variety of programming offered, the accessibility of such programming, the ability to adapt to new technologies and distribution platforms, quality of user experience and the effectiveness of marketing efforts.

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FOX News and FOX Business. FOX News’ primary competition comes from the cable networks CNN, HLN (CNN’s Headline News) and MSNBC. FOX Business’ primary competition comes from the cable networks CNBC and Bloomberg Television. FOX News and FOX Business also compete for viewers and advertisers within a broad spectrum of television networks, including other non-news cable networks and free-to-air broadcast television networks.

Sports programming operations. A number of basic and pay television programming services, such as ESPN and NBC Sports Network, as well as free-to-air stations and broadcast networks, provide programming that also targets FS1, FS2 and the Big Ten Network’s respective audience. On a national level, the primary competitors to FS1, FS2, and the Big Ten Network are ESPN, ESPN2, NBC Sports Network, Golf Channel and league-owned networks such as NFL Network, NHL Network, NBA TV and MLB Network. In regional markets, the Big Ten Network competes with other RSNs (including those operated by team owners, collegiate conferences and cable television distributors), local broadcast television stations and other sports programming providers and distributors. FS1, FS2, and the Big Ten Network also face competition online from ESPN+, Yahoo Sports, Facebook, Twitter, ESPN.com, NBCSports.com and CBSSports.com, among others.

In addition, FS1, FS2, and the Big Ten Network compete, to varying degrees, for sports programming rights. FS1, FS2 and the Big Ten Network compete for national rights principally with a number of national cable and broadcast services that specialize in or carry sports programming, including sports networks launched by the leagues and collegiate conferences. Cable television distributors sometimes contract directly with the sports teams in their service area for the right to distribute a number of those teams’ games on their systems. Additionally, cable television distributors and online and social media properties such as Amazon, Yahoo Sports, Facebook and Twitter compete with the Company’s cable sports networks by acquiring and distributing sports content to their online users.

Television

The Company is engaged in the operation of broadcast television stations and the acquisition, marketing and distribution of broadcast network programming nationally under the FOX brand.

FOX Television Stations

FOX Television Stations owns and operates 28 full power stations, including stations located in nine of the top ten largest DMAs and duopolies in 11 DMAs, including the three largest DMAs (New York, Los Angeles and Chicago).

Of the 28 full power stations, 17 stations are affiliates of the FOX Network. For a description of the programming offered to affiliates to the FOX Network, see “—FOX Broadcasting Company.” In addition, FOX Television Stations owns and operates 10 stations broadcasting programming from MyNetworkTV.

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The following table lists certain information about each of the television stations owned and operated by FOX Television Stations. Unless otherwise noted, all stations are affiliates to the FOX Network.

FOX Television Stations

	DMA/Rank	Station		Digital Channel RF (Virtual)	Type	Percentage of U.S. Television Households Reached (a)
New York, NY	1	WNYW		44(5)	UHF	6.3%
		WWOR	(b)(c)	25(9)	UHF
Los Angeles, CA	2	KTTV		11(11)	VHF	4.7%
		KCOP	(b)	13(13)	VHF
Chicago, IL	3	WFLD		31(32)	UHF	2.9%
		WPWR	(b)(d)(e)	31(50)	UHF
Philadelphia, PA	4	WTXF		42(29)	UHF	2.6%
Dallas, TX	5	KDFW		35(4)	UHF	2.4%
		KDFI	(b)	36(27)	UHF
Washington, DC	6	WTTG		36(5)	UHF	2.2%
		WDCA	(b)(f)	36(20)	UHF
Houston, TX	7	KRIV		26(26)	UHF	2.2%
		KTXH	(b)	19(20)	UHF
San Francisco, CA	8	KTVU		44(2)	UHF	2.2%
		KICU	(g)	36(36)	UHF
Atlanta, GA	9	WAGA		27(5)	UHF	2.2%
Phoenix, AZ	11	KSAZ		10(10)	VHF	1.7%
		KUTP	(b)	26(45)	UHF
Tampa, FL	13	WTVT		12(13)	VHF	1.7%
Detroit, MI	14	WJBK		7(2)	VHF	1.6%
Minneapolis, MN(h)	15	KMSP		9(9)	VHF	1.5%
		WFTC	(b)	29(29)	UHF
Orlando, FL	18	WOFL		22(35)	UHF	1.4%
		WRBW	(b)	41(65)	UHF
Charlotte, NC	23	WJZY		47(46)	UHF	1.0%
		WMYT	(b)(i)	47(55)	UHF
Austin, TX	39	KTBC		7(7)	VHF	0.7%
Gainesville, FL	159	WOGX		31(51)	UHF	0.1%

TOTAL						37.4%

Source:	Nielsen Media Research, January 2018.
(a)

VHF television stations transmit on channels 2 through 13 and UHF television stations on Channels 14 through 51. The FCC applies a discount, which we refer to as the UHF Discount, which attributes only 50% of the television households in a local television market to the audience reach of a UHF television station for purposes of calculating whether that station’s owner complies with the national station ownership cap imposed by FCC regulations and by statute; in making this calculation, only the station’s RF broadcast channel is considered. In a duopoly market, both stations must be UHF for the discount to apply. In addition, the coverage of two commonly owned stations in the same market is counted only once. The percentages listed are rounded and do not take into account the UHF Discount. For more information regarding the FCC’s national station ownership cap, see “—Government Regulation” in this information statement.

(b)	MyNetworkTV licensee station.

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(c)

WWOR hosts television station WRNN, New Rochelle, NY, licensed to WRNN License Company, LLC, an unrelated third party pursuant to a channel sharing agreement between FOX Television Stations and WRNN License Company, LLC. Since May 1, 2018, a portion of the spectrum formerly licensed to WWOR is shared with and licensed to WRNN.

(d)	Since June 11, 2018, WPWR-TV channel shares with WFLD.
(e)	Station WPWR is an affiliate of The CW Television Network during primetime and other network time periods. MyNetworkTV programming is telecast during other time periods.
(f)	Since July 18, 2018, WDCA channel shares with WTTG.
(g)	Independent station.
(h)

The Company also owns and operates full power station KFTC, Channel 26, Bemidji, MN as a satellite station of WFTC, Channel 29, Minneapolis, MN. Station KFTC is in addition to the 28 full power stations described in this section.

(i)	Since June 6, 2018, WMYT-TV channel shares with WJZY.

In March 2017, the FCC concluded a voluntary auction to reclaim 84 megahertz, or MHz, of the television broadcast station spectrum. FOX Television Stations had three stations’ bids to relinquish spectrum accepted by the FCC as part of the auction. As a result, the spectrum previously utilized by stations WDCA, Washington, DC; WMYT, Charlotte, NC; and WPWR, Chicago, IL has been relinquished to the FCC in June 2018 (WPWR-TV and WMYT-TV) and July 2018 (WDCA). In each of those markets, FOX Television Stations has begun channel sharing arrangements whereby both of its stations in the market operate using a single 6 MHz channel. This enables each of WDCA, WMYT and WPWR to continue its operations. For further information, see “—Government Regulation.”

FOX Broadcasting Company

FOX Broadcasting Company, which we refer to as the FOX Network, is a premier national television broadcast network, renowned for disrupting legacy broadcasters with powerful sports programming and appealing primetime entertainment. The FOX Network regularly delivers approximately 15 hours of weekly primetime programming, 60 minutes of late-night programming on Saturday and 60 minutes of news programming on Sunday to 208 local market affiliates, including 17 stations owned and operated by the Company, reaching approximately 99.9% of all U.S. television households. During the 2017-2018 broadcast season, the FOX Network primetime entertainment programming featured such series as 9-1-1, Bob’s Burgers, Empire, Family Guy, The Gifted, Gotham, Lethal Weapon, The Orville, The Resident, The Simpsons and Star; unscripted series such as The Four: Battle for Stardom, Hell’s Kitchen, Master Chef Junior and Showtime at the Apollo; event series such as The X-Files; and event specials such as A Christmas Story Live! In addition, a significant component of the FOX Network programming consists of sports programming, with the FOX Network providing to its affiliates live coverage of the NFC of the NFL (including coverage of the NFC playoffs) and MLB (including post-season and the World Series), as well as live coverage of the Monster Energy NASCAR Cup Series (including the Daytona 500), USGA golf events (including the men’s U.S. Open), college football and basketball, UFC and international soccer (including FIFA World Cup events). The Company has acquired rights to the NFL Thursday Night Football package and began airing live coverage of these games in August 2018.

The FOX Network primetime lineup is intended to appeal primarily to target the coveted 18 to 49 year old audience, the demographic group that advertisers seek to reach most often, with particular success in the 18 to 34 year old audience. During the 2017-2018 broadcast season, the FOX Network ranked third in the 18 to 49 year old audience (tied with ABC Television Network, or ABC, and based on Live+7 ratings), just one-tenth of a rating point behind CBS Television Network, or CBS. The FOX Network ranked second in the 18 to 34 year old audience (based on Live+7 ratings). The FOX Network ranked second in primetime programming in the 12 to 17 year old audience (tied with ABC and CBS and based on Live+7 ratings). The FOX Network has ranked among the top two networks in the 18 to 34 year old audience for the past 23 years (1995-1996 to 2017-2018 broadcast seasons) and in the 12 to 17 year old audience for the past 27 years (1991-1992 to 2017-2018 broadcast seasons).

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The FOX Network’s 9-1-1 ranked among the 2017-2018 broadcast season’s top three new entertainment series in the 18 to 49, 18 to 34 and 12 to 17 year old audience, while ranking second in the same measures among new dramas. Empire ranked among the 2017-2018 broadcast season’s top five broadcast dramas in the 18 to 34 and 12 to 17 year old audience for the fourth consecutive season. The FOX Network has seven of the 2017-2018 broadcast season’s top 20 new entertainment series, more than any other network, including: 9-1-1, The Orville, The Gifted, The Resident, and The Four: Battle for Stardom. Inclusive of all telecasts, the median age of the FOX Network viewer is 51 years, as compared to 55 years for each of ABC and NBC Television Network, or NBC, and 60 years for CBS. Excluding all sports and repeat programming, the median age of the FOX Network viewer is 50 years, as compared to 56 years for ABC, 57 years for NBC and 61 years for CBS.

The FOX Network obtains programming from major television studios, including Twentieth Century Fox Television (which, after the closing of the transactions, will be owned by New Disney), and independent television production companies pursuant to license agreements. The terms of those agreements generally provide the FOX Network with the right to broadcast a television series for a minimum of four seasons.

National sports programming is obtained through license agreements with professional or collegiate sports leagues or organizations. The FOX Network’s current licenses with the NFL, MLB, college football and basketball conferences, NASCAR, FIFA and USGA are secured by long-term agreements. We recently expanded our domestic sports rights to include WWE SmackDown Live, and Premier Boxing Champions.

The FOX Network provides programming to its 208 affiliates in accordance with affiliation agreements of varying durations, which grant to each affiliate the right to broadcast network television programming on the affiliated station. Such agreements typically run three or more years and have staggered expiration dates. These affiliation agreements require affiliates to the FOX Network to carry the FOX Network programming in all time periods in which the FOX Network programming is offered to those affiliates, subject to certain exceptions stated in the affiliation agreements.

The FOX Network also distributes programming through its network-branded website, FOX.com, and its FOXNOW application which offer live streaming of the FOX Network shows and programming from many broadcast stations affiliated with the FOX Network, and licenses programming for distribution through the websites and applications of cable television systems, direct broadcast satellite operators, telecommunications companies and online video distributors.

MyNetworkTV

The programming distribution service, Master Distribution Service, Inc. (branded as MyNetworkTV), distributes two hours per night, Monday through Friday, of off-network programming from syndicators to its licensee stations. As of June 30, 2018, MyNetworkTV had license and delivery agreements covering 183 stations, including 10 stations owned and operated by the Company, reaching approximately 97% of U.S. households.

Competition

The network television broadcasting business is highly competitive. The FOX Network and MyNetworkTV compete for audiences, programming and advertising revenue with other broadcast networks, such as ABC, NBC, CBS and The CW Television Network, independent television stations, cable and direct broadcast satellite distribution services, cable and direct broadcast satellite television networks, as well as other media, including digital platforms, Internet-delivered free, advertising supported, subscription and rental services, and DVDs, Blu-rays and other physical media. In addition, the FOX Network and MyNetworkTV compete with other broadcast networks and programming distribution services to secure affiliations or station agreements with independently owned television stations in markets across the U.S. ABC, NBC and CBS each broadcasts a significantly greater number of hours of programming than the FOX Network and, accordingly, may be able to designate or change time periods in which programming is to be broadcast with greater flexibility than the FOX Network. In addition, future technological developments may affect competition within the broadcast television marketplace.

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Each of the stations owned and operated by FOX Television Stations also competes for advertising revenues with other television stations, radio and cable systems in its respective market area, along with other advertising media, such as digital platforms, Internet apps and websites, newspapers, magazines, outdoor advertising and direct mail. All of the stations owned and operated by FOX Television Stations are located in highly competitive markets. Additional items that are material to the competitive position of each of the television stations include management experience, authorized power and assigned frequency of that station. Competition for sales of broadcast advertising time is based primarily on the anticipated and actually delivered size and demographic characteristics of audiences as determined by various rating services, price, the time of day when the advertising is to be broadcast, competition from the other broadcast networks, cable television systems, direct broadcast satellite television, services and digital media and general economic conditions. Competition for audiences is based primarily on the selection of programming, the acceptance of which is dependent on the reaction of the viewing public, which is often difficult to predict.

Other Enterprises and Investments

FOX Studios lot. FOX also owns the FOX Studios lot in Los Angeles, California. The historic lot currently provides over 50 acres and 1.5 million square feet of space for both administration and production services including 15 sound stages, 4 scoring and mixing stages, 2 broadcast studios, theaters, editing bays, and other production facilities. Following the distribution, the FOX Studios lot will provide two revenue streams — the lease of office space to RemainCo and the operation of studio facilities for third party productions, which initially will predominantly be to Disney. FOX will be responsible for management of the FOX Studios lot, including performing all elements of servicing and managing the facility and managing and providing studio operation services, including production operations and post-production services. FOX will lease office space on the FOX Studios lot to RemainCo for an initial term of seven years, subject to two five-year renewal options for RemainCo. See “The Transactions—Certain Agreements—Studio Lot Lease and Management Agreement.” The results attributable to the FOX Studios lot will be reported in our Other, Corporate and Eliminations segment.

Roku. FOX also owns approximately 6 million shares representing approximately 5% of Roku, a pioneer in streaming TV that connects users to movies, shows and music, enables content publishers to build and monetize large audiences and provides advertisers with unique capabilities to engage consumers. Roku operates the number one TV streaming platform in the U.S. as measured by total hours streamed, according to Kantar Millward Brown research. It had 22 million active accounts as of June 30, 2018 and streams billions of hours of content every quarter. Our interest in Roku is reported as an equity investment.

Government Regulation

The television broadcast industry in the U.S. is highly regulated by federal laws and regulations issued and administered by various agencies, including the FCC. The FCC regulates television broadcasting, and certain aspects of the operations of cable, satellite and other electronic media that compete with broadcasting, pursuant to the Communications Act. The introduction of new laws and regulations or changes in the enforcement or interpretation of existing laws and regulations could have a negative impact on the operations, prospects and financial performance of the Company.

Broadcast Licenses. The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of the license would serve the public interest, convenience and necessity. The Company owns broadcast licensees in connection with its ownership and operation of television stations. Under the Communications Act, television broadcast licenses may be granted for a maximum term of eight years. Generally, the FCC renews broadcast licenses upon finding that the television station has served the public interest, convenience and necessity; there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and there have been no other violations by the licensee of the Communications Act or FCC rules and regulations which, taken together, indicate a pattern of abuse. Currently, FOX Television Stations has no pending renewal applications for its television broadcast licenses.

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Ownership Regulations. Under the FCC’s national television ownership rule, as established by Congress, one party may own television stations with a collective national audience reach of not more than 39% of all U.S. television households. Under the FCC’s local television ownership rule, one party may own up to two television stations in the same DMA and there is also a presumptive prohibition on the ownership of two stations ranked among the top-four stations in a DMA based on audience share, measured as of the date an application for FCC approval of an acquisition is filed. In addition, the FCC’s newspaper/broadcast cross-ownership rule previously prohibited common ownership of broadcast stations and daily newspapers in a single DMA. FOX Television Stations is in compliance with applicable ownership regulations.

In April 2017, the FCC reinstated the UHF discount, pursuant to which a UHF television station is attributed with reaching only 50% of the television households in its market for purposes of calculating national audience reach under the national ownership rule. In December 2017, the FCC issued a Notice of Proposed Rulemaking pursuant to which it will consider modifying, retaining or eliminating the 39% national television audience reach limitation (including possibly the UHF discount). If the FCC determines in the future to again eliminate the UHF discount, but does not eliminate or modify the national television audience reach limitation, the Company’s ability to acquire television stations in additional markets may be affected.

In November 2017, the FCC issued a reconsideration order that eliminated the newspaper/broadcast cross-ownership rule, which prohibited common ownership of broadcast stations and daily newspapers in the same market, and relaxed the local television ownership rule so that, among other things, station owners could petition the FCC to permit ownership of two stations both ranked among the top four in a market. The reconsideration order is currently the subject of an appeal in the United States Court of Appeals for the Third Circuit. Prior to the elimination of the rule, the Company had operated under waivers of the cross-ownership rule because Company shareholders retained an attributable interest in The New York Post, a daily newspaper in the New York DMA, by virtue of the Murdoch Family Trust’s ownership interest in both News Corp and the Company. If the elimination of the newspaper/broadcast cross-ownership rule is overturned by the court, the Company’s operations or future conduct, including the acquisition of any broadcast networks, or stations or any newspapers, in the same local markets in which News Corp owns or operates newspapers or has acquired television stations, may affect News Corp’s ability to own and operate its business in compliance with the rule. We have agreed with News Corp that, if we acquire newspapers, radio or television broadcast stations or television broadcast networks in the U.S., and such acquisition would impede or be reasonably likely to impede News Corp’s business, then we will be required to take certain actions, including divesting assets, in order to permit News Corp to hold its media interests and to comply with applicable rules.

Under the Communications Act, no broadcast station licensees may be owned by a corporation if more than 25% of the corporation’s stock is owned or voted by non-U.S. persons, their representatives, or by any other corporation organized under the laws of a foreign country. The FCC could review the Company’s compliance with the foreign ownership regulations in connection with its consideration of FOX Television Stations’ license renewal applications.

Carriage and Content Regulations. FCC regulations require each television broadcaster to elect, at three-year intervals, either to require carriage of its signal by MVPDs in the station’s market or to negotiate the terms in which that broadcast station would permit transmission of its signal by the MVPDs within its market, which we refer to as the retransmission consent. Generally, FOX Television Stations has elected retransmission consent for all of its owned and operated stations.

Federal legislation limits the amount of commercial matter that may be broadcast during programming designed for children 12 years of age and younger. In addition, under FCC regulations, television stations are generally required to broadcast a minimum of three hours per week of programming, which, among other requirements, must serve, as a “significant purpose,” the educational and informational needs of children 16 years of age and under. A television station found not to have complied with the programming requirements or commercial limitations could face sanctions, including monetary fines and the possible non-renewal of its license.

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FCC rules prohibit the broadcast by television and radio stations of indecent or profane material between the hours of 6:00 a.m. and 10:00 p.m. Federal law currently authorizes the FCC to impose fines of up to $350,000 per incident for violation of the prohibition against indecent and profane broadcasts. The FCC may impose fines for, and also has the power to pursue license revocation proceedings in cases of, serious or multiple violations of the indecency prohibition. Several complaints alleging the broadcast of indecent or profane material by FOX Television Stations are believed to be pending at the FCC (and it is not possible to predict the outcome of any such complaints).

Modifications to the Company’s programming to reduce the risk of indecency violations could have an adverse effect on the competitive position of FOX Television Stations and the FOX Network. If indecency regulation is extended to Internet or cable and satellite programming, and such extension was found to be constitutional, some of the Company’s other programming services could be subject to additional regulation that might affect subscription and viewership levels.

The FCC continues to enforce strictly its regulations concerning sponsorship identification, political advertising, children’s television, environmental concerns, equal employment opportunity, technical operating matters and antenna tower maintenance. In addition, the Federal Trade Commission, or FTC, has increased its focus on unfair and deceptive advertising practices, particularly with respect to social media marketing. Both FCC and FTC rules and guidance require marketers to clearly and conspicuously disclose whenever there has been payment for a marketing message or when there is a material connection between an advertiser and a product endorser.

FCC rules also require the closed captioning of almost all broadcast and cable programming. In addition, Federal law requires affiliates of the four largest broadcast networks in the 25 largest markets to carry a specified minimum amount of hours of primetime or children’s programming per calendar quarter with video descriptions, i.e., a verbal description of key visual elements inserted into natural pauses in the audio and broadcast over a separate audio channel. The same statute requires programming that was captioned on television to retain captions when distributed via Internet Protocol apps or services.

FCC regulations govern various aspects of the agreements between networks and affiliated broadcast stations, including, among other things, a mandate that television broadcast station licensees retain the right to reject or refuse network programming in certain circumstances or to substitute programming that the licensee reasonably believes to be of greater local or national importance.

Violation of FCC regulations can result in substantial monetary forfeitures, periodic reporting conditions, short-term license renewals and, in egregious cases, denial of license renewal or revocation of license. Violation of FTC-imposed obligations can result in enforcement actions, litigation, consent decrees and, ultimately, substantial monetary fines.

National Broadband Plan. In order to free up more spectrum for wireless broadband services, the FCC has promulgated a national Broadband Plan that is intended to incentivize current private-sector spectrum holders to return some of their spectrum to the government through such initiatives as voluntary “incentive” spectrum auctions and “repacking” of channel assignments to increase efficient spectrum usage. Over time, if voluntary measures fail to yield the amount of spectrum the FCC deems necessary for wireless broadband deployment, the Broadband Plan proposed various mandates to reclaim spectrum, such as forced channel sharing. The FCC already has conducted one voluntary “incentive” auction to reclaim spectrum from broadcasters willing to relinquish it. FOX Television Stations had three stations’ bids to relinquish spectrum accepted by the FCC as part of that auction, which concluded in March 2017. Of its remaining stations, nine will be required to repack during a multi-year transition.

Privacy and Information Regulation

The laws and regulations governing the collection, use and transfer of consumer information are complex and rapidly evolving, particularly as they relate to the Company’s digital businesses. The Company monitors and

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considers these laws and regulations in the design and operation of digital content services and legal and regulatory compliance programs.

Federal laws and regulation affecting the Company’s online services, websites and other business activities include: the Children’s Online Privacy Protection Act (COPPA), which prohibits websites and online services from collecting personally identifiable information online from children under age 13 without prior parental consent; the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM), which regulates the distribution of unsolicited commercial emails, or “spam”; the Video Privacy Protection Act (VPPA), which prohibits the knowing disclosure of information that identifies a person as having requested or obtained specific video materials from a “video tape service provider”; and the Telephone Consumer Protection Act (TCPA), which restricts certain marketing communications, such as text and calls, without explicit consent. Although the media industry is also active in self-regulatory initiatives relating to advertising and online privacy, such initiatives may be replaced or superseded by government action. A number of privacy and data security bills that address the collection, maintenance and use of personal information, breach notification requirements and cybersecurity are pending or have been adopted at both the state and federal level, including the California Consumer Privacy Act effective in 2020. In addition, state attorneys general have made privacy and data security an enforcement focus. Violations of applicable privacy and data security laws can result in significant monetary fines and other penalties, could require us to expend significant resources to defend, remedy and/or address, and could harm our reputation even if we are not ultimately responsible for the violation.

Non-U.S. governments also have implemented, and continue to introduce and assess new, privacy and data security laws and regulations, some of which could apply to us even if our business is conducted from the U.S. It is possible that our current data protection policies and practices may be deemed inconsistent with new legal requirements or interpretations thereof, and could result in the violation of these new laws and regulations. The EU General Data Protection Regulation (GDPR), in particular, regulates the collection, use and security of personal data and restricts the trans-border flow of such data, and can result in the imposition of significant fines for non-compliance.

Intellectual Property

The Company’s intellectual property assets include copyrights in television programming and other publications, websites and technologies; trademarks, trade dress, service marks, logos, slogans, sound marks, design rights, symbols, characters, names, titles and trade names, domain names; patents or patent applications for inventions related to its products, business methods and/or services, trade secrets and know how; and licenses of intellectual property rights of various kinds. The Company derives value from these assets through the production, distribution and/or licensing of its television programming to domestic and international cable and satellite television services, video-on-demand services, operation of websites, and through the sale of products, such as collectible merchandise, apparel, books and publications, among others.

The Company devotes significant resources to protecting its intellectual property, relying upon a combination of copyright, trademark, unfair competition, patent, trade secret and other laws and contract provisions. There can be no assurance of the degree to which these measures will be successful in any given case. Policing unauthorized use of the Company’s products and services and related intellectual property is often difficult and the steps taken may not in every case prevent the infringement by unauthorized third parties of the Company’s intellectual property. The Company seeks to limit that threat through a combination of approaches, including offering legitimate market alternatives, deploying digital rights management technologies, pursuing legal sanctions for infringement, promoting appropriate legislative initiatives and international treaties and enhancing public awareness of the meaning and value of intellectual property and intellectual property laws. Piracy, including in the digital environment, continues to present a threat to revenues from products and services based on intellectual property.

Third parties may challenge the validity or scope of the Company’s intellectual property from time to time, and such challenges could result in the limitation or loss of intellectual property rights. Even if not valid, such

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claims may result in substantial costs and diversion of resources that could have an adverse effect on the Company’s operations.

Employees

The Company expects to employ approximately                persons as of the time of the distribution. The contracts with unions of which the Company’s trade employees and others are members will expire during various times over the next several years. The Company believes its current relationships with employees are generally good.

Properties

FOX owns the FOX Studios lot in Los Angeles, California. The historic lot currently provides over 50 acres and 1.5 million square feet of space for both administration and production services including 15 sound stages, 4 scoring and mixing stages, 2 broadcast studios, theaters, editing bays, and other production facilities. Following the distribution, the FOX Studios lot will provide two revenue streams – the lease of office space to RemainCo and the operation of studio facilities for third party productions, which initially will predominantly be to Disney. FOX will be responsible for management of the FOX Studios lot, including performing all elements of servicing and managing the facility and managing and providing studio operation services, including production operations and post-production services. FOX will lease office space on the FOX Studios lot to RemainCo for an initial term of seven years, subject to two five-year renewal options for RemainCo. See “The Transactions—Certain Agreements—Studio Lot Lease and Management Agreement” and “—Other Enterprises and Investments.” The results attributable to the FOX Studios lot will be reported in our Other, Corporate and Eliminations segment.

In addition to the FOX Studios lot in Los Angeles, California, FOX also owns and leases various real properties in the U.S. that are utilized in the conduct of its businesses. Each of these properties is considered to be in good condition, adequate for its purpose and suitably utilized according to the individual nature and requirements of the relevant operations. FOX’s policy is to improve and replace property as considered appropriate to meet the needs of the individual operation.

Legal Proceedings

The Company may be involved in litigation from time to time in the ordinary course of business. The Company does not expect that the ultimate resolution of any such matters will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows. However, the results of such matters cannot be predicted with certainty and the Company cannot assure you that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. For additional information regarding legal proceedings, please see Note 11—Commitments and Contingencies to the notes accompanying the Company’s audited combined financial statements included in this information statement and Note 8—Commitments and Contingencies to the notes accompanying the Company’s unaudited combined financial statements included in this information statement.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis presented below are provided as a supplement to, refer to and should be read in conjunction with the audited combined financial statements and related notes, the unaudited interim combined financial statements and related notes and the unaudited pro forma combined financial information, each included in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” “project,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. These statements appear in a number of places and include statements regarding our or our directors’ and officers’ intent, belief or current expectations with respect to, among other things, trends affecting our financial condition or results of operations, the outcome of contingencies such as litigation and investigations, and the expected timing, completion and effects of the transactions discussed in this information statement. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in, or incorporated by reference to, this information statement, particularly under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” FOX believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect our results of operations, financial position and cash flows in the future or what they would have been had FOX been a separate, standalone, publicly traded company during the periods presented.

INTRODUCTION

The Proposed Distribution

On June 20, 2018, 21CF and Disney entered into the combination merger agreement, which includes as a condition to the consummation of the mergers that the distribution shall have been completed.

Prior to the completion of the mergers, 21CF and FOX will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation, whereby it will transfer to FOX the FOX business and certain other assets, and FOX will assume from 21CF certain liabilities associated with such businesses and certain other liabilities. 21CF will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the 21CF merger, in order to implement the distribution, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders of the hook stock shares) on a pro rata basis, in accordance with the distribution merger agreement.

On the day the separation is completed, following the separation but prior to the distribution, FOX will pay to 21CF a dividend in the amount of $8.5 billion, which we refer to as the dividend, in immediately available funds. FOX will arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment described below, if any.

At the open of business on the business day immediately following the date of the distribution, if the final estimate of the transaction tax is lower than $8.5 billion, Disney will make the cash payment to FOX, which cash payment will be the amount obtained by subtracting the final estimate of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion. After the 21CF merger, FOX will promptly replenish its cash used, and/or reduce the indebtedness incurred, to fund the dividend by the amount of the cash payment, if any.

To provide FOX with financing in connection with the dividend, 21st Century Fox America, Inc., which we refer to as 21CFA, a wholly owned subsidiary of 21CF, entered into the bridge commitment letter, in December

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2017, on behalf of FOX with the financial institutions party thereto which provides for borrowings of up to $9 billion, which we refer to as the bridge commitment letter. While 21CFA has entered into the bridge commitment letter, FOX intends to finance the majority of the dividend by obtaining permanent financing in the capital markets on a standalone basis.

Costs related to the distribution of approximately $20 million and $75 million have been incurred by 21CF for the three months ended September 30, 2018 and for fiscal 2018, respectively. These costs include accounting, legal, consulting and advisory fees. FOX has assumed all of these distribution costs incurred to date and anticipates that it will be responsible for all similar costs incurred prior to the distribution.

After the distribution, FOX expects to incur nonrecurring expenditures consisting primarily of employee-related costs, costs to establish certain standalone functions, broadcast and information technology systems and other transaction-related costs. Additionally, FOX’s management expects to incur recurring costs as a result of becoming a standalone, publicly traded company, for transition services and from establishing or expanding the corporate support for its business, including shared services (advertising, affiliate and digital), information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, governance, legal, procurement and other services. FOX’s expected standalone results will also include additional incremental operating costs related to company-wide shared services, including shared technology platforms. FOX’s management estimates that the total incremental recurring costs could range between $             million and $             million on an annual basis beyond the amounts included in these historical financial statements. This range is based on subjective estimates and assumptions. FOX expects its cash flows from operations, together with its access to capital markets, to be sufficient to fund these corporate expenses.

21CF’s net investment in FOX, as of the distribution date, will be distributed to 21CF’s stockholders through the distribution of all of the issued and outstanding shares of common stock of FOX to the holders of the outstanding shares of 21CF common stock (other than hook stock shares) on a pro rata basis pursuant to the distribution merger agreement. Following completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will hold ownership interests in FOX and 21CF proportionally equal to its existing ownership interest in 21CF (excluding the holders of the hook stock shares). In the distribution, a portion of each share of 21CF common stock will be exchanged for 1/3 of one share of FOX common stock of the same class, and holders will continue to own the remaining portion of each such share of 21CF common stock.

Basis of Presentation

The combined financial data was prepared on a standalone basis, derived from the consolidated financial statements and accounting records of 21CF. These statements reflect the combined historical results of operations, financial position and cash flows of 21CF’s domestic news, national sports and broadcast businesses and certain other assets and liabilities associated with such businesses in accordance with GAAP. For ease of reference, these Combined Financial Statements are collectively referred to as those of FOX.

The combined financial data is presented as if such businesses had been combined for all periods presented. All significant intracompany transactions and accounts within FOX have been eliminated. The assets and liabilities in the combined financial data has been reflected on a historical cost basis, as immediately prior to the distribution all of the assets and liabilities presented are wholly owned by 21CF and are being transferred to the combined FOX group at carry-over basis. The Combined Statements of Operations include allocations for certain support functions that are provided on a centralized basis within 21CF and not recorded at the business unit level, such as certain expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. 21CF does not routinely allocate these costs to any of its business units. These expenses have been allocated to FOX on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures. Management believes the assumptions underlying the combined financial data, including the assumptions regarding allocating general corporate expenses from 21CF, are reasonable. Nevertheless, the combined financial

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data may not include all of the actual expenses that would have been incurred by FOX and may not reflect FOX’s combined results of operations, financial position and cash flows had it been a standalone, publicly traded company during the periods presented. Actual costs that would have been incurred if FOX had been a standalone, publicly traded company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The income tax benefit (expense) in the Combined Statements of Operations has been calculated as if FOX filed a separate tax return and was operating as a standalone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of FOX’s actual tax balances prior to or subsequent to the distribution. In addition, as a result of the distribution, FOX expects to receive a step-up in tax basis based on the amount of the taxable gain recognized in connection with the separation resulting in an annual tax deduction over the next 15 years. The amortization of the step-up in tax basis will only be reflected in the balance sheet and will not be recognized in the statement of operations. The final amount of the step-up in tax basis, and, accordingly the amount of the cash tax savings, will depend on several factors, including the volume weighted average trading price of FOX stock on the date of distribution. The growth and profitability of our businesses on a standalone basis, in conjunction with these cash tax savings and relatively modest capital needs, are expected to support an attractive cash flow conversion profile. These factors offer the financial flexibility to help us navigate the evolving media landscape and invest organically to maintain our leading market positions. We expect to maintain a balanced capital allocation policy and will opportunistically evaluate strategic alternatives, including shareholder returns. See “Unaudited Pro Forma Combined Financial Information” for further details.

Management’s discussion and analysis of financial condition and results of operations is intended to help provide an understanding of the Company’s financial condition, changes in financial condition and results of operations. This discussion is organized as follows:

•

Overview of the Company’s Business—This section provides a general description of the Company’s businesses, as well as developments that occurred during fiscal 2018 and 2019 that the Company believes are important in understanding its results of operations and financial condition or to disclose known trends.

•

Results of Operations—This section provides an analysis of the Company’s results of operations for the three months ended September 30, 2018 and 2017 and for the three fiscal years ended June 30, 2018, respectively. This analysis is presented on both a combined and a segment basis. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

•

Liquidity and Capital Resources—This section provides an analysis of the Company’s cash flows for the three months ended September 30, 2018 and 2017 and for the three fiscal years ended June 30, 2018, respectively, as well as a discussion of the Company’s commitments that existed as of September 30, 2018 and June 30, 2018. Included is a discussion of the amount of financial capacity available to fund the Company’s future commitments and obligations, as well as a discussion of other financing arrangements.

•

Critical Accounting Policies—This section discusses accounting policies considered important to the Company’s financial condition and results of operations, and which require significant judgment and estimates on the part of management in application. In addition, Note 2—Summary of Significant Accounting Policies to the accompanying Audited Combined Financial Statements of FOX summarizes the Company’s significant accounting policies, including the critical accounting policy discussion found in this section.

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OVERVIEW OF THE COMPANY’S BUSINESS

The Company is a news, sports and entertainment company, which manages and reports its businesses in the following segments:

•

Cable Network Programming, which principally consists of the production and licensing of news and sports content distributed primarily through cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors (collectively, multi-channel video programming distributors or MVPDs), primarily in the U.S.

•

Television, which principally consists of the acquisition, marketing and distribution of broadcast network programming nationally under the FOX brand and the operation of 28 full power broadcast television stations, including 11 duopolies, in the U.S. (of these stations, 17 are affiliated with the FOX Network, nine are affiliated with MyNetworkTV, one is affiliated with both The CW Television Network and MyNetworkTV and one is an independent station).

•

Other, Corporate and Eliminations, which principally consists of corporate overhead costs, intracompany eliminations and the FOX Studios lot. The FOX Studios lot, located in Los Angeles, California, provides television and film production services along with office space, studio operation services and includes all operations of the facility.

Cable Network Programming and Television

The Cable Network Programming and Television industries continue to evolve rapidly, with changes in technology, leading to alternative methods for the delivery and storage of digital content. These technological advancements have driven changes in consumer behavior and have empowered consumers to seek more control over when, where and how they consume digital content. Content owners are increasingly delivering their content directly to consumers over the Internet and innovations in distribution platforms have enabled consumers to view such Internet-delivered content on televisions and portable devices.

At the same time, expenditures by advertisers are affected by newer technologies that allow users to view programming from a remote location or on a time-delayed basis and provide users the ability to fast-forward, rewind, pause and skip programming and advertisements. Furthermore, the pricing and volume of advertising may be affected by shifts in spending toward digital and mobile offerings, which can deliver targeted advertising more promptly, from more traditional media, or toward newer ways of purchasing advertising.

Given these changes in the television consumption habits, the Company believes its strength in “appointment-based” content provides the Company with a strategic advantage. FOX differentiates itself from its competitors, by focusing on audiences at meaningful scale watching premium content in real time and by attracting sales from advertising customers who want to reach larger audiences within specified time parameters. Across television viewing overall, as live news and sports consumption has increased from approximately 22% of all live viewership in calendar 2013 to approximately 28% in calendar 2017, FOX has strategically built the most-followed news and sports platforms in the country. Real-time consumption of live news and sports programming increased approximately 8% from 2013 to 2017. FOX’s franchises are leaders in these growing categories generating strong demand from both advertisers and traditional MVPDs. Our premium content has expanded to the growing space of digital television, where our channels are distributed on the majority of digital MVPD services. As viewers increasingly move toward ad-free or delayed viewing, we believe the scale of our live audiences and premium nature of the content we deliver across our channels increasingly differentiate us from our competitors. Audiences engage with FOX’s content in real-time, and as a result, our offerings have become more valuable to consumers, distributors and advertisers, leading to higher revenues for FOX.

The Company’s performance is dependent, to a large extent, on the impact of changes in consumer behavior as a result of new technologies, operating in a highly competitive industry, sale of advertising on its cable and broadcast networks and television stations, maintenance and renewal of its carriage, affiliation and content

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agreements and programming rights, the popularity of its content, and general economic conditions (including capital and credit market conditions), the Company’s ability to manage its businesses effectively, and its relative strength and leverage in the industry. For more information, see “Risk Factors,” and “Business” included herein.

The Company’s Cable Network Programming and Television segments derive a majority of their revenues from affiliate fees for transmission of its content and advertising sales. For fiscal 2018, the Company generated revenues of $10.2 billion, of which approximately 48% was generated from affiliate fees, 45% was generated from advertising, and 7% was generated from other operating activities. For the three months ended September 30, 2018, the Company generated revenues of $2.5 billion, of which approximately 53% was generated from affiliate fees, 42% was generated from advertising, and 5% was generated from other operating activities.

Affiliate fees primarily include (i) monthly subscriber-based license and retransmission consent fees paid by programming distributors that carry our cable networks and our owned and operated television stations; and (ii) fees received from television stations that are affiliated with the FOX Network. U.S. law governing retransmission consent provides a mechanism for the television stations owned by the Company to seek and obtain payment from MVPDs who carry the Company’s broadcast signals.

Affiliate fee revenues are net of the amortization of cable distribution investments (capitalized fees paid to U.S. MVPDs to typically facilitate the carriage of a domestic cable network). The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period. Cable television systems and direct broadcast satellite operators are currently the predominant means of distribution of the Company’s program services, while online video distributors have become an increasingly significant share of overall distribution.

Revenues are impacted by rate changes, changes in the number of subscribers to the Company’s content, changes in the expenditures by advertisers, reflected by overall economic conditions, as well as the impact of state, congressional and presidential elections cycles and of special events impacting advertising revenues, such as the NFL’s Super Bowl, which is broadcast on the FOX Network on a rotating basis with other networks, the MLB’s World Series, and the FIFA World Cup, which occurs every four years, and other regular and post-season sporting events delivered to consumers on the Company’s broadcast television and cable networks.

The most significant operating expenses of the Cable Network Programming segment and the Television segment are acquisition and production expenses related to programming, marketing and promotional expenses, and expenses related to operating the technical facilities of the cable network or broadcaster. Marketing and promotional expenses relate to improving the market visibility and awareness of the cable network or broadcaster and its programming. Additional expenses include salaries, employee benefits, rent and other routine overhead expenses.

The profitability of U.S. national sports contracts is based on the Company’s best estimates at September 30, 2018 of attributable revenues and costs; such estimates may change in the future and such changes may be significant. Should revenues decline materially from estimates applied at September 30, 2018, amortization of rights may be accelerated. Should revenues improve as compared to estimated revenues, the Company may have improved results related to the contract, which may be recognized over the remaining contract term.

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RESULTS OF OPERATIONS

Results of Operations—For the three months ended September 30, 2018 versus the three months ended September 30, 2017

The following table sets forth the Company’s operating results for the three months ended September 30, 2018, as compared to the three months ended September 30, 2017:

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Affiliate fee	$1,337	$1,155	$182	16%
Advertising	1,063	888	175	20%
Other	141	145	(4)	(3)%

Total revenues	2,541	2,188	353	16%
Operating expenses	(1,491)	(1,264)	(227)	18%
Selling, general and administrative	(299)	(263)	(36)	14%
Depreciation and amortization	(43)	(41)	(2)	5%
Impairment and restructuring charges	—	(1)	1	(100)%
Interest expense	(16)	(7)	(9)	* *
Other, net	139	(1)	140	* *

Income before income tax expense	831	611	220	36%
Income tax expense	(216)	(211)	(5)	2%

Net income	615	400	215	54%
Less: Net income attributable to redeemable noncontrolling interests	(11)	(10)	(1)	10%

Net income attributable to FOX	$604	$390	$214	55%

**	not meaningful

Overview—The Company’s revenues increased 16% for the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, primarily due to higher affiliate fee and advertising revenues. The increase in affiliate fee revenue was primarily attributable to higher average rates per subscriber across all networks, led by contractual rate increases on existing affiliate agreements. The increase in advertising revenue was primarily due to the broadcast of a portion of the FIFA World Cup matches in the current year, a higher number of NFL regular season games on the FOX Network, including the addition of NFL Thursday Night Football, or TNF, and higher political advertising revenue at FOX television stations due to the mid-term elections.

Operating expenses increased 18% for the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, primarily due to higher sports programming rights amortization and production costs, including the addition of the FIFA World Cup and a higher number of NFL regular season games, including TNF.

Selling, general and administrative expenses increased 14% for the three months ended September 30, 2018, as compared to corresponding period of fiscal 2018, primarily due to higher compensation expenses along with marketing costs associated with FIFA World Cup matches and a higher number of NFL regular season games, including TNF.

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Interest expense—Interest expense increased $9 million for the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, primarily due to the bridge commitment letter which was entered into during fiscal 2018.

Other, net—See Note 11—Additional Financial Information to the accompanying Unaudited Combined Financial Statements of FOX under the heading “Other, net.”

Income tax expense—The Company’s tax provision and related effective tax rate of 26% for the three months ended September 30, 2018 was higher than the statutory rate of 21% primarily due to state taxes and other permanent items.

The Company’s tax provision and related effective tax rate of 35% for the three months ended September 30, 2017 was consistent with the statutory rate of 35%.

Net income—Net income increased 54% for the three months ended September 30, 2018, as compared to corresponding period of fiscal 2018, primarily due to improved operating results and unrealized gains on investments partially offset by costs related to the separation and distribution in the current year (See Note 11—Additional Financial Information to the accompanying Unaudited Combined Financial Statements of FOX under the heading “Other, net”).

Segment Analysis

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measure is segment operating income before depreciation and amortization, or Segment OIBDA. Due to the integrated nature of these operating segments, estimates and judgments are made in allocating certain assets, revenues and expenses.

Segment OIBDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Segment OIBDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Impairment and restructuring charges, Interest expense, Other, net and Income tax expense. Management believes that Segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources to the Company’s businesses.

Management believes that information about Total Segment OIBDA assists all users of the Company’s Combined Financial Statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Total Segment OIBDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Segment OIBDA and Total Segment OIBDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance.

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For the three months ended September 30, 2018 versus the three months ended September 30, 2017

The following table reconciles Income before income tax expense to Total Segment OIBDA for the three months ended September 30, 2018, as compared to the three months ended September 30, 2017:

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions, except %)
Income before income tax expense	$831	$611	$220	36%
Add
Amortization of cable distribution investments	10	12	(2)	(17)%
Depreciation and amortization	43	41	2	5%
Impairment and restructuring charges	—	1	(1)	(100)%
Interest expense	16	7	9	* *
Other, net	(139)	1	(140)	* *

Total Segment OIBDA	$761	$673	$88	13%

**	not meaningful

The following table sets forth the computation of Total Segment OIBDA for the three months ended September 30, 2018, as compared to the three months ended September 30, 2017:

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues	$2,541	$2,188	$353	16%
Operating expenses	(1,491)	(1,264)	(227)	18%
Selling, general and administrative	(299)	(263)	(36)	14%
Amortization of cable distribution investments	10	12	(2)	(17)%

Total Segment OIBDA	$761	$673	$88	13%

The following tables set forth the Company’s Revenues and Segment OIBDA for the three months ended September 30, 2018, as compared to the three months ended September 30, 2017:

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Cable Network Programming	$1,265	$1,138	$127	11%
Television	1,277	1,051	226	22%
Other, Corporate and Eliminations	(1)	(1)	—	—%

Total revenues	$2,541	$2,188	$353	16%

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions, except %)
Segment OIBDA
Cable Network Programming	$633	$576	$57	10%
Television	171	125	46	37%
Other, Corporate and Eliminations	(43)	(28)	(15)	(54)%

Total Segment OIBDA	$761	$673	$88	13%

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Cable Network Programming (50% and 52% of the Company’s combined revenues for the three months ended September 30, 2018 and 2017, respectively.)

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Affiliate fee	$939	$830	$109	13%
Advertising and other	326	308	18	6%

Total revenues	1,265	1,138	127	11%
Operating expenses	(541)	(480)	(61)	13%
Selling, general and administrative	(101)	(94)	(7)	7%
Amortization of cable distribution investments	10	12	(2)	(17)%

Segment OIBDA	$633	$576	$57	10%

Revenues at the Cable Network Programming segment increased for the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, primarily due to higher affiliate fee and advertising and other revenues. The increase in affiliate fee revenue was primarily attributable to higher average rates per subscriber across all networks, led by contractual rate increases on existing affiliate agreements. The increase in advertising and other revenues was primarily due to higher pricing at the news channels and higher viewership at FS1 as a result of the addition of the FIFA World Cup.

Cable Network Programming segment OIBDA increased for the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, primarily due to the revenue increases noted above partially offset by higher expenses. Operating expenses increased principally due to higher sports programming rights amortization and production costs, including the addition of the FIFA World Cup, higher news production costs and pre-launch costs incurred for the upcoming direct-to-consumer initiative.

Television (50% and 48% of the Company’s combined revenues for the three months ended September 30, 2018 and 2017, respectively)

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Advertising	$799	$650	$149	23%
Affiliate fee and other	478	401	77	19%

Total revenues	1,277	1,051	226	22%
Operating expenses	(951)	(785)	(166)	21%
Selling, general and administrative	(155)	(141)	(14)	10%

Segment OIBDA	$171	$125	$46	37%

Revenues at the Television segment increased for the three months ended September 30, 2018, as compared to the corresponding period in fiscal 2018, primarily due to higher advertising and affiliate fee and other revenues. The increase in advertising revenue was primarily due to the broadcasts of a portion of the FIFA World Cup matches in the current year, a higher number of NFL regular season games on the FOX Network, including TNF, and higher political advertising revenue at the FOX television stations due to the mid-term elections. The increase in affiliate fee and other revenues was primarily due to contractual rate increases on existing affiliate agreements and the effect of new agreements.

Television Segment OIBDA increased for three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, primarily due to the revenue increases noted above partially offset by higher sports programming rights amortization and production costs due to a higher number of NFL regular season games, including TNF, and the addition of the FIFA World Cup.

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Results of Operations—Fiscal 2018 versus Fiscal 2017

	For the years ended June 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Affiliate fee	$4,923	$4,294	$629	15%
Advertising	4,598	5,151	(553)	(11)%
Other	632	476	156	33%

Total revenues	10,153	9,921	232	2%
Operating expenses	(6,505)	(6,100)	(405)	7%
Selling, general and administrative	(1,209)	(1,092)	(117)	11%
Depreciation and amortization	(171)	(169)	(2)	1%
Impairment and restructuring charges	(16)	(165)	149	(90)%
Interest expense	(43)	(23)	(20)	87%
Other, net	(39)	(131)	92	(70)%

Income before income tax benefit (expense)	2,170	2,241	(71)	(3)%
Income tax benefit (expense)	58	(832)	890	* *

Net income	2,228	1,409	819	58%
Less: Net income attributable to redeemable noncontrolling interests	(41)	(37)	(4)	11%

Net income attributable to FOX	$2,187	$1,372	$815	59%

**	not meaningful

Overview—The Company’s revenues increased 2% for fiscal 2018, as compared to fiscal 2017, primarily due to higher affiliate fee and other revenues partially offset by lower advertising revenue. The increase in affiliate fee revenue was primarily attributable to higher average rates per subscriber across all networks, led by contractual rate increases on existing affiliate agreements. The increase in other revenue was primarily due to the sublicensing of Big Ten Network programming rights to third party networks. The decrease in advertising revenue was primarily due to the comparative effect of the broadcast of the NFL’s Super Bowl LI in February 2017 and lower U.S. political advertising revenue due to the impact of the 2016 presidential election last year partially offset by the broadcast of a portion of the FIFA World Cup in the current year.

Operating expenses increased 7% for fiscal 2018, as compared to fiscal 2017, primarily due to higher sports programming rights amortization and production costs, including the expansion of Big Ten Network programming rights and addition of FIFA World Cup programming.

Selling, general and administrative expenses increased 11% for fiscal 2018, as compared to fiscal 2017, primarily due to higher personnel expenses, including incremental compensation expense of approximately $25 million resulting from the modification of equity awards related to the transactions (See Note 9—Equity-based Compensation to the accompanying Audited Combined Financial Statements of FOX under the heading “Performance Stock Units”), and higher legal costs.

Impairment and restructuring charges—See Note 4—Restructuring Programs to the accompanying Audited Combined Financial Statements of FOX.

Interest expense—Interest expense increased $20 million for fiscal 2018, as compared to fiscal 2017, primarily due to the bridge commitment letter which was entered into during fiscal 2018.

Other, net—See Note 16—Additional Financial Information to the accompanying Audited Combined Financial Statements of FOX under the heading “Other, net.”

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Income tax benefit (expense)—The Company’s tax provision and related effective tax rate of (3)% for fiscal 2018 was lower than the statutory rate of 28% primarily due to a provisional $607 million tax benefit which reflects the effects of the legislation in the U.S. passed on December 22, 2017, commonly referred to as the Tax Cuts and Jobs Act (See Note 2—Summary of Significant Accounting Policies to the accompanying Audited Combined Financial Statements of FOX under the heading “U.S. Tax Reform”).

The Company’s tax provision and related effective tax rate of 37% for fiscal 2017 was higher than the statutory rate of 35% primarily from state taxes partially offset by the benefit from domestic production activities.

Net income—Net income increased 58% for fiscal 2018, as compared to fiscal 2017, primarily due to the income tax benefit as a result of the Tax Act.

Results of Operations—Fiscal 2017 versus Fiscal 2016

The following table sets forth the Company’s operating results for fiscal 2017, as compared to fiscal 2016:

	For the years ended June 30,
	2017	2016	Change	% Change
	(in millions, except %)
Revenues
Affiliate fee	$4,294	$3,814	$480	13%
Advertising	5,151	4,707	444	9%
Other	476	373	103	28%

Total revenues	9,921	8,894	1,027	12%
Operating expenses	(6,100)	(5,559)	(541)	10%
Selling, general and administrative	(1,092)	(1,149)	57	(5)%
Depreciation and amortization	(169)	(170)	1	(1)%
Impairment and restructuring charges	(165)	(55)	(110)	* *
Interest expense	(23)	(18)	(5)	28%
Other, net	(131)	(100)	(31)	31%

Income before income tax expense	2,241	1,843	398	22%
Income tax expense	(832)	(736)	(96)	13%

Net income	1,409	1,107	302	27%
Less: Net income attributable to redeemable noncontrolling interests	(37)	(35)	(2)	6%

Net income attributable to FOX	$1,372	$1,072	$300	28%

**	not meaningful

Overview—The Company’s revenues increased 12% for fiscal 2017, as compared to fiscal 2016, primarily due to higher affiliate fee and advertising revenues. The increase in affiliate fee revenue was primarily attributable to higher average rates per subscriber across all networks, led by contractual rate increases on existing affiliate agreements and the effect of new agreements. The increase in advertising revenue was primarily due to the broadcast of Super Bowl LI in February 2017, higher ratings and pricing at FOX News and higher ratings and two additional games for the 2016 MLB World Series, partially offset by lower entertainment ratings at the FOX Network, compared to fiscal 2016, including the absence of American Idol which was broadcast in fiscal 2016.

Operating expenses increased 10% for fiscal 2017, as compared to fiscal 2016, primarily due to higher sports programming rights amortization at the Television segment, including Super Bowl LI, and at the Cable Network Programming segment.

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Selling, general and administrative expenses decreased 5% for fiscal 2017, as compared to fiscal 2016, primarily due to lower compensation expense.

Impairment and restructuring charges—See Note 4—Restructuring Programs to the accompanying Audited Combined Financial Statements of FOX.

Other, net—See Note 16—Additional Financial Information to the accompanying Audited Combined Financial Statements of FOX under the heading “Other, net.”

Income tax expense—The Company’s tax provision and related effective tax rate of 37% for fiscal 2017 was higher than the statutory rate of 35% primarily from state taxes partially offset by the benefit from domestic production activities.

The Company’s tax provision and related effective tax rate of 40% for fiscal 2016 was higher than the statutory rate of 35% primarily due to increases in the net provision for uncertain tax positions and state taxes partially offset by the benefit from domestic production activities.

Net income—Net income increased 27% for fiscal 2017, as compared to fiscal 2016, primarily due to higher operating results partially offset by higher restructuring charges.

Segment Analysis

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measure is segment operating income before depreciation and amortization, or Segment OIBDA. Due to the integrated nature of these operating segments, estimates and judgments are made in allocating certain assets, revenues and expenses.

Segment OIBDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Segment OIBDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Impairment and restructuring charges, Interest expense, Other, net and Income tax benefit (expense). Management believes that Segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources to the Company’s businesses.

Management believes that information about Total Segment OIBDA assists all users of the Company’s Combined Financial Statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Total Segment OIBDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Segment OIBDA and Total Segment OIBDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance.

90

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Fiscal 2018 versus Fiscal 2017

The following table reconciles Income before income tax benefit (expense) to Total Segment OIBDA for fiscal 2018, as compared to fiscal 2017:

	For the years ended June 30,
	2018	2017	Change	% Change
	(in millions, except %)
Income before income tax benefit (expense)	$2,170	$2,241	$(71)	(3)%
Add
Amortization of cable distribution investments	53	57	(4)	(7)%
Depreciation and amortization	171	169	2	1%
Impairment and restructuring charges	16	165	(149)	(90)%
Interest expense	43	23	20	87%
Other, net	39	131	(92)	(70)%

Total Segment OIBDA	$2,492	$2,786	$(294)	(11)%

The following table sets forth the computation of Total Segment OIBDA for fiscal 2018, as compared to fiscal 2017:

	For the years ended June 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues	$10,153	$9,921	$232	2%
Operating expenses	(6,505)	(6,100)	(405)	7%
Selling, general and administrative	(1,209)	(1,092)	(117)	11%
Amortization of cable distribution investments	53	57	(4)	(7)%

Total Segment OIBDA	$2,492	$2,786	$(294)	(11)%

The following tables set forth the Company’s Revenues and Segment OIBDA for fiscal 2018, as compared to fiscal 2017:

	For the years ended June 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Cable Network Programming	$5,049	$4,323	$726	17%
Television	5,106	5,600	(494)	(9)%
Other, Corporate and Eliminations	(2)	(2)	—	—%

Total revenues	$10,153	$9,921	$232	2%

	For the years ended June 30,
	2018	2017	Change	% Change
	(in millions, except %)
Segment OIBDA
Cable Network Programming	$2,308	$2,055	$253	12%
Television	379	909	(530)	(58)%
Other, Corporate and Eliminations	(195)	(178)	(17)	(10)%

Total Segment OIBDA	$2,492	$2,786	$(294)	(11)%

91

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Cable Network Programming (50% and 44% of the Company’s combined revenues in fiscal 2018 and 2017, respectively)

	For the years ended June 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Affiliate fee	$3,541	$3,059	$482	16%
Advertising and other	1,508	1,264	244	19%

Total revenues	5,049	4,323	726	17%
Operating expenses	(2,394)	(1,974)	(420)	21%
Selling, general and administrative	(400)	(351)	(49)	14%
Amortization of cable distribution investments	53	57	(4)	(7)%

Segment OIBDA	$2,308	$2,055	$253	12%

Revenues at the Cable Network Programming segment increased for fiscal 2018, as compared to fiscal 2017, primarily due to higher affiliate fee and advertising and other revenues. The increase in affiliate fee revenue was primarily attributable to higher average rates per subscriber across all networks, led by contractual rate increases on existing affiliate agreements, partially offset by the impact of lower average number of subscribers at certain networks, which is consistent with industry trends. The increase in advertising and other revenues was primarily due to the sublicensing of Big Ten Network programming rights to third party networks which also increased operating expenses by an equal amount. Also contributing to the increase in advertising and other revenues was higher pricing at the news channels and higher viewership at FS1, including the addition of the FIFA World Cup and the expansion of Big Ten Network programming rights.

Cable Network Programming segment OIBDA increased for fiscal 2018, as compared to fiscal 2017, primarily due to the revenue increases noted above partially offset by higher expenses. Operating expenses increased principally due to higher sports programming rights amortization and production costs, including the expansion of Big Ten Network programming rights and the addition of the FIFA World Cup. Selling, general and administrative expenses increased primarily due to higher personnel and legal costs.

Television (50% and 56% of the Company’s combined revenues in fiscal 2018 and 2017, respectively)

	For the years ended June 30,
	2018	2017	Change	% Change
	(in millions, except %)
Revenues
Advertising	$3,478	$4,076	$(598)	(15)%
Affiliate fee and other	1,628	1,524	104	7%

Total revenues	5,106	5,600	(494)	(9)%
Operating expenses	(4,113)	(4,128)	15	— %
Selling, general and administrative	(614)	(563)	(51)	9%

Segment OIBDA	$379	$909	$(530)	(58)%

Revenues at the Television segment decreased for fiscal 2018, as compared to fiscal 2017, as lower advertising revenue was partially offset by higher affiliate fee and other revenues. The decrease in advertising revenue was due to lower NFL revenue primarily due to the comparative effect of the broadcast of Super Bowl LI in February 2017 of approximately $425 million, lower ratings and the broadcast of one less postseason game combined with lower ratings for the MLB World Series games and lower political advertising revenue due to the 2016 presidential election. These decreases were partially offset by the broadcast of a portion of the FIFA

92

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

World Cup and the expansion of Big Ten Network programming in fiscal 2018. The increase in affiliate fee and other revenues was primarily due to contractual rate increases on existing affiliate agreements and the effect of new agreements partially offset by the absence of revenue generated by one of the Company’s television stations granting a license in fiscal 2017 to permit the commercial use of adjacent wireless spectrum in that market.

Television Segment OIBDA decreased for fiscal 2018, as compared to fiscal 2017, primarily due to the revenue decreases noted above, as well as increased expenses. Operating expenses remained relatively consistent as the decreased expenses due to the absence of the NFL’s Super Bowl LI were offset by higher sports programming rights amortization and production costs primarily due to the broadcast of a higher number of college football games, the addition of the FIFA World Cup and contractual rate increases with the NFL and MLB. Selling, general and administrative expenses increased primarily due to higher compensation, legal and facility costs. The absence of the NFL’s Super Bowl LI in the current year decreased Segment OIBDA by approximately $100 million.

Fiscal 2017 versus Fiscal 2016

The following table reconciles Income before income tax expense to Total Segment OIBDA for fiscal 2017, as compared to fiscal 2016:

	For the years ended June 30,
	2017	2016	Change	% Change
	(in millions, except %)
Income before income tax expense	$2,241	$1,843	$398	22%
Add
Amortization of cable distribution investments	57	62	(5)	(8)%
Depreciation and amortization	169	170	(1)	(1)%
Impairment and restructuring charges	165	55	110	**
Interest expense	23	18	5	28%
Other, net	131	100	31	31%

Total Segment OIBDA	$2,786	$2,248	$538	24%

**	not meaningful

The following table sets forth the computation of Total Segment OIBDA for fiscal 2017, as compared to fiscal 2016:

	For the years ended June 30,
	2017	2016	Change	% Change
	(in millions, except %)
Revenues	$9,921	$8,894	$1,027	12%
Operating expenses	(6,100)	(5,559)	(541)	10%
Selling, general and administrative	(1,092)	(1,149)	57	(5)%
Amortization of cable distribution investments	57	62	(5)	(8)%

Total Segment OIBDA	$2,786	$2,248	$538	24%

93

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

The following tables set forth the Company’s Revenues and Segment OIBDA for fiscal 2017, as compared to fiscal 2016:

	For the years ended June 30,
	2017	2016	Change	% Change
	(in millions, except %)
Revenues
Cable Network Programming	$4,323	$3,837	$486	13%
Television	5,600	5,060	540	11%
Other, Corporate and Eliminations	(2)	(3)	1	33%

Total revenues	$9,921	$8,894	$1,027	12%

	For the years ended June 30,
	2017	2016	Change	% Change
	(in millions, except %)
Segment OIBDA
Cable Network Programming	$2,055	$1,659	$396	24%
Television	909	768	141	18%
Other, Corporate and Eliminations	(178)	(179)	1	1%

Total Segment OIBDA	$2,786	$2,248	$538	24%

Cable Network Programming (44% and 43% of the Company’s combined revenues in fiscal 2017 and 2016, respectively.)

	For the years ended June 30,
	2017	2016	Change	% Change
	(in millions, except %)
Revenues
Affiliate fee	$3,059	$2,725	$334	12%
Advertising and other	1,264	1,112	152	14%

Total revenues	4,323	3,837	486	13%
Operating expenses	(1,974)	(1,841)	(133)	7%
Selling, general and administrative	(351)	(399)	48	(12)%
Amortization of cable distribution investments	57	62	(5)	(8)%

Segment OIBDA	$2,055	$1,659	$396	24%

Revenues at the Cable Network Programming segment increased for fiscal 2017, as compared to fiscal 2016, primarily due to higher affiliate fee and advertising and other revenues. The increase in affiliate fee revenue was primarily attributable to higher average rates per subscriber across all networks, led by contractual rate increases on existing agreements and the effect of new agreements, partially offset by the impact of lower average number of subscribers at certain networks, which is consistent with industry trends. The increase in advertising and other revenues was primarily due to higher ratings and pricing at FOX News and higher ratings from the broadcast of the MLB postseason games at FS1.

Cable Network Programming Segment OIBDA increased for fiscal 2017, as compared to fiscal 2016, primarily due to the revenue increases noted above partially offset by higher expenses. Operating expenses increased principally due to higher sports programming rights amortization and production costs, including the MLB and NASCAR rights. Selling, general and administrative expenses decreased primarily due to lower compensation expenses, including the impact of the management and employee transitions and restructuring at the Cable Network Programming segment (See Note 4—Restructuring Programs to the accompanying Audited Combined Financial Statements of Fox under the heading “Fiscal 2017”).

94

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Television (56% and 57% of the Company’s combined revenues in fiscal 2017 and 2016, respectively)

	For the years ended June 30,
	2017	2016	Change	% Change
	(in millions, except %)
Revenues
Advertising	$4,076	$3,767	$309	8%
Affiliate fee and other	1,524	1,293	231	18%

Total revenues	5,600	5,060	540	11%
Operating expenses	(4,128)	(3,721)	(407)	11%
Selling, general and administrative	(563)	(571)	8	(1)%

Segment OIBDA	$909	$768	$141	18%

Revenues at the Television segment increased for fiscal 2017, as compared to fiscal 2016, primarily due to higher advertising and affiliate fee and other revenues. The increase in advertising revenue was primarily due to revenues resulting from the broadcast of the NFL’s Super Bowl LI in February 2017 of approximately $425 million, the MLB World Series which benefited from two additional games and higher ratings, higher political advertising related to the 2016 U.S. elections, the broadcast of one additional NFL divisional playoff game and higher ratings and pricing of the NFL postseason. Partially offsetting these increases in advertising revenue were lower entertainment advertising revenue due to lower overall entertainment ratings, including the absence of American Idol and the Emmy Awards, and lower NFL regular season ratings. The increase in affiliate fee and other revenues was primarily due to contractual rate increases on existing affiliate agreements and the effect of new agreements, higher subscription video-on-demand revenue at the FOX Network and revenue generated by one of the Company’s television stations granting a license in fiscal 2017 to permit the commercial use of adjacent wireless spectrum in that market.

Television Segment OIBDA increased for fiscal 2017, as compared to fiscal 2016, primarily due to the revenue increases noted above, partially offset by higher expenses. Operating expenses increased primarily due to higher sports programming rights amortization and production costs at the FOX Network, including the NFL’s Super Bowl LI and one additional NFL divisional playoff game, and higher marketing and promotional expenses at the FOX Network related to new television series. Partially offsetting these increases in operating expenses were a decrease in entertainment programming rights amortization at the FOX Network, primarily due to the absence of American Idol and the mix of programming in the current year compared to the prior year. The broadcast of the NFL’s Super Bowl LI in the current year increased Segment OIBDA by approximately $100 million.

LIQUIDITY AND CAPITAL RESOURCES

Current Financial Condition

Historically, 21CF has provided capital, cash management and other treasury services to the Company. 21CF will continue to provide treasury services to the Company until the distribution is consummated. Prior to December 31, 2017, substantially all of the cash balances were swept to 21CF on a daily basis and the Company received capital from 21CF for the Company’s cash needs. Effective January 1, 2018, the Company no longer participates in 21CF’s capital and cash management accounts. The Company’s combined Total assets as of September 30, 2018 and June 30, 2018 included $2.8 billion and $2.5 billion, respectively, in Cash and cash equivalents, which reflects $600 million, which was contributed by 21CF in accordance with the combination merger agreement, plus all net cash generated beginning January 1, 2018 by the Company’s business and assets. In accordance with the separation agreement, at the time of the separation and distribution, the Company will be entitled to such cash amounts reduced by (i) applicable operational taxes, (ii) 30% of all cash dividends declared by 21CF from December 13, 2017 through the distribution, (iii) 30% of all unallocated shared overhead and corporate costs from December 13, 2017 through the distribution, (iv) an allocated amount of shared overhead

95

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

corporate costs consistent with 21CF’s historical approach to such allocation, and (v) certain other expenses related to the separation and the distribution. The obligations described in clauses (i)—(v) are not fully reflected in the $2.8 billion and $2.5 billion in Cash and cash equivalents as of September 30, 2018 and June 30, 2018, respectively. The amounts for these contractual obligations will likely be material in the aggregate. This process of determining the net cash generation by our business and the contractual reductions will continue through the consummation of the separation and distribution in accordance with the separation agreement. See “Unaudited Pro Forma Combined Financial Information” for further details.

The Company’s primary future cash needs will be centered on operating activities, working capital and strategic investments. Following the distribution, the Company’s capital structure and sources of liquidity will change significantly from its historical capital structure. The Company’s ability to fund its cash needs will depend on its ongoing ability to generate and raise cash in the future. Although the Company believes that its future cash from operations, together with its access to capital markets, will provide adequate resources to fund its operating and financing needs, its access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) its credit rating, (ii) the liquidity of the overall capital markets and (iii) the current state of the U.S. economy. There can be no assurances that the Company will continue to have access to the capital markets on acceptable terms. See “Risk Factors” for a further discussion.

The Company’s principal source of liquidity is internally generated funds which are highly dependent upon the continuation of affiliation agreements and the state of the advertising markets. As of September 30, 2018 and June 30, 2018, the Company’s combined Total assets included $2.8 billion and $2.5 billion, respectively, in Cash and cash equivalents, and the Company had no third-party debt or public debt outstanding. In addition, the Company expects to establish a revolving credit facility and has access to the worldwide capital markets, subject to market conditions.

The separation and distribution and potential divestitures will be taxable to 21CF at the corporate level and immediately prior to the distribution, 21CF is required to cause FOX to pay to 21CF the dividend in the amount of $8.5 billion, in immediately available funds. The dividend is intended to fund the taxes in respect of the separation and distribution and divestitures (as well as certain taxes related to the operations of the FOX business from and after January 1, 2018 through the closing of the transactions, as contemplated by the combination merger agreement), which we refer to as the transaction tax. FOX will arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment described below, if any.

At the open of business on the business day immediately following the date of the distribution, if the final estimate of the transaction tax is lower than $8.5 billion, Disney will make a cash payment to FOX, which cash payment will be the amount obtained by subtracting the final estimate of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion. After the 21CF merger, FOX will promptly replenish its cash used, and/or reduce the indebtedness incurred, to fund the dividend by the amount of the cash payment, if any. The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) the amount of taxes (other than any hook stock taxes or taxes as a result of any hook stock elimination) imposed on 21CF and its subsidiaries as a result of the separation and distribution, which we refer to as spin taxes, (b) an amount in respect of divestiture taxes as described in the combination merger agreement and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of FOX from and after January 1, 2018 through the closing of the transactions, but only to the extent such taxes exceed an amount of cash, which will not be less than zero, equal to the FOX cash amount described above. The Company intends to prepay the divestiture taxes, if any, if the spin taxes are less than $6.5 billion. The final estimate of the transaction tax, the cash payment from Disney to FOX, if any, and the per share value of the 21CF merger consideration at closing are subject to a number of uncertainties, including that the estimate of transaction tax will be based on the volume weighted average trading price of FOX stock on the date of the distribution.

96

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

The following table provides a sensitivity analysis for changes in the spin taxes and its resulting estimated annual tax deduction and cash tax benefit (in millions, except %). However, it is possible that actual spin taxes could be outside the ranges illustrated below. No assurance can be made regarding future events, and the spin taxes may differ materially from the sensitivity analysis based on differences in each of the elements of the calculation of the spin taxes. The final spin taxes at closing are subject to a number of uncertainties, including that such spin taxes will be based on: (i) tax rates in effect on the closing date; (ii) a model to be developed by 21CF and Disney in good faith that will include reasonable estimates and assumptions with respect to matters such as the liabilities of the FOX business on the date of the distribution; and (iii) the volume weighted average trading price of FOX stock on the date of the distribution. This information is illustrative only and should not be relied upon as being necessarily indicative of actual future results.

These assumptions could prove incorrect, circumstances could change or intervening events could affect the final estimate of the spin taxes, including factors outside FOX’s control. FOX does not intend to update the sensitivity analysis set forth below.

Substantial uncertainty exists regarding the spin taxes and FOX does not currently have the information necessary to determine the spin taxes.

Spin taxes	$4,500	$5,000	$5,500	$6,000	$6,500
Annual tax deduction	$1,148	$1,276	$1,404	$1,531	$1,659
Federal and state tax rate	24%	24%	24%	24%	24%

Annual cash tax benefit	$276	$306	$337	$367	$398

To provide FOX with financing in connection with the dividend, 21CFA entered into the bridge commitment letter on behalf of FOX with the financial institutions party thereto which provides for borrowings of up to $9 billion. While 21CFA has entered into the bridge commitment letter, FOX intends to finance the majority of the dividend by obtaining permanent financing in the capital markets on a standalone basis.

The principal uses of cash that affect the Company’s liquidity position include the following: the acquisition of rights and related payments for entertainment and sports programming; operational expenditures including marketing and promotional expenses; expenses related to operating the technical facilities of the cable network or broadcaster; employee and facility costs; capital expenditures; and acquisitions.

In addition to the acquisitions, sales and possible acquisitions disclosed elsewhere, the Company has evaluated, and expects to continue to evaluate, possible acquisitions and dispositions of certain businesses and assets. Such transactions may be material and may involve cash, the Company’s securities or the assumption of additional indebtedness.

Sources and Uses of Cash—For the three months ended September 30, 2018 versus the three months ended September 30, 2017

Net cash provided by operating activities for the three months ended September 30, 2018 and 2017 was as follows (in millions):

For the three months ended September 30,	2018	2017
Net cash provided by operating activities	$247	$265

The decrease in net cash provided by operating activities during the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, is primarily due to higher payments related to sports programming rights at the Television segment partially offset by higher operating results.

97

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Net cash (used in) provided by investing activities for the three months ended September 30, 2018 and 2017 was as follows (in millions):

For the three months ended September 30,	2018	2017
Net cash (used in) provided by investing activities	$(207)	$323

The change in net cash (used in) provided by investing activities during the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, was primarily due to the absence of cash received from the Federal Communications Commission’s completed reverse auction for broadcast spectrum (See Note 2—Acquisitions, Disposals and Other Transactions to the accompanying Unaudited Combined Financial Statements of FOX under the heading “Fiscal 2017”) and the investments in Caffeine, Inc. and Caffeine Studio, LLC.

Net cash provided by (used in) financing activities for the three months ended September 30, 2018 and 2017 was as follows (in millions):

For the three months ended September 30,	2018	2017
Net cash provided by (used in) financing activities	$216	$(594)

The change in net cash provided by (used in) financing activities during the three months ended September 30, 2018, as compared to the corresponding period of fiscal 2018, was primarily due to net transfers from 21CF of $229 million in the three months ended September 30, 2018 as compared to net transfers to 21CF of $584 million in the three months ended September 30, 2017. The nature of activities included in net transfers from (to) 21CF includes financing activities, capital transfers, cash sweeps, other treasury services and corporate expenses. Prior to December 31, 2017, the majority of the cash balances were swept to 21CF on a daily basis and the Company received capital from 21CF for the Company’s cash needs. Effective January 1, 2018, the Company no longer participates in 21CF’s capital and cash management accounts (See Note 1—Description of Business and Basis of Presentation to the accompanying Unaudited Combined Financial Statements of FOX under the heading “Basis of Presentation”).

Sources and Uses of Cash—Fiscal 2018 vs. Fiscal 2017

Net cash provided by operating activities for fiscal 2018 and 2017 was as follows (in millions):

For the years ended June 30,	2018	2017
Net cash provided by operating activities	$1,317	$1,655

The decrease in net cash provided by operating activities during fiscal 2018, as compared to fiscal 2017, is primarily due to higher payments for sports programming rights at the FOX Network.

Net cash provided by (used in) investing activities for fiscal 2018 and 2017 was as follows (in millions):

For the years ended June 30,	2018	2017
Net cash provided by (used in) investing activities	$128	$(242)

The change in net cash provided by (used in) investing activities during fiscal 2018, as compared to fiscal 2017, was primarily due to cash received from the FCC’s reverse auction for broadcast spectrum (See Note 3—Acquisitions, Disposals and Other Transactions to the accompanying Audited Combined Financial Statements of FOX under the heading “Fiscal 2017”).

98

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Net cash provided by (used in) financing activities for fiscal 2018 and 2017 was as follows (in millions):

For the years ended June 30,	2018	2017
Net cash provided by (used in) financing activities	$1,036	$(1,431)

The change in net cash provided by (used in) financing activities during fiscal 2018, as compared to fiscal 2017, was primarily due to net transfers from 21CF of $1,113 million in fiscal 2018 as compared to net transfers to 21CF of $1,395 million in fiscal 2017. The nature of activities included in net transfers from (to) 21CF includes financing activities, capital transfers, cash sweeps, other treasury services and corporate expenses. Prior to December 31, 2017, the majority of the cash balances were swept to 21CF on a daily basis and the Company received capital from 21CF for the Company’s cash needs. Effective January 1, 2018, the Company no longer participates in 21CF’s capital and cash management accounts (See Note 1—Description of Business and Basis of Presentation to the accompanying Audited Combined Financial Statements of FOX under the heading “Basis of Presentation”).

Sources and Uses of Cash—Fiscal 2017 vs. Fiscal 2016

Net cash provided by operating activities for fiscal 2017 and 2016 was as follows (in millions):

For the years ended June 30,	2017	2016
Net cash provided by operating activities	$1,655	$1,097

The increase in net cash provided by operating activities during fiscal 2017, as compared to fiscal 2016, is primarily due to higher operating results for the Company and higher programming rights amortization over cash payments for sports programming rights at the FOX Network partially offset by higher restructuring payments in fiscal 2017.

Net cash used in investing activities for fiscal 2017 and 2016 was as follows (in millions):

For the years ended June 30,	2017	2016
Net cash used in investing activities	$(242)	$(168)

The increase in net cash used in investing activities during fiscal 2017, as compared to fiscal 2016, was primarily due to higher capital expenditures.

Net cash used in financing activities for fiscal 2017 and 2016 was as follows (in millions):

For the years ended June 30,	2017	2016
Net cash used in financing activities	$(1,431)	$(913)

The increase in net cash used in financing activities during fiscal 2017, as compared to fiscal 2016, was primarily due to an increase in net transfers to 21CF of $518 million. The nature of activities included in net transfers to 21CF includes financing activities, capital transfers, cash sweeps, other treasury services and corporate expenses.

Commitments

The Company has commitments under certain firm contractual arrangements, which we refer to as firm commitments, to make future payments. These firm commitments secure the future rights to various assets and

99

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments as of June 30, 2018:

	As of June 30, 2018
	Payments due by period
	Total	1 year	2 - 3 years	4 - 5 years	After 5 years
	(in millions)
Operating leases and service agreements
Land and buildings	$138	$15	$28	$18	$77
Other	127	50	36	28	13
Other commitments
Sports programming rights	29,827	3,624	7,993	8,370	9,840
Entertainment programming rights	881	703	83	79	16
Other commitments and contractual obligations	648	147	189	127	185

Total commitments, borrowings and contractual obligations	$31,621	$4,539	$8,329	$8,622	$10,131

The firm commitments above do not include obligations and commitments related to the separation and distribution.

For additional details on commitments see Note 8—Commitments and Contingencies to the accompanying Unaudited Combined Financial Statements of FOX under the heading “Commitments” and see Note 11—Commitments and Contingencies to the accompanying Audited Combined Financial Statements of FOX under the headings “Operating leases and service agreements,” “Sports programming rights” and “Other commitments and contractual obligations.”

Pension and other postretirement benefits and uncertain tax benefits

The table excludes the Company’s direct pension obligations and the gross unrecognized tax benefits for uncertain tax positions as the Company is unable to reasonably predict the ultimate amount and timing. The Company made contributions of $30 million and $29 million to its direct pension plans in fiscal 2018 and 2017, respectively. The Company would not be required to make any material contributions to its direct pension plans for the immediate future. Required direct pension plan contributions for the next fiscal year are not expected to be material but the Company may make voluntary contributions in future periods.

Contingencies

See Note 8—Commitments and Contingencies to the accompanying Unaudited Combined Financial Statements of FOX and Note 11—Commitments and Contingencies to the accompanying Audited Combined Financial Statements of FOX under the heading “Contingencies.”

CRITICAL ACCOUNTING POLICIES

An accounting policy is considered to be critical if it is important to the Company’s financial condition and results and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by management of the Company. For the Company’s summary of significant accounting policies, see Note 2—Summary of Significant Accounting Policies to the accompanying Audited Combined Financial Statements of FOX.

Principles of Combination

The Combined Financial Statements include certain assets and liabilities that have historically been held at 21CF’s corporate level but are specifically identifiable or otherwise attributable to the Company. All significant intracompany transactions and accounts within the Company’s combined businesses have been eliminated.

100

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

Intercompany transactions with 21CF or its affiliates and the Company are reflected in the historical Combined Financial Statements. All significant intercompany balances between 21CF and the Company have been included within the 21CF investment in these Combined Financial Statements.

Use of Estimates

See Note 2—Summary of Significant Accounting Policies to the accompanying Audited Combined Financial Statements of FOX under the heading “Use of Estimates.”

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

Cable Network Programming and Television

The Company generates advertising revenue from sales of commercial time within the Company’s network programming to be aired by television networks and cable channels, and from sales of broadcast advertising time on the Company’s owned television stations and various digital properties. Advertising revenue from customers, primarily advertising agencies, is recognized as the commercials are aired. Certain of the Company’s advertising contracts have guarantees of a certain number of targeted audience views, referred to as impressions. Revenues for any audience deficiencies are deferred until the guaranteed number of impressions is met, by providing additional advertisements. Advertising contracts, which are generally short-term, are billed monthly for the spots aired during the month, with payments due shortly after the invoice date.

The Company generates affiliate fee revenue from affiliate agreements with MVPDs for cable network programming and for the broadcast of the Company’s owned and operated television stations. In addition, the Company generates affiliate fee revenue from affiliate agreements with independently owned television stations that are affiliated with the FOX Network and receive retransmission consent fees from MVPDs for their signals. Affiliate fee revenue is recognized at a point in time when the network programming, a functional license of intellectual property, is made available to the customer which is done on a continuous basis. For contracts with affiliate fees based on the number of the affiliate’s subscribers, revenues are recognized based on the contractual rate multiplied by the estimated number of subscribers each period. For contracts with fixed affiliate fees, revenues are recognized based on the relative standalone selling price of the network programming provided over the contract term, which generally reflects the invoiced amount. Affiliate contracts are generally multi-year contracts with payments due monthly.

The Company classifies the amortization of cable distribution investments (capitalized fees paid to MVPDs to facilitate carriage of a cable network) against affiliate fee revenue in accordance with ASC 606-10-32-25 through 27, “Revenue Recognition—Consideration Payable to a Customer.” The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period.

Programming

Costs incurred in acquiring program rights or producing programs are accounted for in accordance with ASC 920, “Entertainment—Broadcasters.” Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable and the program is accepted and available for airing. Television broadcast network entertainment programming, which includes acquired series, co-produced series, movies and other programs, are amortized primarily on an accelerated basis. Management regularly reviews, and revises when necessary, its total revenue estimates on a contract basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value.

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The Company has single and multi-year contracts for broadcast rights of programs and sporting events. The costs of multi-year national sports contracts at the FOX Network and the national sports channels are primarily charged to expense and allocated to segments based on the ratio of each current period’s attributable revenue for each contract to the estimated total remaining attributable revenue for each contract. Estimates can change and accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material. The recoverability of certain sports rights contracts for content broadcast on the FOX Network and the national sports channels is assessed on an aggregate basis.

Goodwill and Intangible Assets

The Company’s intangible assets include goodwill, FCC licenses, MVPD affiliate agreements and relationships and trademarks and other copyrighted products. Intangible assets acquired in business combinations are recorded at their estimated fair value at the date of acquisition. Goodwill is recorded as the difference between the consideration transferred to acquire entities and the estimated fair values assigned to their tangible and identifiable intangible net assets and is assigned to one or more reporting units for purposes of testing for impairment. The judgments made in determining the estimated fair value assigned to each class of intangible assets acquired, their reporting unit, as well as their useful lives can significantly impact net income.

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the tangible net assets acquired is recorded as intangibles, including goodwill. Amounts recorded as goodwill are assigned to one or more reporting units. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Identifying reporting units and assigning goodwill to them requires judgment involving the aggregation of business units with similar economic characteristics and the identification of existing business units that benefit from the acquired goodwill. The Company allocates goodwill to disposed businesses using the relative fair value method.

Carrying values of goodwill and intangible assets with indefinite lives are reviewed at least annually for possible impairment in accordance with ASC 350 “Intangibles—Goodwill and Other.” The Company’s impairment review is based on, among other methods, a discounted cash flow approach that requires significant management judgment. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired.

The Company uses direct valuation methods to value identifiable intangibles for acquisition accounting and impairment testing. The direct valuation method used for FCC licenses requires, among other inputs, the use of published industry data that are based on subjective judgments about future advertising revenues in the markets where the Company owns television stations. This method also involves the use of management’s judgment in estimating an appropriate discount rate reflecting the risk of a market participant in the U.S. broadcast industry. The resulting fair values for FCC licenses are sensitive to these long-term assumptions and any variations to such assumptions could result in an impairment to existing carrying values in future periods and such impairment could be material.

During fiscal 2018, the Company determined that the goodwill and indefinite-lived intangible assets included in the accompanying Audited Combined Balance Sheet of FOX as of June 30, 2018 were not impaired. The Company determined there are no reporting units with goodwill considered to be at risk and will continue to monitor its goodwill and intangible assets for possible future impairment.

See Note 8—Goodwill and Intangible Assets, net to the accompanying Audited Combined Financial Statements of FOX under the heading “Annual Impairment Review” for further discussion.

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Income Taxes

The Company’s operations have historically been included in the tax returns filed by the respective 21CF entities of which the Company’s businesses are a part. Income tax benefit (expense) and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if the Company filed its own tax returns. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s tax expense and in evaluating its tax positions, including evaluating uncertainties under ASC 740, “Income Taxes.”

The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, management analyzes future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

For information regarding the impact of the Tax Act, see Note 2—Summary of Significant Accounting Policies to the accompanying Audited Combined Financial Statements of FOX under the heading “U.S. Tax Reform.”

Recent Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies to the accompanying Audited Combined Financial Statements and Note 1—Description of Business and Basis of Presentation to the accompanying Unaudited combined financial statements of FOX under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform.”

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QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company has exposure to one type of market risk: changes in stock prices.

Stock Prices

The Company has a common stock investment in a publicly traded company that is subject to market price volatility. Information on the Company’s investment with exposure to stock price risk is presented below:

	As of September 30, 2018	As of June 30, 2018
	(in millions)
Fair Value
Total fair value of the common stock investment	$440	$257

Sensitivity Analysis
Potential change in fair values resulting from a 10% adverse change in quoted market prices: loss(a)	$(44)	$(26)

(a)

This investment is recorded at fair value each reporting period and, beginning July 1, 2018, any associated unrealized gains and losses are recorded to net income (See Note 1—Description of Business and Basis of Presentation to the accompanying Unaudited Combined Financial Statements of FOX under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform”).

In fiscal 2017, there were no common stock investments in publicly traded companies subject to market price volatility.

Concentrations of Credit Risk

See Note 2—Summary of Significant Accounting Policies to the accompanying Audited Combined Financial Statements of FOX and Note 4—Fair Value to the accompanying Unaudited Combined Financial Statements of FOX under the heading “Concentrations of Credit Risk.”

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MANAGEMENT

Executive Officers and Directors Following the Distribution

The following table sets forth information as of                     , 2018 regarding individuals who are expected to serve as our executive officers and/or directors. We are in the process of identifying additional individuals who will serve on our Board of Directors following the distribution, and we expect to provide information regarding these individuals in an amendment to this information statement. After the completion of the distribution, we expect to have a Board of Directors initially consisting of            directors. Our amended and restated certificate of incorporation will provide that there be no fewer than three directors. A majority of our directors will be independent directors who meet the criteria for independence set forth in the Nasdaq Listing Rules (to the extent required under the rules). See “—Director Nomination Process” below for further information.

Name	Age	Position
Lachlan K. Murdoch	47	Chairman and Chief Executive Officer
K. Rupert Murdoch	87	Co-Chairman
John P. Nallen	61	Chief Operating Officer
Viet D. Dinh	50	Chief Legal and Policy Officer
Steven Tomsic	49	Chief Financial Officer

Biographies of Executive Officers and Directors

Lachlan K. Murdoch will serve as our Chairman and Chief Executive Officer. He has been Executive Chairman of the board of directors of 21CF since 2015 after serving as Co-Chairman since 2014. He has served as a director of 21CF since 1996. Mr. L.K. Murdoch has served as Executive Chairman of Nova Entertainment, an Australian media company, since 2009. He has served as the Executive Chairman of Illyria Pty Ltd, a private company, since 2005. Mr. L.K. Murdoch served as a director of Ten Network Holdings Limited, an Australian media company, from 2010 to 2014 and as its Non-Executive Chairman from 2012 to 2014, after serving as its Acting Chief Executive Officer from 2011 to 2012. He has served as a director of News Corp since 2013 and as its Co-Chairman since 2014. Mr. L.K. Murdoch served as an advisor to 21CF from 2005 to 2007, and served as its Deputy Chief Operating Officer from 2000 to 2005. Mr. L.K. Murdoch is the son of Mr. K.R. Murdoch.

Mr. L.K. Murdoch brings a wealth of knowledge regarding our operations, as well as management and strategic skills, to our Board of Directors. With his extensive experience serving in several senior leadership positions within 21CF, including currently as Executive Chairman and previously as Deputy Chief Operating Officer, as well as his extensive expertise in the news, sports and entertainment industry, Mr. L.K. Murdoch offers our Board of Directors strong leadership in developing strategies and guiding the overall corporate agenda.

K. Rupert Murdoch AC will serve as our Co-Chairman. He has been Executive Chairman of 21CF’s board of directors since 2015 after serving as Chief Executive Officer of 21CF from 1979 to 2015 and its Chairman since 1991. Mr. K.R. Murdoch serves as Executive Chairman of FOX News channel and FOX Business Network, each a subsidiary of 21CF. He also has served as the Executive Chairman of News Corp since 2012. Mr. K.R. Murdoch is the father of Mr. L.K. Murdoch.

Mr. K.R. Murdoch has been the driving force behind the evolution of 21CF from the single, family-owned Australian newspaper he took over in 1953 to the news, sports and entertainment company it is today. Mr. K.R. Murdoch brings to our Board invaluable knowledge and expertise regarding our history and provides strong operational leadership and broad strategic vision for us.

John P. Nallen will serve as our Chief Operating Officer. He has served as Senior Executive Vice President and Chief Financial Officer of 21CF since 2013. He served as a director of Sky plc from 2015 to October 2018. He previously served as Executive Vice President and Deputy Chief Financial Officer of 21CF from 2001 to 2013. Prior to joining 21CF in 1995, he worked for 16 years at Arthur Andersen where he was a partner in its Media and Entertainment Practice.

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Viet D. Dinh will serve as our Chief Legal and Policy Officer. Mr. Dinh served as a partner of Kirkland & Ellis LLP until September 2018, and was the Founding Partner of Bancroft PLLC in 2003, where he practiced law until the firm was acquired by Kirkland & Ellis LLP in 2016. He was a Georgetown University law professor for 20 years and acted as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003. He served as a director of 21CF from 2004 to September 2018, a director of LPL Financial Holdings Inc. from 2015 to September 2018, a director of Scientific Games Corporation from 2017 to September 2018 and a director of Revlon, Inc. from 2012 to 2017.

Steven Tomsic will serve as our Chief Financial Officer. He has served as Deputy Chief Financial Officer of 21CF since March 2017, which followed his appointment to Executive Vice President, Corporate Finance of 21CF in November 2015. His move to the U.S. followed a well-established career spanning 13 years with 21CF-related entities across the world. Most recently, Mr. Tomsic was the Chief Financial Officer of Sky Deutschland, a media company, for the five years preceding his move to 21CF Corporate in 2015. Before that, Mr. Tomsic served in various financial positions in 21CF’s European and Asian corporate and channels businesses, at Sky Italia and at FOXTEL. Prior to joining 21CF, Mr. Tomsic worked in Australia at the Boston Consulting Group and in corporate finance at Nomura and ANZ Bank.

Committees of Our Board of Directors

Effective upon the completion of the distribution, our Board of Directors will have the following committees, each of which will operate under a written charter that will be posted to our website prior to the distribution.

Audit Committee

The Audit Committee will be established in accordance with Rule 10A-3 under the Exchange Act and the Nasdaq Listing Rules. Among other things, the Audit Committee will assist the Board in its oversight of (i) the integrity of our financial statements and our financial reporting processes and systems of internal control; (ii) the qualifications, independence and performance of our independent registered public accounting firm and the performance of our corporate auditors and corporate audit function; (iii) our compliance with legal and regulatory requirements involving financial, accounting and internal control matters; (iv) investigations into complaints concerning financial and compliance matters; (v) risks that may have a significant impact on our financial statements; and (vi) the review, approval and ratification of transactions with related persons. The Audit Committee will be comprised of members that meet the independence requirements under the SEC rules and the Nasdaq Listing Rules and the Audit Committee charter, subject to phase-in Nasdaq rules applicable to newly public companies. Each of the members of the Audit Committee will be financially literate in accordance with Nasdaq Listing Rules. The Audit Committee will also have at least one member who meets the definition of an “audit committee financial expert” under SEC rules. The initial members of the Audit Committee will be determined prior to the distribution date.

Compensation Committee

The primary responsibilities of the Compensation Committee will be, among other things: (i) to review and approve goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of these goals and objectives and other factors the Compensation Committee deems appropriate, and, based on this review and evaluation, to recommend to the Board the compensation of the CEO; (ii) to consider, authorize and oversee the incentive compensation plans in which our executive officers participate and our equity-based plans and recommend changes in such plans to the Board as needed, and to exercise all authority of the Board with respect to the administration of such plans, including the granting of awards under our incentive compensation plans and equity-based plans; (iii) to review and approve equity awards and other fixed and performance-based compensation, benefits and terms of employment of our executive officers and such other senior executives identified by the Compensation Committee after consultation with our CEO and other members

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of management; (iv) to review and approve employment and severance arrangements and obligations for executive officers, including employment agreements, separation agreements and similar plans or agreements; (v) to review the Company’s recruitment, retention, compensation, termination, severance policies and other benefit plans for senior executives; (vi) to review and assist with the development of executive succession plans and to consult with the CEO and other executive officers regarding the selection of senior executives; (vii) to review at least annually the form and amount of compensation of non-executive directors for service on the Board and its committees and recommend changes in compensation to the Board; (viii) to review our compensation policies and practices applicable to all employees to determine whether they create risk-taking incentives that are reasonably likely to have a material adverse impact on us; (ix) to establish and periodically review stock ownership guidelines for executive officers and non-executive directors and monitor compliance with ownership guidelines by executive officers and non-executive directors; and (x) to review and approve the creation or revision of any clawback policy allowing us to recoup compensation paid to executive officers.

Subject to the phase-in Nasdaq rules applicable to newly public companies, the Compensation Committee will be comprised of members that meet the independence requirements under the SEC rules and in the Nasdaq Listing Rules and the Compensation Committee charter. At least two members of the Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act). The initial members of the Compensation Committee will be determined prior to the distribution date.

Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee will be, among other things: (i) to review the qualifications of candidates for director suggested by Board of Director members, stockholders, management and others in accordance with criteria recommended by the Nominating and Corporate Governance Committee and approved by our Board of Directors; (ii) to maintain procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders; (iii) to consider the performance of incumbent directors in determining whether to nominate them for re-election; (iv) to recommend to our Board of Directors a slate of nominees for election or re-election to our Board of Directors at each annual meeting of stockholders; (v) to recommend to our Board of Directors candidates to be elected to our Board of Directors as necessary to fill vacancies and newly created directorships; (vi) to advise and make recommendations to our Board of Directors on corporate governance matters; and (vii) to review communications from our stockholders. The Nominating and Corporate Governance Committee will also make recommendations to our Board of Directors as to determinations of director independence and conduct an annual self-evaluation for our Board of Directors.

Subject to the phase-in Nasdaq rules applicable to newly public companies, the Nominating and Corporate Governance Committee will be comprised of members that meet the independence requirements set forth in the Nasdaq Listing Rules and in accordance with the Nominating and Corporate Governance Committee charter. The initial members of the Nominating and Corporate Governance Committee will be determined prior to the distribution date.

Compensation Committee Interlocks and Insider Participation

During our fiscal 2018, we were not a standalone, publicly traded company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who are expected to serve as our executive officers were made by 21CF, as described in the section of this information statement captioned “—Compensation Discussion and Analysis.”

Standards of Business Conduct

Prior to the completion of the distribution, we intend to adopt Standards of Business Conduct which must be followed by directors, officers and employees of FOX companies. These Standards of Business Conduct will

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confirm our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards of Business Conduct will also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance.

A copy of our Standards of Business Conduct will be available on our website immediately prior to the distribution.

Director Nomination Process

Our initial Board of Directors will be selected by 21CF’s board of directors. We intend to establish a Nominating and Corporate Governance Committee which will develop criteria for filling vacant Board of Director positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background; his or her general business experience and familiarity with our businesses; and whether he or she possesses unique expertise or perspective that will be of value to us. We believe candidates should not have any interests that would materially impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to us and our stockholders. Directors must demonstrate personal integrity and ethical character, and value and appreciate these qualities in others. It is expected that each director will devote the necessary time to the fulfillment of his or her duties as a director. In this regard, the Nominating and Corporate Governance Committee will consider the number and nature of each director’s other commitments, including other directorships. Although we do not anticipate the Board of Directors will have a formal policy with respect to diversity in identifying director nominees, the Nominating and Corporate Governance Committee will seek to promote through the nomination process an appropriate diversity on the Board of Directors of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship. In addition, we expect the Board of Directors to evaluate diversity as part of its annual review and evaluation of its conduct and performance.

After completing this evaluation, the Nominating and Corporate Governance Committee will make recommendations to the full Board of Directors which in turn will make the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee’s recommendation.

Director Independence

Our Corporate Governance Guidelines will provide that a majority of our Board of Directors will consist of independent directors, subject to the phase-in Nasdaq rules applicable to newly public companies. These standards will be available on our website prior to the distribution date. Our Board of Directors is expected to annually determine the independence of directors based on a review by the directors and recommendation of our Nominating and Governance Committee.

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EXECUTIVE COMPENSATION

Introduction

Prior to the distribution, we have been a wholly owned subsidiary of 21CF. Until the distribution, our compensation decisions will be made by 21CF’s senior management and the Compensation Committee of 21CF’s board of directors. We expect that our executive compensation program following the distribution will generally include elements that are the same as or similar to 21CF’s executive compensation program. Our Compensation Committee will review all aspects of compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements.

If we had been a reporting company, our named executive officers for fiscal year 2018 would have been:

•	Mr. Lachlan K. Murdoch, our Chairman and Chief Executive Officer;

•	Mr. K. Rupert Murdoch, our Co-Chairman; and

•	John P. Nallen, our Chief Operating Officer (our principal financial officer during fiscal 2018).

With respect to these named executive officers, historical compensation information as required pursuant to the rules of the SEC has been incorporated by reference to the “Compensation Discussion and Analysis” and “Executive Compensation” sections of 21CF’s Annual Proxy Statement, a copy of which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part, which we refer to as the 21CF Annual Proxy.

Historical compensation information is not provided for our other executive officers, Viet D. Dinh and Steven Tomsic, because Mr. Dinh was not employed by 21CF or FOX at any time during fiscal year 2018, and Mr. Tomsic was not an executive officer of 21CF or FOX at any time during fiscal year 2018.

Compensation Philosophy

The compensation philosophy of 21CF and its Compensation Committee is described below. Following the distribution, our Compensation Committee will review and consider this philosophy and may make adjustments as appropriate. The current compensation philosophy of 21CF and its Compensation Committee for our Company aims to achieve the following: 21CF’s strategy and goal of creating long-term growth and value for stockholders drives its philosophy and how 21CF designs executive compensation programs and practices.

21CF’s executives lead and manage one of the world’s leading media and entertainment companies in a fast-changing, competitive environment, and their responsibilities span operations around the world. 21CF executives are critical to the value 21CF creates for its stockholders.

21CF’s compensation philosophy aims to achieve the following:

•	Provide a compensation program that drives performance;

•	Ensure its compensation policies and practices support both annual and long-term growth for stockholders; and

•	Structure compensation packages to attract, retain and motivate the top executive talent necessary for 21CF’s success today and in the future.

In designing compensation programs for its named executive officers, 21CF’s Compensation Committee is guided by the following objectives:

•

21CF’s compensation programs should incorporate a mix of fixed and performance-based compensation in the form of base salary, annual bonus compensation, performance-based long-term incentives and retirement and other benefit programs (as described below) to enable 21CF to attract the highest quality talent;

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•

21CF’s individual pay decisions should consider trends in the industry in which the Company operates and competes and the executive’s performance, contributions, breadth and complexity of the role, and individual skills;

•	21CF’s compensation programs should be communicated and implemented as clearly, specifically and transparently as possible; and

•	21CF’s incentive programs should respond to unique market requirements and provide a strong link between pay and performance.

Primary Elements of Compensation

Base Salary: One element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed element of an executive officer’s annual cash compensation and does not vary with performance. We expect that the base salaries for our executive officers will be established in the context of the nature of the executive officer’s particular position, the responsibilities associated with that position, length of service with the Company, experience, expertise, knowledge and qualifications, market factors, the industry in which we operate and compete, recruitment and retention factors, our Chief Executive Officer’s recommendations (with the exception of his own base salary) and our overall compensation philosophy.

Performance-Based Annual Bonus Compensation: Our executive officers also are expected to be eligible for performance-based annual bonus compensation. The executive officers have a direct influence on our operations and strategy. We expect that our Compensation Committee will adopt a performance-based annual bonus framework which fosters a performance-driven, pay-for-performance culture that aligns our executive officers’ interests with those of our stockholders while also rewarding the executive officers for superior individual achievements.

Long-Term Equity-Based Incentive Awards: We anticipate having our executive officers participate in long-term equity incentive compensation programs. We are still evaluating and determining the design of our long-term equity incentive awards. We expect that our Compensation Committee will design a framework for equity awards that aligns our executives’ compensation with the long-term performance of our company and links our executives’ interests directly with those of our stockholders.

Retirement Benefits: We anticipate providing our executive officers with retirement benefits that we believe are an important retention tool. Specifically, we expect that our executives will be eligible to participate in a broad-based, tax-qualified defined benefit pension plan and a supplemental executive retirement plan that will increase the retirement benefits of participants above the amounts available under the broad-based plan, as limited by the Code. In addition, we anticipate allowing our eligible executives to participate in an individual supplemental employee retirement agreement plan, which will provide enhanced retirement benefits to the executives, including enhanced retirement health benefits to the executives and their spouses.

Perquisites: We anticipate providing executive officers with limited types of perquisites and other personal benefits that are reasonable and consistent with our overall compensation philosophy. Perquisites, if any, will constitute a very small percentage of each named executive officer’s total compensation package.

Potential Payments Upon Termination

See the 21CF Annual Proxy for a discussion of the 21CF employment agreements that covered our named executive officers during fiscal year 2018 and the payments and benefits our named executive officers could have become entitled to from 21CF upon certain qualifying terminations of employment occurring on the last day of 21CF’s 2018 fiscal year. We anticipate entering into new employment agreements with each of our executive officers, including our fiscal year 2018 named executive officers.

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It is not anticipated that the cessation of any of our executive officers’ employment from 21CF or the commencement of the executive officers’ employment with FOX will entitle them to severance payments.

New Equity Incentive Plan

It is anticipated that prior to the distribution, we will adopt the FOX                    , referred to herein as the Plan. 21CF, as our sole stockholder, will approve the Plan prior to the distribution date, and the Plan will become effective on the distribution date. It is expected that a summary of certain terms of the Plan will be included in a future amendment to this information statement, together with the full text of the Plan, which will be filed as an exhibit to a future amendment of the registration statement on Form 10 of which this information statement is a part. The terms of the Plan that will be in effect following the distribution have not yet been finalized; changes to the Plan, some of which may be material, may be made prior to the distribution.

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COMPENSATION OF DIRECTORS

Compensation of Non-Employee Directors

Following the distribution, director compensation will be determined by our Board of Directors with the assistance of its Compensation Committee. It is anticipated that such compensation will consist of an annual retainer, an annual equity award, annual fees for serving as committee chairs and other types of compensation.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Audit Committee will establish procedures for the review, approval or ratification of related person transactions. We expect that pursuant to these procedures, the Audit Committee will review and approve (i) all related person transactions when and if required to do so by applicable rules and regulations; (ii) all transactions between us or any of our subsidiaries and any of our executive officers, directors, director nominees, directors emeritus or any of their immediate family members and (iii) all transactions between us or any of our subsidiaries and any security holder who is known by us to own more than five percent of any class of our voting securities or any immediate family members of such security holder, other than transactions that (a) are available to all employees generally and (b) are made in the ordinary course of business and have an aggregate dollar amount or value of less than $120,000 (either individually or in combination with a series of related transactions).

Agreements with 21CF

We have entered into certain agreements governing our separation from, and our relationship with, 21CF. For more information, see “The Transactions—Certain Agreements.”

Other Related Person Transactions

In fiscal 2018, FOX Television Stations entered into an arrangement in the ordinary course of business with Vertical Networks, a digital media company founded by Ms. Elisabeth Murdoch, who serves as its Chair and is a majority investor, for the development, production and distribution of a limited run syndicated program with an option to pick-up the series. Ms. Murdoch is the daughter of Mr. K.R. Murdoch, who will be our Co-Chairman, and the sister of Mr. L.K. Murdoch, who will be our Chairman and Chief Executive Officer.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Before the distribution, all of the outstanding shares of FOX common stock will be owned beneficially and of record by 21CF. The following table sets forth information regarding the anticipated beneficial ownership of FOX class A common stock and FOX class B common stock immediately following the completion of the distribution for each person who is known by us to beneficially own more than 5% of 21CF class B common stock. The beneficial ownership of our common stock presented in the table is based on beneficial ownership of 21CF class A common stock and 21CF class B common stock, as set forth in the footnotes to the table and calculated as of September 17, 2018, and the distribution of shares of FOX class A common stock and FOX class B common stock for shares of 21CF class A common stock and 21CF class B common stock, respectively.

Security Ownership of Certain Beneficial Owners

	Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Option Shares(2)	Percent of Class(3)
Name and Address of Beneficial Owner	FOX class A common stock	FOX class B common stock(4)	FOX class A common stock	FOX class A common stock	FOX class B common stock
Murdoch Family Trust(5)	19,000	102,207,826	—	*	38.4%

*	Represents the expected beneficial ownership of less than one percent of the issued and outstanding FOX class A common stock or FOX class B common stock, as applicable, on the distribution date.
(1)

This table does not include, unless otherwise indicated, any shares of FOX class A common stock or any shares of FOX class B common stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

(2)	No options are outstanding.
(3)

Applicable percentage of ownership is based on 352,324,179 shares of FOX class A common stock and 266,173,651 shares of FOX class B common stock, equivalent to 1/3 of 1,056,972,538 shares of class A common stock and 1/3 of 798,520,953 shares of class B common stock, respectively, outstanding as of September 17, 2018, for such stockholder or group of stockholders, as applicable.

(4)

Estimated beneficial ownership of FOX class B common stock as reported in the above table, equivalent to 1/3 of 21CF class B common stock, has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of FOX class B common stock represents both sole voting and sole investment power.

(5)

Estimated beneficial ownership of the FOX class A common stock, equivalent to 1/3 of 21CF class A common stock, is based on beneficial ownership of 21CF class A common stock as of November 10, 2008 as reported on Form 4 filed with the SEC on November 13, 2008. Estimated beneficial ownership of FOX class B common stock is based on beneficial ownership of 21CF class B common stock as of December 31, 2014, as reported on Schedule 13G/A filed with the SEC on February 13, 2015. Cruden Financial Services LLC, a Delaware limited liability company, or Cruden Financial Services, the corporate trustee of the Murdoch Family Trust, has the power to vote and to dispose or direct the vote and disposition of the reported 21CF class B common stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported 21CF class A common stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Some of the Murdoch Family Trust’s shares of the 21CF class A common stock and 21CF class B common stock may be pledged from time to time to secure loans with certain banks.

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Security Ownership of Directors and Executive Officers

The following table sets forth information regarding the anticipated beneficial ownership of FOX class A common stock and FOX class B common stock immediately following the completion of the distribution by each of (1) our directors, (2) our named executive officers, and (3) our directors and executive officers as a group. The beneficial ownership of our common stock presented in the table is based on beneficial ownership of 21CF class A common stock and 21CF class B common stock, as set forth in the footnotes to the table and calculated as of September 17, 2018, and the distribution of shares of FOX class A common stock and FOX class B common stock for shares of 21CF class A common stock and 21CF class B common stock, respectively. The address of each director, director nominee and executive officer shown in the table below is c/o Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036.

	Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Option Shares(2)	Percent of Class(3)
Name	FOX class A common stock(4)	FOX class B common stock(5)	FOX class A common stock	FOX class A common stock	FOX class B common stock
K. Rupert Murdoch(6)	2,973,116	103,629,866	—	*	38.9%
Lachlan K. Murdoch(7)	47,702	1,952	—	*	*
John P. Nallen	105,293	—	—	*	—
All current directors and executive officers as a group (total of 5)	3,141,608	103,632,154	—	*	38.9%

*	Represents the expected beneficial ownership of less than one percent of the issued and outstanding FOX class A common stock or FOX class B common stock, as applicable, on the distribution date.
(1)

This table does not include, unless otherwise indicated, any shares of FOX class A common stock or any shares of FOX class B common stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

(2)	No options are outstanding.
(3)

Applicable percentage of ownership is based on 352,324,179 shares of FOX class A common stock and 266,173,651 shares of FOX class B common stock, equivalent to 1/3 of 1,056,972,538 shares of class A common stock and 1/3 of 798,520,953 shares of class B common stock, respectively, outstanding as of September 17, 2018, for such stockholder or group of stockholders, as applicable.

(4)

Estimated beneficial ownership of FOX class A common stock, equivalent to 1/3 of 21CF class A common stock, includes for the following director stock-settled DSUs, which are paid in 21CF class A common stock as of the first trading day of the quarter five years following the date of grant or as of the date of the director’s end of service: 4,851 DSUs held by Mr. L.K. Murdoch.

(5)

Estimated beneficial ownership of FOX class B common stock as reported in the above table, equivalent to 1/3 of 21CF class B common stock, has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of FOX class B common stock represents both sole voting and sole investment power.

(6)

Estimated beneficial ownership of FOX common stock, equivalent to 1/3 of 21CF common stock, is based on beneficial ownership of reported 21CF common stock. Beneficial ownership of 21CF common stock includes 57,000 shares of 21CF class A common stock and 306,623,480 shares of 21CF class B common stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership of 21CF common stock reported also includes 4,250,000 shares of 21CF class B common stock held by the K. Rupert Murdoch 2004 Revocable Trust, of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership of 21CF common stock also includes 8,729,432 shares of 21CF class A common stock held by the GCM Trust that is administered by independent trustees for the benefit of Mr. K.R. Murdoch’s minor children; however, Mr. K.R. Murdoch disclaims beneficial ownership of such shares.

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(7)

Estimated beneficial ownership of FOX common stock, equivalent to 1/3 of 21CF common stock, is based on beneficial ownership of reported 21CF common stock. Beneficial ownership of 21CF common stock includes 137,801 shares of 21CF class A common stock held by the LKM Family Trust, which is administered by an independent trustee for the benefit of Mr. L.K. Murdoch, his immediate family members and certain charitable organizations.

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DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and our amended and restated bylaws, and is qualified in its entirety by reference to these documents. You should refer to our amended and restated certificate of incorporation, and our amended and restated bylaws, the forms of which are included as exhibits to the registration statement of which this information statement is a part.

General

Prior to the separation and distribution, shares of 21CF common stock provided you with rights and privileges with respect to the consolidated businesses of 21CF. Immediately following the separation and distribution, you will no longer hold shares that provide you with rights and privileges with respect to the consolidated businesses of 21CF, but instead you will hold shares in two separate companies, RemainCo and FOX. Your shares of RemainCo will subsequently be exchanged for the 21CF merger consideration in the 21CF merger. As a stockholder of FOX, you will hold shares that provide you with rights and privileges with respect to a company engaged in the FOX business that formerly was part of 21CF. The shares of FOX class A common stock or FOX class B common stock that you will receive in the distribution will have the same rights as the respective shares of 21CF class A common stock or 21CF class B common stock that you currently hold. These rights and privileges are summarized below and are set forth more fully in the amended and restated certificate of incorporation and amended and restated bylaws of FOX, filed as Exhibits 3.1 and 3.2, respectively, to the Form 10 registration statement of which this information statement is a part. You will receive shares of FOX class A common stock and FOX class B common stock on a pro rata basis (unless you are a holder of the hook stock), as described in more detail under “The Transactions—The Distribution.”

Prior to the distribution date, 21CF, as our sole stockholder, will approve and adopt our amended and restated certificate of incorporation, and our Board of Directors will approve and adopt our amended and restated bylaws. Our authorized share capital consists of 6,000,000,000 shares of class A common stock, par value $0.01 per share, 3,000,000,000 shares of class B common stock, par value $0.01 per share, 100,000,000 shares of series common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The General Corporation Law of Delaware, as amended, which we refer to as the DGCL, may also affect the terms of FOX class A common stock and FOX class B common stock. FOX’s Board of Directors is authorized to issue the preferred stock and the series common stock in one or more series. Immediately following the distribution, FOX expects that approximately              shares of its common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.

Description of FOX class A common stock and FOX class B common stock

FOX class A common stock voting rights

A holder of FOX class A common stock may only vote under the following circumstances:

•

on a proposal to dissolve FOX or to adopt a plan of liquidation of FOX, and with respect to any matter to be voted on by our stockholders following adoption of a proposal to dissolve FOX or to adopt a plan of liquidation of FOX;

•	on a proposal to sell, lease or exchange all or substantially all of FOX’s property and assets;

•

on a proposal to adopt an agreement of merger or consolidation in which FOX is a constituent corporation, as a result of which our stockholders prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

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•

with respect to any matter to be voted on by our stockholders during a period during which a dividend (or part of a dividend) in respect of FOX class A common stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Other than as set forth in the preceding paragraph and as provided by law, a holder of a share of FOX class A common stock will have no right to vote.

To the extent the holders of FOX class A common stock are entitled to vote on a particular matter, they shall vote in the same manner and subject to the same conditions as the holders of FOX class B common stock, preferred stock or series common stock.

At annual and extraordinary general meetings of stockholders:

•	a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes; and

•	each holder of FOX class A common stock represented at a meeting of stockholders shall be entitled to cast one vote for each share of FOX class A common stock entitled to vote at the meeting.

FOX class B common stock voting rights

As a general matter, holders of FOX class B common stock are entitled to one vote per share on all matters on which stockholders have the right to vote, including director elections.

Vote required

Unless otherwise to be provided by our amended and restated certificate of incorporation or our amended and restated bylaws, or provided by the rules or regulations of any stock exchange applicable to us, applicable law or pursuant to any regulation applicable to us or our securities, (a) directors shall be elected by majority of votes cast in uncontested director elections (and by plurality of votes cast in contested director elections) and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Ownership of class A common stock and class B common stock by the Murdoch Family Trust and K. Rupert Murdoch

As a result of his ability to appoint certain members of the board of directors of the corporate trustee of the Murdoch Family Trust, which, based on its current ownership of 21CF common stock, will beneficially own less than one percent of the outstanding FOX class A common stock and 38.4% of FOX class B common stock immediately following the distribution, K. Rupert Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. K. Rupert Murdoch, however, disclaims any beneficial ownership of these shares. Also, K. Rupert Murdoch will, based on the current ownership of 21CF common stock, beneficially own or be deemed to beneficially own an additional less than one percent of FOX class B common stock and less than one percent of FOX class A common stock immediately following the distribution. Thus, K. Rupert Murdoch may, based on the current ownership of 21CF common stock, be deemed to beneficially own in the aggregate less than one percent of FOX class A common stock and 38.9% of FOX class B common stock immediately following the distribution. This concentration of voting power could discourage third parties from making proposals involving an acquisition of FOX. Additionally, the ownership concentration of FOX class B common stock by the Murdoch Family Trust increases the likelihood that proposals submitted for stockholder approval that are supported by the Murdoch Family Trust will be adopted and proposals that the Murdoch Family Trust does not support will not be adopted, whether or not such proposals to stockholders are also supported by the other holders of FOX class B common stock.

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Dividends

Holders of FOX class A common stock and FOX class B common stock are, generally, entitled to such dividends, if any, as may be declared by our Board of Directors from time to time in its sole discretion out of our assets or legally available funds, subject to the following provisions:

•

if dividends are declared on FOX class A common stock or FOX class B common stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for common stock (to be defined in our amended and restated certificate of incorporation), the dividends payable to the holders of FOX class A common stock shall be paid only in shares of FOX class A common stock (or securities convertible into, or exercisable or exchangeable for FOX class A common stock), the dividends payable to holders of FOX class B common stock shall be paid only in shares of FOX class B common stock (or securities convertible into, or exercisable or exchangeable for FOX class B common stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of FOX class A common stock and FOX class B common stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of such class of common stock), respectively; and

•

in no event shall the shares of the FOX class A common stock or FOX class B common stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

Any dividends declared by our Board of Directors on a share of common stock shall be declared in equal amounts with respect to each share of FOX class A common stock and FOX class B common stock (as determined in good faith by our Board of Directors in its sole discretion), provided that in the case of dividends payable in shares of our common stock, or securities convertible into, or exercisable or exchangeable for, our common stock, or dividends or other distributions (including, without limitation, any distribution pursuant to a stock dividend or a “spin-off,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity, which immediately prior to the time of the distribution is a subsidiary of FOX and which possesses authority to issue FOX class A common stock or equity interests and FOX class B common stock or equity interests (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of FOX class A common stock and FOX class B common stock, respectively, such dividends shall be paid as it will be provided for in our amended and restated certificate of incorporation.

Preferred Stock and Series Common Stock

Our amended and restated certificate of incorporation will authorize our Board of Directors to designate and issue from time to time one or more series of preferred stock or series common stock without stockholder approval, provided that our Board of Directors shall not issue any shares of preferred stock or series common stock which entitle the holders thereof to more than one vote per share without an affirmative vote of the majority of the holders capital stock of FOX entitled to vote generally in the election of directors. Under the terms of our amended and restated certificate of incorporation, our Board of Directors will be authorized, subject to limitations prescribed by the DGCL, and by our amended and restated certificate of incorporation, to issue up to one hundred million (100,000,000) shares of preferred stock and up to one hundred million (100,000,000) shares of series common stock, each in one or more series, without further action by the holders of our common stock. Our Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock or series common stock, the number of shares constituting any such class or series and the voting powers for each class or series.

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Our board of director’s authority to issue preferred stock or series common stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock or series common stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board of Directors has no present intention to issue any shares of preferred stock or series common stock.

Anti-Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Size of Board and Vacancies; Removal

Subject to the rights of the holders of any series of preferred stock or series common stock, our amended and restated certificate of incorporation and amended and restated bylaws will provide that the total number of directors constituting the entire Board of Directors shall be not less than three (3), with the then-authorized number of directors being fixed from time to time exclusively by the Board of Directors. Subject to the rights of the holders of any series of preferred stock or series common stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Stockholder Action by Written Consent

Subject to the rights of the holders of any series of preferred stock or series common stock, our amended and restated certificate of incorporation and amended and restated bylaws will provide that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent (unless there are three record holders or fewer).

Amendment of Bylaws

Our amended and restated certificate of incorporation will provide that the Board of Directors will be authorized to adopt, repeal, alter or amend our bylaws by a vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of our amended and restated certificate of incorporation, our stockholders will be able to, with the affirmative vote of holders of 65% or more of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, adopt, amend or repeal any provision of our bylaws.

Transfer Restrictions

Our amended and restated certificate of incorporation will provide that an Owner (as it will be defined in our amended and restated certificate of incorporation) of shares of FOX class A common stock or FOX class B common stock may not sell, exchange or otherwise transfer Ownership (as it will be defined in our amended and restated certificate of incorporation) of such shares to any person who has made an Offer (as it will be defined in our amended and restated certificate of incorporation) pursuant to such Offer unless such Offer relates to both FOX class A common stock and FOX class B common stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both FOX class A common stock and FOX class B common stock, and the terms and conditions of such Offer or Offers as they relate to each of the shares of FOX class A common stock and FOX class B common stock are Comparable (as it will be

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defined in our amended and restated certificate of incorporation). We shall, to the extent required by law, note on the certificates of our common stock that shares represented by such certificates are subject to the restrictions set forth in this paragraph.

Stockholder Meetings

Subject to the rights of the holders of any series of preferred stock or series common stock, our amended and restated certificate of incorporation and amended and restated bylaws will provide that special meetings of stockholders (i) may be called by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors then constituting the entire Board of Directors, (ii) may be called by the chairman or a vice or deputy chairman of our Board of Directors or (iii) shall be called by the secretary of FOX upon the written request of holders of record of not less than 20% of the outstanding shares of FOX class B common stock, proposing a proper matter for stockholder action under the DGCL at such special meeting, provided that (a) no such special meeting of stockholders shall be called pursuant to clause (iii) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of FOX and (b) any special meeting called pursuant to clause (iii) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the Board of Directors.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Subject to the rights of the holders of any series of preferred stock or series common stock, our amended and restated bylaws will contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to our Board of Directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our Board of Directors or proposing other business will be required to give our secretary written notice of the proposal at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. These stockholder proposal deadlines will be subject to exceptions if the annual meeting date is set more than 30 days before or 70 days after such anniversary date, or if no annual meeting was held in the preceding year, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of the current year’s annual meeting and not later than the close of business on the later of the 90th day prior to the date of the current year’s annual meeting, or the 10th day following the day on which public announcement of the date of the current year’s annual meeting is first made. If a special meeting of stockholders is called for the election of directors, a stockholder proposing to nominate a person for that election must give our secretary written notice of the proposal at our principal executive offices not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. Our amended and restated bylaws will prescribe specific information that any such stockholder notice must contain, including, without limitation, a description of the proposal, the reasons for the proposal, and other specified matters.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Forum Selection

Our amended and restated bylaws will provide that, unless FOX consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be

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the sole and exclusive forum for any derivative action, action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of FOX to FOX or its stockholders, action arising pursuant to any provision of the DGCL, action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or action asserting a claim governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in FOX common stock will be deemed to have received notice of and consented to the foregoing forum selection bylaw, which could limit FOX stockholders’ ability to choose the judicial forum for disputes with FOX. The enforceability of similar forum selection clauses in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection clause to be contained in the FOX amended and restated bylaws to be inapplicable or unenforceable in such action.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of FOX, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of preferred stock or series common stock, the holders of shares of FOX class A common stock, FOX class B common stock and, to the extent fixed by our Board of Directors with respect thereto, the series common stock and preferred stock shall be entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the series common stock or preferred stock, as so fixed by our Board of Directors).

No Preemptive Rights

No holder of any FOX common stock or any class authorized at the distribution date will have any preemptive rights to subscribe to any FOX securities of any kind or class.

Listing

We intend to apply to list our shares of FOX class A common stock and FOX class B common stock on Nasdaq under the symbols “                ” and “                 ,” respectively.

Sale of Unregistered Securities

On May 3, 2018, FOX issued 100 shares of its common stock to 21CF pursuant to Section 4(a)(2) of the Securities Act. FOX did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.

Since the incorporation of FOX, the Company has not issued any securities or exchanged or modified any outstanding securities, which have not been registered. Immediately prior to the distribution, FOX will pay to 21CF a dividend in the amount of $8.5 billion, which we refer to as the dividend, in immediately available funds. FOX will arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment, if any. Such indebtedness may be incurred by the issuance by the Company of debt securities in one or more transactions that will not be registered under the Securities Act, in reliance upon one or more exemptions from registration under the Securities Act.

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Limitation of Liability for Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that exculpate and indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages by reason of the fact that he or she is or was a director or officer of FOX or any of its direct or indirect subsidiaries or is or was serving at the request of FOX as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any expense, as the case may be. Our amended and restated bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under such bylaws or the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance, at our own expense, to protect us, our directors, officers and certain employees for some liabilities, whether we would have the power to indemnify our directors, officers or employees from such liabilities under the DGCL or not. The limitation of liability and indemnification provisions to be included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, this provision does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We intend to obtain insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance will provide coverage, subject to its terms and conditions, if FOX is unable (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the U.S. federal income tax consequences of the distribution to U.S. holders, as defined below, of 21CF common stock. The following discussion is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this information statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the distribution and the mergers will be completed in accordance with the combination merger agreement and as further described in this information statement. Neither 21CF nor FOX intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the distribution. Consequently, no assurance can be given that the IRS will not challenge the conclusions described in this discussion or that a court would not sustain such a challenge.

This discussion is limited to holders of 21CF common stock that are U.S. holders, as defined below, and hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, nor does it apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, such as: tax-exempt entities; partnerships, S corporations or other pass through entities; persons who are subject to the alternative minimum tax; former citizens or long-term residents of the U.S.; persons who acquire their shares of 21CF common stock pursuant to the exercise of employee stock options or otherwise as compensation; banks, insurance companies and other financial institutions; regulated investment companies and real estate investment trusts; dealers or brokers in securities, commodities or foreign currencies; traders who elect to apply a mark-to-market method of accounting; persons who have a functional currency other than the U.S. dollar; persons who hold their shares of 21CF common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes; and persons who actually or constructively own more than 5% of either class of 21CF common stock.

In addition, this disclosure does not address the application or the consequences of the distribution to persons who actually or constructively own both 21CF common stock and Disney common stock immediately prior to the distribution. The application and the consequences of the rules described below to a U.S. holder, as defined below, who owns shares of both 21CF common stock and Disney common stock immediately prior to the distribution may differ from the application and the consequences of such rules to a U.S. holder who owns solely 21CF common stock or solely Disney common stock immediately prior to the distribution. U.S. holders who own shares of both 21CF common stock and Disney common stock immediately prior to the distribution should consult their tax advisors regarding the application and the consequences of the rules below to them, in light of their particular circumstances.

This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

For purposes of this discussion, a U.S. holder is a beneficial owner of shares of 21CF common stock (other than the hook stock shares) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

124

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares of 21CF common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, any entity treated as a partnership for U.S. federal income tax purposes that holds shares of 21CF common stock, and any partners in such partnerships, should consult their tax advisors regarding the tax consequences of the distribution and the mergers.

21CF STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

The U.S. federal income tax consequences of the receipt by 21CF stockholders of FOX common stock in the distribution are uncertain. A distribution undertaken in connection with an acquisition where cash comprises a substantial portion of the aggregate consideration can prevent the distribution from qualifying as tax-free as a result of the “anti-device” requirement under Section 355 of the Code. The determination of whether the distribution can satisfy the anti-device requirement is complex, inherently factual in nature, and subject to significant uncertainty because the law is unclear. As a result, counsel cannot opine that the distribution will be tax-free to 21CF stockholders under Section 355 of the Code. Although New Disney intends to report the distribution as taxable to 21CF stockholders, 21CF stockholders will not be prohibited from taking a contrary position. 21CF stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the distribution to them. Assuming that the distribution does not qualify as a distribution described in Section 355 of the Code, the U.S. federal income tax consequences of the distribution to U.S. holders of 21CF common stock will be as follows:

A U.S. holder who receives shares of FOX common stock in the distribution in exchange for a portion of its shares of 21CF common stock will generally recognize gain or loss equal to the excess of (a) the sum of the fair market value of the FOX common stock and any cash received in lieu of any fractional share of FOX common stock over (b) such U.S. holder’s adjusted tax basis in the portion of its 21CF common stock exchanged therefor. Such capital gain or loss generally will be long-term capital gain or loss if the holding period for the portion of the 21CF common stock exchanged is greater than one year as of the closing date of the distribution. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of 21CF common stock at different times or at different prices, gain or loss must be determined separately with respect to each block of shares of 21CF common stock. The U.S. holder’s adjusted tax basis in the shares of FOX common stock received in the distribution will equal the fair market value of such shares at the time of the distribution and the holding period for such shares will begin on the day after the day on which the distribution occurs.

125

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

WHERE YOU CAN FIND MORE INFORMATION

FOX has filed a registration statement on Form 10 with the SEC with respect to the shares of FOX common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement on Form 10 and the exhibits and schedules to such registration statement. For further information with respect to FOX and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, FOX will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

FOX intends to furnish holders of its common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. FOX has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

126

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

F-1

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Twenty-First Century Fox, Inc.:

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of New Fox (the “Company”) as of June 30, 2018 and 2017, the related combined statements of operations, comprehensive income, cash flows and equity for each of the three years in the period ended June 30, 2018, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

/s/ Ernst & Young LLP

New York, New York

October 9, 2018

F-2

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

COMBINED STATEMENTS OF OPERATIONS

(IN MILLIONS)

	For the years ended June 30,
	2018	2017	2016
Revenues	$10,153	$9,921	$8,894
Operating expenses	(6,505)	(6,100)	(5,559)
Selling, general and administrative	(1,209)	(1,092)	(1,149)
Depreciation and amortization	(171)	(169)	(170)
Impairment and restructuring charges	(16)	(165)	(55)
Interest expense	(43)	(23)	(18)
Other, net	(39)	(131)	(100)

Income before income tax benefit (expense)	2,170	2,241	1,843
Income tax benefit (expense)	58	(832)	(736)

Net income	2,228	1,409	1,107
Less: Net income attributable to redeemable noncontrolling interests	(41)	(37)	(35)

Net income attributable to New Fox	$2,187	$1,372	$1,072

The accompanying notes are an integral part of these Audited Combined Financial Statements.

F-3

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(IN MILLIONS)

	For the years ended June 30,
	2018	2017	2016
Net income	$2,228	$1,409	$1,107
Other comprehensive income (loss), net of tax
Unrealized holding gains on securities	130	—	—
Benefit plan adjustments	10	10	(22)

Other comprehensive income (loss), net of tax	140	10	(22)

Comprehensive income	2,368	1,419	1,085
Less: Net income attributable to redeemable noncontrolling interests	(41)	(37)	(35)

Comprehensive income attributable to New Fox	$2,327	$1,382	$1,050

The accompanying notes are an integral part of these Audited Combined Financial Statements.

F-4

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

COMBINED BALANCE SHEETS

(IN MILLIONS)

	As of June 30,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$2,500	$19
Receivables, net	1,833	1,693
Inventories, net	1,180	1,052
Other	67	43

Total current assets	5,580	2,807

Non-current assets
Property, plant and equipment, net	1,169	1,123
Intangible assets, net	2,866	3,121
Goodwill	2,747	2,750
Other non-current assets	759	547

Total assets	$13,121	$10,348

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$1,759	$2,042

Total current liabilities	1,759	2,042

Non-current liabilities
Other liabilities	422	505
Deferred income taxes	1,071	1,554
Redeemable noncontrolling interests	275	154
Commitments and contingencies
Equity
Twenty-First Century Fox, Inc. investment	9,513	6,152
Accumulated other comprehensive income (loss)	81	(59)

Total equity	9,594	6,093

Total liabilities and equity	$13,121	$10,348

The accompanying notes are an integral part of these Audited Combined Financial Statements.

F-5

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

COMBINED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the years ended June 30,
	2018	2017	2016
OPERATING ACTIVITIES
Net income	$2,228	$1,409	$1,107
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	171	169	170
Amortization of cable distribution investments	53	57	62
Impairment and restructuring charges	16	165	55
Other, net	39	131	100
Deferred income taxes	(603)	92	139
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables and other assets	(166)	(172)	(218)
Inventories net of program rights payable	(228)	21	(252)
Accounts payable and other liabilities	(193)	(217)	(66)

Net cash provided by operating activities	1,317	1,655	1,097

INVESTING ACTIVITIES
Property, plant and equipment	(215)	(191)	(107)
Proceeds from the relinquishment of spectrum	354	—	—
Other investing activities, net	(11)	(51)	(61)

Net cash provided by (used in) investing activities	128	(242)	(168)

FINANCING ACTIVITIES
Net transfers from (to) 21CF	1,113	(1,395)	(877)
Distributions and other	(77)	(36)	(36)

Net cash provided by (used in) financing activities	1,036	(1,431)	(913)

Net increase (decrease) in cash and cash equivalents	2,481	(18)	16
Cash and cash equivalents, beginning of year	19	37	21

Cash and cash equivalents, end of year	$2,500	$19	$37

The accompanying notes are an integral part of these Audited Combined Financial Statements.

F-6

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

COMBINED STATEMENTS OF EQUITY

(IN MILLIONS)

	Twenty-First Century Fox, Inc. Investment	Accumulated Other Comprehensive (Loss) Income	Total Equity
Balance, June 30, 2015	$6,575	$(47)	$6,528
Net income attributable to New Fox	1,072	—	1,072
Other comprehensive loss	—	(22)	(22)
Other	(31)	—	(31)
Net decrease in Twenty-First Century Fox, Inc. investment	(1,144)	—	(1,144)

Balance, June 30, 2016	$6,472	$(69)	$6,403
Net income attributable to New Fox	1,372	—	1,372
Other comprehensive income	—	10	10
Other	(107)	—	(107)
Net decrease in Twenty-First Century Fox, Inc. investment	(1,585)	—	(1,585)

Balance, June 30, 2017	$6,152	$(59)	$6,093
Net income attributable to New Fox	2,187	—	2,187
Other comprehensive income	—	140	140
Other	(121)	—	(121)
Net increase in Twenty-First Century Fox, Inc. investment	1,295	—	1,295

Balance, June 30, 2018	$9,513	$81	$9,594

The accompanying notes are an integral part of these Audited Combined Financial Statements.

F-7

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Proposed Distribution

On June 20, 2018, Twenty-First Century Fox, Inc., a Delaware corporation, and its subsidiaries (together, “Twenty-First Century Fox” or “21CF”) and The Walt Disney Company (“Disney”) entered into the combination merger agreement, which includes as a condition to the consummation of the mergers that the distribution shall have been consummated.

Prior to the completion of the mergers, 21CF and its wholly owned subsidiary, New Fox (“FOX” or the “Company”), will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation, whereby it will transfer to FOX a portfolio of 21CF’s news, sports and broadcast businesses, including the FOX News channel, FOX Business Network, FOX Broadcasting Company (the “FOX Network”), FOX Sports, FOX Television Stations Group, and sports cable networks FS1, FS2, FOX Deportes and Big Ten Network (collectively, the “FOX business”), and certain other assets, and FOX will assume from 21CF certain liabilities associated with such businesses and certain other liabilities. 21CF will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the 21CF merger, in order to implement the distribution, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF’s stockholders (other than holders that are subsidiaries of 21CF (the “hook stock shares”)) on a pro rata basis, in accordance with the distribution merger agreement.

Immediately prior to the distribution, FOX will pay to 21CF a dividend in the amount of $8.5 billion (the “dividend”), in immediately available funds. FOX will arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment (as defined below), if any.

At the open of business on the business day immediately following the date of the distribution, if the final estimate of the taxes in respect of the separation and distribution and divestitures (as well as certain taxes related to the operations of the FOX business from and after January 1, 2018 through the closing of the transactions) (collectively, the “transaction tax”), is lower than $8.5 billion, Disney will make a cash payment to FOX (the “cash payment”), which cash payment will be the amount obtained by subtracting the final estimate of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion. After the 21CF merger, FOX will promptly replenish its cash used, and/or reduce the indebtedness incurred, to fund the dividend by the amount of the cash payment, if any.

To provide FOX with financing in connection with the dividend, 21st Century Fox America, Inc. (“21CFA”), a wholly owned subsidiary of 21CF, entered into a commitment letter on behalf of FOX with the financial institutions party thereto (the “bridge commitment letter”) which provides for borrowings of up to $9 billion. Given 21CF’s current debt ratings, FOX pays a commitment fee of 0.1%. While 21CFA has entered into the bridge commitment letter, FOX intends to finance the majority of the dividend by obtaining permanent financing in the capital markets on a standalone basis.

Costs related to the distribution of approximately $75 million have been incurred by 21CF for the fiscal year ended June 30, (“fiscal”) 2018. These costs include accounting, legal, consulting and advisory fees. FOX has assumed all of these distribution costs incurred to date and anticipates that it will be responsible for all similar costs incurred prior to the distribution.

After the distribution, FOX expects to incur nonrecurring expenditures consisting primarily of employee-related costs, costs to establish certain standalone functions, broadcast and information technology systems and

F-8

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

other transaction-related costs. Additionally, FOX’s management expects to incur recurring costs as a result of becoming a standalone public company, for transition services and from establishing or expanding the corporate support for its business, including shared services (advertising, affiliate and digital), information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, governance, legal, procurement and other services. FOX’s expected standalone results will also include additional incremental operating costs related to company-wide shared services, including shared technology platforms.

Unless the context otherwise requires, references in these Notes to the Combined Financial Statements to “the Company,” “FOX,” “we,” “us” and “our” refer to New Fox and its combined subsidiaries. References in these Notes to “21CF” refers to Twenty-First Century Fox, Inc., a Delaware corporation and its subsidiaries (other than, after the distribution, New Fox and its combined subsidiaries), unless the context requires.

Basis of Presentation

These Combined Financial Statements were prepared on a standalone basis, derived from the consolidated financial statements and accounting records of 21CF. These statements reflect the combined historical results of operations, financial position and cash flows of 21CF’s domestic news, national sports and broadcast businesses and certain other assets and liabilities associated with such businesses in accordance with U.S. generally accepted accounting principles (“GAAP”). For ease of reference, these Combined Financial Statements are collectively referred to as those of FOX.

These financial statements are presented as if such businesses had been combined for all periods presented. All significant intracompany transactions and accounts within FOX have been eliminated. The assets and liabilities in the Combined Financial Statements have been reflected on a historical cost basis, as immediately prior to the distribution all of the assets and liabilities presented are wholly owned by 21CF and are being transferred to the combined FOX group at carry-over basis. The Combined Statements of Operations include allocations for certain support functions that are provided on a centralized basis within 21CF and not recorded at the business unit level, such as certain expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. 21CF does not routinely allocate these costs to any of its business units. These expenses have been allocated to FOX on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating general corporate expenses from 21CF, are reasonable. Nevertheless, the Combined Financial Statements may not include all of the actual expenses that would have been incurred by FOX and may not reflect FOX’s combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if FOX had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Historically, 21CF has provided capital, cash management and other treasury services to the Company. 21CF will continue to provide treasury services to the Company until the distribution is consummated. Prior to December 31, 2017, substantially all of the cash balances were swept to 21CF on a daily basis and the Company received capital from 21CF for the Company’s cash needs. Effective January 1, 2018, the Company no longer participates in 21CF’s capital and cash management accounts. The Company’s combined Total assets as of June 30, 2018 included $2.5 billion in Cash and cash equivalents, which reflects $600 million, which was contributed by 21CF in accordance with the combination merger agreement, plus all net cash generated beginning January 1, 2018 by the Company’s business and assets. In accordance with the separation agreement,

F-9

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

at the time of the separation and distribution, the Company will be entitled to such cash amounts reduced by (i) applicable operational taxes, (ii) 30% of all cash dividends declared by 21CF from December 13, 2017 through the distribution, (iii) 30% of all unallocated shared overhead and corporate costs from December 13, 2017 through the distribution, (iv) an allocated amount of shared overhead corporate costs consistent with 21CF’s historical approach to such allocation, and (v) certain other expenses related to the separation and the distribution. The obligations described in clauses (i) – (v) are not reflected in the $2.5 billion in Cash and cash equivalents as of June 30, 2018. The amounts for these contractual obligations will likely be material in the aggregate. This process of determining the net cash generation by our business and contractual reductions will continue through the consummation of the separation and distribution in accordance with the separation agreement.

The income tax benefit (expense) in the Combined Statements of Operations has been calculated as if FOX filed a separate tax return and was operating as a standalone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of FOX’s actual tax balances prior to or subsequent to the distribution. In addition, as a result of the distribution, FOX expects to receive a step-up in tax basis based on the amount of the taxable gain recognized in connection with the separation resulting in an annual tax deduction over the next 15 years.

FOX manages and reports its businesses in the following three segments (Cable Network Programming, Television and Other, Corporate and Eliminations). (See Note 14—Segment Information for further discussion of each of the segments).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of combination

The Combined Financial Statements include certain assets and liabilities that have historically been held at 21CF’s corporate level but are specifically identifiable or otherwise attributable to the Company. All significant intracompany transactions and accounts within the Company’s combined businesses have been eliminated.

Intercompany transactions with 21CF or its affiliates and the Company are reflected in the historical Combined Financial Statements. All significant intercompany balances between 21CF and the Company have been included within the 21CF investment in these Combined Financial Statements.

Any change in the Company’s ownership interest in a combined subsidiary, where a controlling financial interest is retained, is accounted for as a capital transaction. When the Company ceases to have a controlling interest in a combined subsidiary, the Company will recognize a gain or loss in net income upon deconsolidation.

The Company’s fiscal year ends on June 30 of each year.

Use of estimates

The preparation of the Company’s Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Combined Financial Statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from those estimates.

F-10

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

Receivables

Receivables are presented net of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. The allowance for doubtful accounts is estimated based on historical experience, receivable aging, current economic trends and specific identification of certain receivables that are at risk of not being paid.

Receivables, net consist of:

	As of June 30,
	2018	2017
	(in millions)
Total receivables	$1,866	$1,763
Allowances for doubtful accounts	(28)	(68)

Total receivables, net	1,838	1,695
Less: current receivables, net	(1,833)	(1,693)

Non-current receivables, net	$5	$2

Inventories

Programming Rights

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 920, “Entertainment—Broadcasters,” costs incurred in acquiring program rights or producing programs for the Cable Network Programming and Television segments, are capitalized and amortized over the license period or projected useful life of the programming. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable and the program is accepted and available for airing. Television broadcast network entertainment programming, which includes acquired series, co-produced series, movies and other programs, are amortized primarily on an accelerated basis.

The Company has single and multi-year contracts for broadcast rights of programs and sporting events. The Company evaluates the recoverability of the unamortized costs associated therewith, using total estimated advertising and other revenues attributable to the program material and considering the Company’s expectations of the programming usefulness of the program rights. The recoverability of certain sports rights contracts for content broadcast on the FOX Network and the national sports channels is assessed on an aggregate basis. Where an evaluation indicates that these multi-year contracts will result in an asset that is not recoverable, amortization of rights is accelerated. The costs of multi-year national sports contracts at the FOX Network and the national sports channels are primarily amortized based on the ratio of each current period’s attributable revenue for each contract to the estimated total remaining attributable revenue for each contract. Estimates can change and, accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

F-11

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Investments

Investments in and advances to entities or joint ventures in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when the Company owns an interest between 20% and 50% and exercises significant influence.

Investments in which the Company has no significant influence (generally less than a 20% ownership interest) are designated as available-for-sale investments if readily determinable market values are available. If an investment’s fair value is not readily determinable, the Company accounts for its investment at cost. The Company reports available-for-sale investments at fair value based on quoted market prices. Unrealized gains and losses on available-for-sale investments are included in Accumulated other comprehensive income (loss) net of applicable taxes and other adjustments until the investment is sold or considered impaired.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of three to 40 years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances, or changes to the Company’s business model or capital strategy, could result in the actual useful lives differing from the Company’s estimates. In those cases where the Company determines that the estimated useful life of property, plant and equipment should be shortened, the Company would depreciate the asset over its revised remaining useful life, thereby increasing depreciation expense.

Goodwill and Intangible assets

The Company’s intangible assets include goodwill, Federal Communications Commission (“FCC”) licenses, multi-channel video programming distributor (“MVPD”) affiliate agreements and relationships, and trademarks and other copyrighted products. Intangible assets acquired in business combinations are recorded at their estimated fair value at the date of acquisition. Goodwill is recorded as the difference between the consideration transferred to acquire entities and the estimated fair values assigned to their tangible and identifiable intangible net assets. In accordance with ASC 350 “Intangibles—Goodwill and Other” (“ASC 350”), the Company’s goodwill and indefinite-lived intangible assets, which primarily consist of FCC licenses, are tested annually for impairment, or earlier, if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. The impairment assessment of indefinite-lived intangibles compares the fair value of the assets to their carrying value. Intangible assets with finite lives are generally amortized over their estimated useful lives.

The Company’s goodwill impairment reviews are performed using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method.

F-12

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Asset impairments

Investments

The Company determines the fair value of its public company investments by reference to their publicly traded stock prices. With respect to private company investments, the Company makes its estimate of fair value by considering other available information, including recent investee equity transactions, discounted cash flow analyses, estimates based on comparable public company operating multiples and, in certain situations, balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of time and extent to which the market value has been below cost, the financial condition and near-term prospects of the issuer of the security, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value and other factors influencing the fair market value, such as general market conditions.

The Company regularly reviews available-for-sale investment securities and investments accounted for at cost for other-than-temporary impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value or estimated fair value, the duration of the decline, the Company’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security.

Long-lived assets

ASC 360, “Property, Plant, and Equipment,” and ASC 350 require that the Company periodically review the carrying amounts of its long-lived assets, including property, plant and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized if the carrying value of such asset exceeds its fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less their costs to sell.

Revenue recognition

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

Cable Network Programming and Television

The Company generates advertising revenue from sales of commercial time within the Company’s network programming to be aired by television networks and cable channels, and from sales of broadcast advertising time on the Company’s owned television stations and various digital properties. Advertising revenue from customers, primarily advertising agencies, is recognized as the commercials are aired. Certain of the Company’s advertising contracts have guarantees of a certain number of targeted audience views, referred to as impressions. Revenues for any audience deficiencies are deferred until the guaranteed number of impressions is met, by providing additional advertisements. Advertising contracts, which are generally short-term, are billed monthly for the spots aired during the month, with payments due shortly after the invoice date.

F-13

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The Company generates affiliate fee revenue from affiliate agreements with MVPDs for cable network programming and for the broadcast of the Company’s owned and operated television stations. In addition, the Company generates affiliate fee revenue from affiliate agreements with independently owned television stations that are affiliated with the FOX Network and receive retransmission consent fees from MVPDs for their signals. Affiliate fee revenue is recognized at a point in time when the network programming, a functional license of intellectual property, is made available to the customer which is done on a continuous basis. For contracts with affiliate fees based on the number of the affiliate’s subscribers, revenues are recognized based on the contractual rate multiplied by the estimated number of subscribers each period. For contracts with fixed affiliate fees, revenues are recognized based on the relative standalone selling price of the network programming provided over the contract term, which generally reflects the invoiced amount. Affiliate contracts are generally multi-year contracts with payments due monthly.

The Company classifies the amortization of cable distribution investments (capitalized fees paid to MVPDs to facilitate carriage of a cable network) against affiliate fee revenue in accordance with ASC 606-10-32-25 through 27, “Revenue Recognition—Consideration Payable to a Customer.” The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period.

Advertising expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses—Advertising Cost.” Advertising expenses recognized totaled $392 million, $366 million and $349 million for fiscal 2018, 2017 and 2016, respectively.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company’s operations have historically been included in the tax returns filed by the respective 21CF entities of which the Company’s businesses are a part. Income tax benefit (expense) and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if the Company filed its own tax returns.

Equity-based compensation

The Company employees have historically participated in 21CF’s equity-based compensation plans. Equity-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company employees. Until consummation of the distribution, the Company will continue to participate in 21CF’s equity-based compensation plans and record equity-based compensation expense based on the equity-based awards granted to the Company’s employees. The Company accounts for share-based payments in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the Combined Financial Statements. ASC 718 establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair value-based measurement method in accounting for generally all share-based payment transactions with employees (See Note 9—Equity-Based Compensation).

F-14

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Financial instruments

The carrying value of the Company’s financial instruments, such as cash and cash equivalents, receivables, payables and cost method investments, approximate fair value. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market.

Concentrations of credit risk

Cash and cash equivalents are maintained with several financial institutions. The Company has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

Generally, the Company does not require collateral to secure receivables. As of June 30, 2018 and 2017, the Company had two customers that accounted for approximately 21% of the Company’s receivables.

Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform

Adopted

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the requirements of ASU 2014-09 as of July 1, 2017, utilizing the full retrospective method of transition which required each prior reporting period presented to be restated. ASU 2014-09 did not have a material effect on the Company’s Combined Financial Statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). The amendments in ASU 2016-09 simplify various aspects related to how share-based payments are accounted for and presented in the financial statements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. On July 1, 2017, the Company adopted ASU 2016-09. In accordance with ASU 2016-09, the Company will prospectively recognize all excess tax benefits and tax deficiencies in Income tax benefit (expense) in the Statements of Operations. ASU 2016-09 did not have a material effect on the Company’s Combined Financial Statements.

On July 1, 2017, the Company early adopted ASU 2017-07, “Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (“ASU 2017-07”). ASU 2017-07 requires an employer to report the service cost component of net benefit cost in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations. ASU 2017-07 did not have a material effect on the Company’s Combined Financial Statements.

Issued

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments––Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The amendments

F-15

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

in ASU 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for the Company for annual and interim reporting periods beginning July 1, 2018. In accordance with ASU 2016-01, the Company will prospectively record changes in fair value of available- for-sale investments in net income rather than in Accumulated other comprehensive income (loss). On July 1, 2018, the Company will record a cumulative-effect adjustment to the 21CF investment for the balance of unrealized holding gains on securities in Accumulated other comprehensive income (loss) as of June 30, 2018 (See Note 16—Additional Financial Information under the heading “Accumulated Other Comprehensive Income (Loss)”). Cost method investments that do not have readily determinable fair values will be recognized prospectively at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The adjustments related to the observable price changes will be recognized in net income.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires recognition of lease assets and liabilities on the balance sheet and disclosure of key information about leasing arrangements. ASU 2016-02 will be effective for the Company for annual and interim reporting periods beginning July 1, 2019. The Company is currently evaluating the impact ASU 2016-02 will have on its Combined Financial Statements. Since the Company has a significant amount of minimum lease commitments (See Note 11—Commitments and Contingencies), the Company expects that the impact of recognizing lease assets and liabilities will be significant to the Company’s Combined Balance Sheet.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for the Company for annual and interim reporting periods beginning July 1, 2018. The Company does not expect the adoption of this standard to have a significant impact on the Combined Financial Statements.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). ASU 2016-16 requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory. ASU 2016-16 is effective for the Company for annual and interim reporting periods beginning July 1, 2018. The Company does not expect the adoption of this standard to have a significant impact on the Combined Financial Statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). The objective of ASU 2017-01 is to clarify the definition of a business in order to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. ASU 2017-01 is effective for the Company for annual and interim reporting periods beginning July 1, 2018. The Company does not expect the adoption of this standard to have a significant impact on the Combined Financial Statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). The objective of ASU 2017-04 is to simplify how an entity is required to test goodwill for impairment. Under current GAAP, entities are required to test goodwill for impairment using a two-step approach. Under the amendments in ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. ASU 2017-04 is effective for the Company for annual and interim reporting periods beginning July 1, 2020. The Company is currently evaluating the impact ASU 2017-04 will have on its Combined Financial Statements.

F-16

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

In August 2018, the FASB issued ASU 2018-14, “Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14”). The amendments in ASU 2018-14 modify certain aspects of disclosure about defined benefit pension and other postretirement plans. ASU 2018-14 will be effective for the Company for annual reporting periods beginning July 1, 2020. Early adoption is permitted. The Company is currently evaluating the impact ASU 2018-14 will have on its Combined Financial Statements.

U.S. Tax Reform

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering U.S. corporate income tax rates and implementing a territorial tax system. Since the Company has a June 30 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 28% for fiscal 2018, and 21% for subsequent fiscal years.

The SEC has issued guidance that would allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts. As of June 30, 2018, the Company has not completed its analysis of the accounting for all the tax effects of the Tax Act but has recorded a provisional net tax benefit of $607 million for those items which it could reasonably estimate and which are discussed below. The Company currently anticipates finalizing its provisional amounts by the end of the current calendar year based on future interpretive guidance expected to be issued by the U.S. Treasury and the additional time required to refine calculations. There may be adjustments to the provisional amounts recorded during the measurement period and such adjustments could possibly be material.

For fiscal 2018, the Company recorded a provisional income tax benefit of $607 million to adjust its net deferred tax liability position in accordance with the Tax Act. The adjustment represents the recalculation of the net deferred tax liability to reflect the new federal statutory rate of 21%. The net deferred tax liability represents future tax obligations, primarily related to basis differences and amortization, and sports rights contracts. Prior to the Tax Act, the net deferred tax liability was recorded at the federal statutory rate of 35%. The final amount of the adjustment to the net deferred tax liability could be revised based on changes in interpretations of the Tax Act and any updates or changes to estimates based on additional information the Company obtains or analyzes.

In February 2018, the FASB issued ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU 2018-02”). The objective of ASU 2018-02 is to eliminate the stranded tax effects resulting from the Tax Act and to improve the usefulness of information reported to financial statement users. ASU 2018-02 is effective for the Company for annual and interim reporting periods beginning July 1, 2019. Early adoption is permitted, including adoption in any interim period. The Company is currently evaluating the impact ASU 2018-02 will have on its Combined Financial Statements.

NOTE 3. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS

Fiscal 2019

In the first quarter of fiscal 2019, the Company invested, in the aggregate, approximately $100 million in cash for a minority equity interest in Caffeine, Inc. (“Caffeine”), a social broadcasting platform for gaming, entertainment and other creative content, and Caffeine Studio, LLC (“Caffeine Studios”), a newly formed venture that is jointly owned by the Company and Caffeine.

F-17

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Fiscal 2017

In March 2017, the FCC concluded a voluntary auction to reclaim television broadcast station spectrum. The Company had three stations’ bids of $354 million to relinquish spectrum accepted by the FCC as part of the auction. As a result, spectrum previously utilized by its television stations in Washington, DC, Charlotte, NC and Chicago, IL designated market areas, in which the Company operates duopolies, has been relinquished to the FCC. The proceeds were received in July 2017 and the Company recorded a pre-tax gain of $102 million for the portion of spectrum relinquished to the FCC prior to June 30, 2018, which was included in Other, net in the Combined Statements of Operations for fiscal 2018. The Company will record a nominal pre-tax gain in fiscal 2019 for the remaining spectrum to be relinquished to the FCC. These television stations will continue broadcasting using the spectrum of the existing FOX Network owned and operated station in that market.

NOTE 4. RESTRUCTURING PROGRAMS

Fiscal 2017

In fiscal 2017, the Company recorded restructuring charges of $160 million primarily related to costs in connection with management and employee transitions and restructuring at the Cable Network Programming segment.

Fiscal 2016

In fiscal 2016, the Company recorded restructuring charges of $55 million primarily related to a voluntary resignation program extended to certain employees across all segments as part of ongoing efforts to transform certain functions and reduce costs. Costs related to the voluntary resignation program are accrued over the relevant service period when the Company and the employee agree on the specific terms of the voluntary resignation.

Changes in the restructuring program liabilities were as follows:

One time termination benefits
(in millions)
Balance, June 30, 2015	$—
Additions	(55)
Payments	43

Balance, June 30, 2016	$(12)
Additions	(160)
Payments	73
Other	6

Balance, June 30, 2017	$(93)
Additions	(11)
Payments	66
Other	1

Balance, June 30, 2018	$(37)

Restructuring charges are recorded in Impairment and restructuring charges in the Combined Statements of Operations. As of June 30, 2018 and 2017, restructuring liabilities of approximately $20 million and $60 million,

F-18

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

respectively, were included in Accounts payable, accrued expenses and other current liabilities in the Combined Balance Sheets and the balance of the accrual was included in Non-current Other liabilities in the Combined Balance Sheets.

NOTE 5. INVENTORIES, NET

The Company’s inventories were comprised of the following:

	As of June 30,
	2018	2017
	(in millions)
Sports programming rights	$983	$862
Entertainment programming rights	318	320

Total inventories, net	1,301	1,182
Less: current portion of inventories, net	(1,180)	(1,052)

Total non-current inventories, net	$121	$130

NOTE 6. FAIR VALUE

In accordance with ASC 820, “Fair Value Measurement,” fair value measurements are required to be disclosed using a three-tiered fair value hierarchy which distinguishes market participant assumptions into the following categories: (i) inputs that are quoted prices in active markets (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (“Level 3”).

The following tables present information about financial assets and liabilities carried at fair value on a recurring basis. As of June 30, 2018 and 2017, there were no assets or liabilities in the Level 2 category.

	Fair value measurements As of June 30, 2018
	Total	Level 1	Level 3
	(in millions)
Assets
Investments(a)	$257	$257	$—

Redeemable noncontrolling interests(b)	(275)	—	(275)

Total	$(18)	$257	$(275)

	Fair value measurements As of June 30, 2017
	Total	Level 1	Level 3
	(in millions)
Redeemable noncontrolling interests(b)	$(154)	$—	$(154)

Total	$(154)	$—	$(154)

(a)	Represents investments in available-for-sale securities.

F-19

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

(b)

The Company utilizes the market approach valuation technique for its Level 3 fair value measures. Inputs to such measures could include observable market data obtained from independent sources such as broker quotes and recent market transactions for similar assets. It is the Company’s policy to maximize the use of observable inputs in the measurement of its Level 3 fair value measurements. To the extent observable inputs are not available, the Company utilizes unobservable inputs based upon the assumptions market participants would use in valuing the liability. Examples of utilized unobservable inputs are future cash flows and long term growth rates.

Redeemable Noncontrolling Interests

The Company accounts for redeemable noncontrolling interests in accordance with ASC 480-10-S99-3A, “Distinguishing Liabilities from Equity” (“ASC 480-10-S99-3A”), because their exercise is outside the control of the Company. The redeemable noncontrolling interests recorded at fair value are put arrangements held by the noncontrolling interests in one of the Company’s majority-owned sports networks.

The changes in redeemable noncontrolling interests classified as Level 3 measurements were as follows:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Beginning of year	$(154)	$(45)	$(15)
Net income	(41)	(37)	(35)
Distributions	41	35	36
Accretion	(121)	(107)	(31)

End of year	$(275)	$(154)	$(45)

Significant unobservable inputs used in the fair value measurement of the Company’s redeemable noncontrolling interests are OIBDA projections (generally 3% average growth rate). Significant increases (decreases) in growth rates and multiples would result in a significantly higher (lower) fair value measurement.

The fair value of the redeemable noncontrolling interests in the sports network was determined by applying a multiples-based formula. As of June 30, 2018, the redeemable noncontrolling interests are not exercisable. A portion of the minority shareholder’s put right will become exercisable in July 2019.

Assets	and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

F-20

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 7. PROPERTY, PLANT AND EQUIPMENT, NET

		As of June 30,
	Useful lives	2018	2017
		(in millions)
Land		$126	$126
Buildings and leaseholds	5 to 40 years	1,143	1,093
Machinery and equipment	3 to 20 years	1,558	1,474

Total property, plant and equipment, gross		2,827	2,693
Less: accumulated depreciation and amortization		(1,658)	(1,570)

Total property, plant and equipment, net		$1,169	$1,123

Depreciation and amortization related to Property, plant and equipment was $157 million, $154 million and $155 million for fiscal 2018, 2017 and 2016, respectively.

Total operating lease expense, including corporate allocations, was approximately $105 million for fiscal 2018 and approximately $95 million for fiscal 2017 and 2016.

NOTE 8. GOODWILL AND INTANGIBLE ASSETS, NET

The changes in the carrying values of the Company’s intangible assets and related accumulated amortization were as follows:

	Intangible assets not subject to amortization
	FCC licenses	Other	Total	Amortizable intangible assets, net(a)	Total intangible assets, net
	(in millions)
Balance, June 30, 2017	$2,408	$642	$3,050	$71	$3,121
Dispositions(b)	(241)	—	(241)	—	(241)
Amortization	—	—	—	(14)	(14)

Balance, June 30, 2018	$2,167	$642	$2,809	$57	$2,866

(a)	Net of accumulated amortization of $114 million and $100 million as of June 30, 2018 and 2017, respectively. The average useful life of other intangible assets ranges from five to 20 years.
(b)	See Note 3—Acquisitions, Disposals and Other Transactions.

Amortization related to finite-lived intangible assets was $14 million for fiscal 2018 and $15 million for fiscal 2017 and 2016.

Based on the current balance of finite-lived intangible assets, the estimated amortization expense for each of the succeeding five fiscal years is as follows:

	For the years ending June 30,
	2019	2020	2021	2022	2023
	(in millions)
Estimated amortization expense(a)	$14	$14	$14	$4	$4

(a)	These amounts may vary as acquisitions and dispositions occur in the future.

F-21

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The carrying value of goodwill, by segment, was as follows:

	As of June 30,
	2018	2017
	(in millions)
Cable Network Programming	$919	$918
Television	1,828	1,832

Total goodwill	$2,747	$2,750

The carrying amount of Television segment goodwill was net of accumulated impairments of $371 million as of June 30, 2018 and 2017.

Annual Impairment Review

Goodwill

The Company’s goodwill impairment reviews are determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit by using a market-based valuation approach methodology. Determining fair value requires the exercise of significant judgments, including judgments about appropriate company earnings multiples and relevant comparable transactions, as applicable, and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on the Company’s estimated outlook. In assessing the reasonableness of its determined fair values, the Company evaluates its results against other value indicators, such as comparable public company trading values. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

FCC licenses

The Company performs impairment reviews consisting of a comparison of the estimated fair value of the Company’s FCC licenses with their carrying amount on a station-by-station basis using a discounted cash flow valuation method, assuming a hypothetical start-up scenario for a broadcast station in each of the markets the Company operates in. The significant assumptions used are the discount rate and terminal growth rates and operating margins, as well as industry data on future advertising revenues in the markets where the Company owns television stations. These assumptions are based on actual historical performance and estimates of future performance in each market.

Fiscal 2018 and 2017

During fiscal 2018 and 2017, the Company determined that the goodwill and indefinite-lived intangible assets included in the Combined Balance Sheets as of June 30, 2018 and 2017, respectively, were not impaired.

F-22

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 9. EQUITY-BASED COMPENSATION

Until consummation of the distribution from 21CF, the Company’s employees participate in 21CF’s equity plans. 21CF has plans authorized to grant equity awards of 21CF stock to the Company’s employees. The equity-based compensation expense recorded by the Company, in the periods presented, includes the expense associated with the employees historically attributable to the Company’s operations, as well as the expense associated with the allocation of equity-based compensation expense for corporate employees.

The Company Incentive Plan

The Company participates in 21CF’s 2013 Long-Term Incentive Plan (the “2013 Plan”), under which equity-based compensation, including stock options, performance stock units (“PSUs”), restricted stock, restricted stock units (“RSUs”) and other types of awards, may be granted. The Company’s employees are eligible to participate in the 2013 Plan. The Compensation Committee of 21CF’s Board (“21CF’s Compensation Committee”) determines the recipients, type of award to be granted and amounts of awards to be granted under the 2013 Plan.

The fair value of equity-based compensation under the Plans is calculated according to the type of award issued.

Performance Stock Units

PSUs are fair valued on the date of grant and expensed over the service period using a straight-line method as the awards cliff vest at the end of the three-year performance period. Certain of these awards have a graded vesting provision and the expense recognition is accelerated. The Company also estimates the number of shares expected to vest which is based on management’s determination of the probable outcome of the performance condition, which requires considerable judgment. The Company records a cumulative adjustment in periods that the Company’s estimate of the number of shares expected to vest changes. Additionally, the Company ultimately adjusts the expense recognized to reflect the actual vested shares following the resolution of the performance conditions. The number of shares that will be issued upon vesting of PSUs can range from 0% to 200% (limited to 150% for certain executives) of the target award, based on 21CF’s three-year total shareholder return (“TSR”) as measured against the three-year TSR of the companies that comprise the Standard and Poor’s 500 Index (excluding financial, real estate and energy sector companies) and other performance measures. The fair value of the TSR condition is determined using a Monte Carlo simulation model.

Certain employees of the Company received a grant of PSUs that has a three-year performance measurement period beginning in July of each fiscal year. The awards are subject to the achievement of one or more pre-established objective performance measures determined by 21CF’s Compensation Committee. The awards issued will generally be settled in shares of 21CF’s class A common stock upon vesting and are subject to the participants’ continued employment with 21CF. After the separation and distribution, certain awards will convert into equity awards of the Company and will generally be settled in shares of the Company’s class A common stock. Any person who holds PSUs shall have no ownership interest in the shares of class A common stock to which such PSUs relate until and unless shares of class A common stock are delivered to the holder. In fiscal 2018, 2017 and 2016, a total of approximately 3.1 million, 3.3 million and 2.8 million PSUs were granted, respectively.

In February 2018, 21CF’s Compensation Committee determined that, upon vesting, the outstanding PSU awards for the fiscal 2016-2018 performance period granted to all participants in the PSU award program, including 21CF’s named executive officers, will be paid out based on the target number of PSUs awarded in

F-23

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

accordance with the original vesting schedule. As of June 30, 2018, there were approximately 2.2 million PSUs outstanding for the 2016-2018 performance period. The total incremental compensation expense resulting from the modification was approximately $25 million.

Retention Awards

21CF’s Compensation Committee made a special grant of approximately 2.6 million restricted stock units (“Retention RSUs”) to certain of the Company’s senior executives. The Retention RSU grants will vest 50% at the time of the mergers and 50% on the 15-month anniversary of the mergers, subject to each executive’s continued employment through the applicable vesting date or an earlier qualifying termination of employment.

The following table summarizes the activity related to target PSUs and RSUs granted to the Company’s employees to be settled in stock (PSUs and RSUs in thousands):

	Fiscal 2018		Fiscal 2017		Fiscal 2016
	Number of shares	Weighted average grant- date fair value	Number of shares	Weighted average grant- date fair value	Number of shares	Weighted average grant- date fair value
PSUs and RSUs
Unvested units at beginning of the year	7,102	$28.62	6,125	$32.96	6,033	$30.64
Granted	5,698	32.21	3,312	24.49	3,354	30.34
Vested(a)	(1,112)	34.59	(1,297)	34.91	(2,691)	26.23
Cancelled	(792)	30.28	(1,038)	33.18	(571)	24.73

Unvested units at the end of the year(b)	10,896	$29.77	7,102	$28.62	6,125	$32.96

(a)	The fair value and intrinsic value of PSUs held by the Company’s employees that vested during fiscal 2018, 2017 and 2016 was $31 million, $30 million and $73 million, respectively.
(b)	The intrinsic value of unvested target PSUs and RSUs held by the Company’s employees as of June 30, 2018 was approximately $540 million.

The following table summarizes the Company’s equity-based compensation:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Equity-based compensation(a)	$100	$57	$89

Intrinsic value of all settled equity-based awards(b)	$31	$38	$84

Tax benefit on vested equity-based awards	$9	$14	$32

(a)	Includes allocated expense for both executive directors and corporate executives of 21CF, allocated using a proportional allocation driver, which management has deemed to be reasonable.
(b)	Includes cash-settled PSUs and RSUs.

As of June 30, 2018, the Company’s total estimated compensation cost, not yet recognized, related to non-vested equity awards held by the Company’s employees for all plans presented was approximately $130 million and is expected to be recognized over a weighted average period between one and two years.

F-24

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 10. RELATED PARTY TRANSACTIONS AND 21CF INVESTMENT

Related Party Transactions

In the ordinary course of business, the Company enters into transactions with related parties, including subsidiaries and equity affiliates of 21CF, to buy and/or sell programming and purchase and/or sell advertising. The following table sets forth the net revenue from related parties included in the Combined Statements of Operations:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Related party revenue	$254	$250	$224
Related party expense	(108)	(107)	(87)

Related party revenue, net of expense	$146	$143	$137

The following table sets forth the amounts due to related parties on the Combined Balance Sheets:

	As of June 30,
	2018	2017
	(in millions)
Due to related parties	$143	$225

Corporate Allocations and 21CF Investment

Historically, 21CF has provided services to and funded certain expenses for the Company such as: global real estate and occupancy costs and employee benefits (“Direct Corporate Expenses”). In addition, the Company’s Combined Financial Statements include general corporate expenses of 21CF which were not historically allocated to the Company for certain support functions that are provided on a centralized basis within 21CF and not recorded at the business unit level, such as expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others (“General Corporate Expenses”). For purposes of these standalone Combined Financial Statements, the General Corporate Expenses have been allocated to the Company. The General Corporate Expenses are included in the Combined Statements of Operations in Selling, general and administrative expenses and Other, net, as appropriate, and accordingly as a component of the 21CF investment in the Combined Balance Sheets. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures of the Company. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating General Corporate Expenses from 21CF are reasonable. Nevertheless, the Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if the Company had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. For the purposes of these standalone Combined Financial Statements, the corporate allocations recorded for fiscal 2018, 2017 and 2016 of $334 million, $267 million and $255 million, respectively, were General Corporate Expenses of 21CF which were not historically allocated to the Company.

Intercompany transactions with 21CF or its affiliates and the Company are reflected in the historical Combined Financial Statements. All significant intercompany balances between 21CF and the Company are

F-25

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as a 21CF investment.

The following table summarizes the components of the net increase (decrease) in the 21CF investment for fiscal 2018, 2017 and 2016:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Cash pooling and general financing activities(a)	$961	$(1,852)	$(1,399)
Corporate allocations	334	267	255

Net increase (decrease) in the 21CF investment	$1,295	$(1,585)	$(1,144)

(a)

The nature of activities included in the line item ‘Cash pooling and general financing activities’ includes financing activities for capital transfers, cash sweeps, other treasury services and Direct Corporate Expenses. As part of this activity and prior to December 31, 2017, the majority of the cash balances are swept to 21CF on a daily basis and the Company receives capital from 21CF for the Company’s cash needs. Effective January 1, 2018, the Company no longer participates in 21CF’s capital and cash management accounts (See Note 1—Description of Business and Basis of Presentation under the heading “Basis of Presentation”).

NOTE 11. COMMITMENTS AND CONTINGENCIES

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments as of June 30, 2018:

	As of June 30, 2018
	Payments due by period
	Total	1 year	2 - 3 years	4 - 5 years	After 5 years
	(in millions)
Operating leases and service agreements
Land and buildings	$138	$15	$28	$18	$77
Other	127	50	36	28	13
Other commitments
Sports programming rights	29,827	3,624	7,993	8,370	9,840
Entertainment programming rights	881	703	83	79	16
Other commitments and contractual obligations	648	147	189	127	185

Total commitments, borrowings and contractual obligations	$31,621	$4,539	$8,329	$8,622	$10,131

The firm commitments above do not include obligations and commitments related to the separation and distribution.

F-26

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Operating leases and service agreements

Operating leases and service agreements primarily include agreements for office facilities, equipment, transponder service agreements and microwave transmitters used to carry broadcast signals. The leases, which are classified as operating leases, expire at certain dates through fiscal 2038.

Sports programming rights

Under the Company’s contracts with the National Football League (“NFL”), the remaining future minimum payments for program rights to broadcast certain football games are payable over the remaining term of the contract through the 2022 NFL season.

The Company’s contracts with the National Association of Stock Car Auto Racing give the Company rights to broadcast certain races and ancillary content through calendar year 2024.

The Company’s contract with Major League Baseball (“MLB”) gives the Company rights to broadcast certain regular season and post-season games, as well as exclusive rights to broadcast MLB’s World Series and All-Star Game through the 2021 MLB season.

Under the Company’s contracts with certain collegiate conferences, remaining future minimum payments for program rights to broadcast certain sporting events are payable over the remaining terms of the contracts.

Other commitments and contractual obligations

Primarily includes obligations relating to multi-media rights agreements, television rating services agreements, marketing agreements and contracts for capital expenditures.

Pension and other postretirement benefits

In accordance with ASC 715, “Compensation—Retirement Benefits” (“ASC 715”), the total accrued net benefit liability for pension benefit plans recognized as of June 30, 2018 was $252 million (See Note 12—Pension and Other Postretirement Benefits). This amount is affected by, among other items, statutory funding levels, changes in plan demographics and assumptions and investment returns on plan assets. Because of the current overall funded status of the Company’s material plans, the accrued liability does not represent expected near-term liquidity needs and, accordingly, this amount is not included in the contractual obligations table.

Contingencies

FOX News Channel

The Company and certain of its current and former employees have been subject to allegations of sexual harassment and discrimination and racial discrimination relating to alleged misconduct at the Company’s FOX News channel business. The Company has resolved many of these claims and is contesting other claims in litigation. The Company has also received regulatory and investigative inquiries relating to these matters. To date, none of the amounts paid in settlements or reserved for pending or future claims, is individually or in the aggregate, material to the Company. The amount of liability, if any, that may result from these or related matters cannot be estimated at this time. However, the Company does not currently anticipate that the ultimate resolution of any such pending matters will have a material adverse effect on its financial condition, future results of operations or liquidity.

F-27

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Shareholder Litigation

On November 20, 2017, a stockholder of 21CF filed a derivative action in the Court of Chancery of the State of Delaware captioned City of Monroe Employees’ Retirement System v. Rupert Murdoch, et al., C.A. No. 2017-0833-AGB. The lawsuit named as defendants all directors of 21CF and the Estate of Roger Ailes (the “Ailes Estate”), and named 21CF as a nominal defendant. The plaintiff alleged that the directors of 21CF and Rupert Murdoch as a purported controlling stockholder breached their fiduciary duties by, among other things, failing to properly oversee the work environment at FOX News. The plaintiff also brought claims of breach of fiduciary duty and unjust enrichment against the Ailes Estate.

On November 20, 2017, the parties reached an agreement to settle the lawsuit and filed a Stipulation and Agreement of Settlement, Compromise, and Release with the Court (the “Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, the parties agreed that the director defendants and the Ailes Estate would cause their insurers to make a payment in the amount of $90 million to 21CF, less approximately $22 million of attorneys’ fees and expenses awarded by the Court to the plaintiff’s counsel. Such amount was paid pursuant to an agreement reached between the defendants and their directors’ and officers’ liability insurers for the payment of insurance proceeds, subject to a claims release. In addition to the payment to 21CF, the Settlement Agreement provides that 21CF shall put in place governance and compliance enhancements, including the creation of the FOX News Workplace Professionalism and Inclusion Council, as set forth in the Non-Monetary Relief Agreement agreed to by the parties in connection with the Settlement Agreement. These governance and compliance enhancements, which 21CF has implemented, shall remain in effect for five years. No stockholder objected to either the settlement or the proposed fee award at the settlement hearing on February 9, 2018. The Court approved the settlement and entered a final order and judgment on February 9, 2018. Accordingly, 21CF received a cash payment and a net settlement of $68 million was recorded in Other, net in the Company’s Combined Statement of Operations for fiscal 2018.

U.K. Newspaper Matters Indemnity

In connection with the separation of 21CF from News Corporation in June 2013, 21CF agreed to indemnify News Corporation, on an after-tax basis, for payments made after the separation arising out of civil claims and investigations relating to phone hacking, illegal data access and inappropriate payments to public officials that occurred at subsidiaries of News Corporation, as well as legal and professional fees and expenses paid in connection with the related criminal matters, other than fees, expenses and costs relating to employees who are not (i) directors, officers or certain designated employees or (ii) with respect to civil matters, co-defendants with News Corporation (the “U.K. Newspaper Matters Indemnity”). In accordance with the separation agreement, certain costs and liabilities related to the U.K. Newspaper Matters Indemnity will be allocated to the Company. Pursuant to the U.K. Newspaper Matters Indemnity, the Company made payments of $61 million, $28 million and $20 million to News Corporation during fiscal 2018, 2017 and 2016, respectively. The liability recorded in the Combined Balance Sheets related to the indemnity was approximately $50 million and $80 million as of June 30, 2018 and 2017, respectively.

Other

Equity purchase arrangements that are exercisable by the counterparty to the agreement, and that are outside the sole control of the Company, are accounted for in accordance with ASC 480-10-S99-3A and are classified as Redeemable noncontrolling interests in the Combined Balance Sheets. Other than the arrangements classified as Redeemable noncontrolling interests, the Company is also a party to other purchase and sale arrangements which become exercisable at various points in time. However, these arrangements are currently either not exercisable in the next twelve months or are not material.

F-28

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The Company establishes an accrued liability for legal claims when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by the Company in connection with the various proceedings could affect the Company’s results of operations and financial condition. For the contingencies disclosed above for which there is at least a reasonable possibility that a loss may be incurred, other than the accrual provided, the Company was unable to estimate the amount of loss or range of loss.

The Company’s operations are subject to tax in various domestic jurisdictions and as a matter of course, the Company is regularly audited by federal and state tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. Each member of the 21CF consolidated group, which includes 21CF, the Company and 21CF’s other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, the Company could be liable in the event any such liability is incurred, and not discharged, by any other member of the 21CF consolidated group. The tax matters agreement will require 21CF and/or Disney to indemnify the Company for any such liability. Disputes or assessments could arise during future audits by the Internal Revenue Service in amounts that the Company cannot quantify.

NOTE 12. PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company participates in and/or sponsors various pension, savings and postretirement benefit plans. The major pension plans and postretirement benefit plans are closed to new participants. The Company has a legally enforceable obligation to contribute to these plans. The plans include both defined benefit pension plans and employee non-contributory and employee contributory accumulation plans covering all eligible employees. The Company makes contributions in accordance with applicable laws or contract terms in each jurisdiction in which the Company operates.

Certain of the Company’s U.S. employees participate in defined benefit pension and postretirement plans sponsored by 21CF (“Shared Plans”), which include participants of other 21CF subsidiaries. The Company accounts for the Shared Plans as multiemployer benefit plans. Accordingly, the Company does not record an asset or liability to recognize the funded status of the Shared Plans. The Company recognizes a liability only for any required contributions to the Shared Plans that are accrued and unpaid at the balance sheet date. The related pension expenses allocated to the Company are based primarily on pensionable compensation of participants.

Plans that are sponsored by entities included in the Company (“Direct Plans”) are accounted for as defined benefit pension plans. Accordingly, the funded and unfunded position of each Direct Plan is recorded in the Combined Balance Sheets. Actuarial gains and losses that have not yet been recognized through income are recorded in Accumulated other comprehensive income (loss) net of taxes, until they are amortized as a component of net periodic benefit cost. The Company’s benefit obligation for Direct Plans is calculated using several assumptions which the Company reviews on a regular basis. The funded status of the Direct Plans can change from year to year, but the assets of the funded plans have been sufficient to pay all benefits that came due in each of fiscal 2018, 2017 and 2016.

F-29

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The Company uses a June 30 measurement date for all Direct Plans. The following table sets forth the change in the projected benefit obligation, change in the fair value of plan assets and funded status for the Company’s Direct Plans:

	Pension benefits
	As of June 30,
	2018	2017
	(in millions)
Projected benefit obligation, beginning of the year	$350	$372
Service cost	2	2
Interest cost	10	9
Benefits paid	(12)	(11)
Settlements(a)	(21)	(18)
Actuarial gains(b)	(7)	(4)

Projected benefit obligation, end of the year	322	350

Change in the fair value of plan assets for the Company’s Direct Plans:
Fair value of plan assets, beginning of the year	70	63
Actual return on plan assets	3	7
Employer contributions	30	29
Benefits paid	(12)	(11)
Settlements(a)	(21)	(18)

Fair value of plan assets, end of the year	70	70

Funded status(c)	$(252)	$(280)

Trust assets(c)	$265	$260

(a)	Represents the full settlement of former employees deferred pension benefit obligations through lump sum payments.
(b)	The pension benefit actuarial gains for June 30, 2018 and 2017 were mainly due to a change in the discount rate assumption utilized in measuring plan obligations.
(c)

21CF has established an irrevocable grantor trust (the “Trust”), administered by an independent trustee, with the intention of making cash contributions to the Trust to fund certain future pension benefit obligations of 21CF. The assets in the Trust are unsecured funds of 21CF and can be used to satisfy 21CF’s obligations in the event of bankruptcy or insolvency.

Amounts recognized in the Combined Balance Sheets consist of:

	Pension benefits
	As of June 30,
	2018	2017
	(in millions)
Accrued pension liabilities	$(252)	$(280)

Net amount recognized	$(252)	$(280)

F-30

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Amounts recognized in accumulated other comprehensive income (loss), before tax, consist of:

	Pension benefits
	As of June 30,
	2018	2017
	(in millions)
Actuarial losses	$80	$92
Prior service cost	5	6

Net amounts recognized	$85	$98

Accumulated pension benefit obligations as of June 30, 2018 and 2017 were $311 million and $337 million, respectively. For the Direct Plans, the accumulated benefit obligation exceeds fair value of the plan assets. Information about funded and unfunded pension plans is presented below:

	Funded plans		Unfunded plans
	As of June 30,
	2018	2017	2018	2017
	(in millions)
Projected benefit obligation	$82	$86	$240	$264
Accumulated benefit obligation	82	86	229	251
Fair value of plan assets	70	70	—(a)	—(a)

(a)	The fair value of the assets in the Trust as of June 30, 2018 and 2017 was approximately $265 million and $260 million, respectively.

The components of periodic benefit costs were as follows:

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2018	2017	2016	2018	2017	2016
	(in millions)
Service cost benefits earned during the period	$2	$2	$2	$—	$—	$—
Interest costs on projected benefit obligations	10	9	15	—	—	—
Expected return on plan assets	(5)	(4)	(4)	—	—	—
Amortization of deferred losses	3	3	2	—	—	—
Other	1	1	1	—	—	—

Net periodic benefit costs- Direct plans	11	11	16	—	—	—
Shared Plans	33	39	44	7	9	8

Net periodic benefit costs- Total	44	50	60	7	9	8

Settlement loss
Direct Plans	4	4	—	—	—	—
Shared Plans	49	21	40	—	—	2

Total periodic benefit costs	$97	$75	$100	$7	$9	$10

F-31

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The components of net periodic benefit cost for the Direct Plans and Shared Plans other than the service cost component are included in Other, net in the Combined Statements of Operations.

	Pension benefits
	For the years ended June 30,
	2018	2017	2016
Additional information
Weighted average assumptions used to determine benefit obligations
Discount rate	4.2%	3.8%	3.6%
Weighted average assumptions used to determine net periodic benefit costs
Discount rate for service cost	4.1%	4.3%	4.8%
Discount rate for interest cost	3.1%	2.7%	4.8%
Expected return on plan assets	7.0%	7.0%	7.0%

Beginning in fiscal 2017, the Company changed the method used to estimate the service and interest cost components of net periodic benefit cost for its pension plans. For fiscal 2016, the Company estimated the service and interest cost components utilizing a single weighted average discount rate derived from the yield curve used to measure the benefit obligation. The new method utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows. The Company changed to the new method to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. The change is accounted for as a change in accounting estimate that is inseparable from a change in accounting principle, which is applied prospectively. This change in estimate did not have a material impact on the Company’s pension net periodic benefit expense in fiscal 2017.

The Company adopted the mortality table released by the Society of Actuaries in fiscal 2015, which extends the assumed life expectancy of plan participants, and subsequently updated by the Society of Actuaries in fiscal 2016, 2017 and 2018, which lowered the assumed life expectancy of plan participants.

The following table sets forth the estimated benefit payments and estimated settlements for the next five fiscal years and in aggregate for the five fiscal years thereafter. These payments are estimated based on the same assumptions used to measure the Company’s benefit obligation at the end of the fiscal year and include benefits attributable to estimated future employee service:

Pension benefits
(in millions)
Fiscal year
2019	$13
2020	13
2021	13
2022	14
2023	14
2024-2028	67

Plan Assets and Trust

The Company has an undivided interest in a master trust (the “Master Trust”) which is held by 21CF. The fair value of the Company’s undivided interest in the net assets of the Master Trust was $70 million as of June 30, 2018 and 2017.

F-32

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

In addition, 21CF has established the Trust to satisfy 21CF’s unfunded pension obligations. The table below presents the Trust’s assets by level within the fair value hierarchy, as described in Note 6—Fair Value, as of June 30, 2018 and 2017:

	As of June 30, 2018
	Total	Level 1	Assets measured at NAV
	(in millions)
Assets
Balanced funds	$205	$205	$—
Partnership interests(a)	15	—	15

Total(b)	$220	$205	$15

	As of June 30, 2017
	Total	Level 1	Assets measured at NAV
	(in millions)
Assets
Balanced funds	$156	$156	$—
Partnership interests(a)	11	—	11

Total(b)	$167	$156	$11

(a)	As a practical expedient, partnership interests held in the Trust are based on the fair value obtained from the general partner.
(b)

The fair value of the assets in the Trust attributed to the Company as of June 30, 2018 and 2017 was approximately $265 million and $260 million, respectively. The remaining assets held by the Trust not presented in the table above are cash and cash equivalents.

Defined Contribution Plans

The Company has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $38 million, $34 million and $31 million for fiscal 2018, 2017 and 2016, respectively.

NOTE 13. INCOME TAXES

The income tax provision in the Combined Financial Statements has been calculated as if the Company filed separate tax returns and was operating as a standalone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances subsequent to the distribution.

F-33

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Income before income tax benefit (expense) was attributable to the U.S. jurisdiction. Significant components of the Company’s provision for income taxes were as follows:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
U.S.
Federal	$481	$638	$417
State, local and other	64	102	180

Total current	545	740	597
Deferred	(603)	92	139

Provision for income taxes	$(58)	$832	$736

The reconciliation of income tax computed at the statutory rate to income tax benefit (expense) was:

	For the years ended June 30,
	2018	2017	2016
U.S. federal income tax rate	28%	35%	35%
Impact of U.S. tax reform(a)	(28)	—	—
State and local taxes	4	4	3
Adjustments for tax matters, net	(1)	—	4
Valuation allowance movements	(3)	1	1
Domestic production activities deduction	(2)	(3)	(2)
Other	(1)	—	(1)

Effective tax rate	(3)%	37%	40%

(a)	See Note 2—Summary of Significant Accounting Policies under the heading “U.S. Tax Reform.”

F-34

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The following is a summary of the components of the deferred tax accounts:

	As of June 30,
	2018	2017
	(in millions)
Deferred tax assets
Net operating loss carryforwards	$11	$10
Capital loss carryforwards	—	79
Foreign tax credit carryforwards	16	14
Accrued liabilities	44	56
Pension benefit obligations	61	105
Equity-based compensation	44	47
Other	49	113

Total deferred tax assets	225	424

Deferred tax liabilities
Basis difference and amortization	(773)	(1,218)
Sports rights contracts	(478)	(617)

Total deferred tax liabilities	(1,251)	(1,835)

Net deferred tax liability before valuation allowance	(1,026)	(1,411)
Less: valuation allowance	(45)	(143)

Total net deferred tax liabilities	$(1,071)	$(1,554)

The table above reflects the effects of the Tax Act (See Note 2—Summary of Significant Accounting Policies under the heading “U.S. Tax Reform”).

As of June 30, 2018, the Company had $11 million of tax attributes from net operating loss carryforwards available to offset future taxable income. A substantial portion of these losses expire starting in 2029.

As of June 30, 2018, the Company had $16 million of foreign tax credit carryforwards available to offset certain future income tax expense. As of June 30, 2018, the Company has established a full valuation allowance associated with this asset as the Company has determined that it is not more likely than not that the Company will utilize these foreign tax credit carryforwards prior to their expiration.

The decrease in the valuation allowance to $45 million as of June 30, 2018 was primarily due to the utilization of capital losses in the current year which had previously been fully valued.

The following table sets forth the change in the uncertain tax positions, excluding interest and penalties:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Balance, beginning of year	$110	$102	$3
Additions for prior year tax positions	1	7	86
Additions for current year tax positions	—	11	13
Reduction for prior year tax positions	(20)	(10)	—

Balance, end of year	$91	$110	$102

F-35

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The Company recognizes interest and penalty charges related to uncertain tax positions as income tax benefit (expense). The Company recorded liabilities for accrued interest of $20 million and $21 million as of June 30, 2018 and 2017, respectively, and the amounts of interest income/expense recorded in each of the three fiscal years 2018, 2017 and 2016 were not material.

The Company is subject to tax in various domestic jurisdictions and, as a matter of ordinary course, the Company is regularly audited by federal and state tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not anticipate that the resolution of these pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. The reductions to the balance of uncertain tax positions in fiscal 2018 is primarily attributable to state matters. The Company does not expect significant changes to these positions over the next 12 months. As of June 30, 2018 and 2017, $72 million would affect the Company’s effective income tax rate, if the Company’s position with respect to the uncertainties is sustained.

NOTE 14. SEGMENT INFORMATION

The Company is a news, sports and entertainment company, which manages and reports its businesses in the following segments:

•

Cable Network Programming, which principally consists of the production and licensing of news and sports content distributed primarily through cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors (collectively, MVPDs) primarily in the U.S.

•

Television, which principally consists of the acquisition, marketing and distribution of broadcast network programming nationally under the FOX brand and the operation of 28 full power broadcast television stations, including 11 duopolies, in the U.S. (of these stations, 17 are affiliated with the FOX Network, nine are affiliated with MyNetworkTV, one is affiliated with both The CW Television Network and MyNetworkTV and one is an independent station).

•

Other, Corporate and Eliminations, which principally consists of corporate overhead costs, intracompany eliminations and the FOX Studios lot. The FOX Studios lot, located in Los Angeles, California, provides television and film production services along with office space, studio operation services and includes all operations of the facility.

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measure is segment operating income before depreciation and amortization, or Segment OIBDA. Due to the integrated nature of these operating segments, estimates and judgments are made in allocating certain assets, revenues and expenses.

Segment OIBDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Segment OIBDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Impairment and restructuring charges, Interest expense, Other, net and Income tax benefit (expense). Management believes that Segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources to the Company’s businesses.

Management believes that information about Total Segment OIBDA assists all users of the Company’s Combined Financial Statements by allowing them to evaluate changes in the operating results of the Company’s

F-36

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Total Segment OIBDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Segment OIBDA and Total Segment OIBDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance.

The following table reconciles Income before income tax benefit (expense) to Total Segment OIBDA for fiscal 2018, 2017 and 2016:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Income before income tax benefit (expense)	$2,170	$2,241	$1,843
Add
Amortization of cable distribution investments	53	57	62
Depreciation and amortization	171	169	170
Impairment and restructuring charges	16	165	55
Interest expense	43	23	18
Other, net	39	131	100

Total Segment OIBDA	$2,492	$2,786	$2,248

The following tables set forth the Company’s Revenues and Segment OIBDA for fiscal 2018, 2017 and 2016:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Revenues
Cable Network Programming	$5,049	$4,323	$3,837
Television	5,106	5,600	5,060
Other, Corporate and Eliminations	(2)	(2)	(3)

Total revenues	$10,153	$9,921	$8,894

Segment OIBDA
Cable Network Programming	$2,308	$2,055	$1,659
Television	379	909	768
Other, Corporate and Eliminations	(195)	(178)	(179)

Total Segment OIBDA	$2,492	$2,786	$2,248

F-37

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Revenues by Component

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Revenues
Affiliate fee	$4,923	$4,294	$3,814
Advertising	4,598	5,151	4,707
Other	632	476	373

Total revenues	$10,153	$9,921	$8,894

Revenues by Segment by Component

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Cable Network Programming
Affiliate fee	$3,541	$3,059	$2,725
Advertising and other	1,508	1,264	1,112

Total Cable Network Programming revenues	$5,049	$4,323	$3,837

Television
Advertising	$3,478	$4,076	$3,767
Affiliate fee and other	1,628	1,524	1,293

Total Television revenues	$5,106	$5,600	$5,060

Other, Corporate and Eliminations	(2)	(2)	(3)

Total revenues	$10,153	$9,921	$8,894

For fiscal 2018, the Company had one customer that represented approximately 10% of Revenues.

F-38

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Future Performance Obligations

As of June 30, 2018, approximately $3.5 billion of revenues are expected to be recognized primarily over the next one to three years. The Company’s most significant remaining performance obligations relate to affiliate contracts and sports rights sublicensing contracts with fixed fees. The amount disclosed does not include (i) revenues related to performance obligations that are part of a contract whose original expected duration is one year or less, (ii) revenues that are in the form of sales- or usage-based royalties and (iii) revenues related to performance obligations for which the Company elects to recognize revenue in the amount it has a right to invoice.

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Depreciation and amortization
Cable Network Programming	$38	$33	$31
Television	112	116	120
Other, Corporate and Eliminations	21	20	19

Total depreciation and amortization	$171	$169	$170

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Capital expenditures
Cable Network Programming	$64	$41	$24
Television	89	74	75
Other, Corporate and Eliminations	62	76	8

Total capital expenditures	$215	$191	$107

	As of June 30,
	2018	2017
	(in millions)
Assets
Cable Network Programming	$2,430	$2,336
Television	6,805	6,893
Other, Corporate and Eliminations	3,611	1,065
Investments	275	54

Total assets	$13,121	$10,348

	As of June 30,
	2018	2017
	(in millions)
Goodwill and intangible assets, net
Cable Network Programming	$1,184	$1,188
Television	4,024	4,278
Other, Corporate and Eliminations	405	405

Total goodwill and intangible assets, net	$5,613	$5,871

F-39

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 15. VALUATION AND QUALIFYING ACCOUNTS

	Balance as of beginning of year	Additions	Utilization	Balance as of end of year
	(in millions)
FISCAL 2018
Allowances for doubtful accounts	$(68)	$—	$40	$(28)
Deferred tax valuation allowance	(143)	(11)	109	(45)

FISCAL 2017
Allowances for doubtful accounts	$(51)	$(24)	$7	$(68)
Deferred tax valuation allowance	(118)	(37)	12	(143)

FISCAL 2016
Allowances for doubtful accounts	$(26)	$(29)	$4	$(51)
Deferred tax valuation allowance	(109)	(18)	9	(118)

NOTE 16. ADDITIONAL FINANCIAL INFORMATION

Other, net

The following table sets forth the components of Other, net included in the Combined Statements of Operations:

	For the years ended June 30,
	2018	2017	2016
	(in millions)
Acquisition related and other transaction costs(a)	$(103)	$—	$(50)
Settlement loss related to pension plans(b)	(53)	(25)	(42)
U.K. Newspaper Matters Indemnity(c)	(29)	(54)	(14)
Gain on spectrum relinquishment(d)	102	—	—
Shareholder litigation settlement(c)	68	—	—
Other(e)	(24)	(52)	6

Total other, net	$(39)	$(131)	$(100)

(a)

Acquisition related and other transaction costs for fiscal 2018 are primarily related to the separation and distribution of FOX which includes retention related costs. Acquisition related and other transaction costs for fiscal 2016 represents a revision of a contingency estimate related to a previous acquisition.

(b)	See Note 12—Pension and Other Postretirement Benefits.
(c)	See Note 11—Commitments and Contingencies.
(d)	See Note 3—Acquisitions, Disposals and Other Transactions.
(e)

Other for fiscal 2017 included approximately $50 million of costs related to settlements of claims arising out of allegations of sexual harassment and discrimination at the Company’s FOX News channel business.

F-40

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Comprehensive Income

Comprehensive income is reported in the Combined Statements of Comprehensive Income and consists of Net income and Other comprehensive income (loss), including unrealized holding gains and losses on securities and benefit plan adjustments, which affect Total equity, and under GAAP, are excluded from Net income.

	For the year ended June 30, 2018
	Before tax	Tax provision	Net of tax
	(in millions)
Gains on securities
Unrealized gains	$222	$(92)	$130

Other comprehensive income	$222	$(92)	$130

Benefit plan adjustments
Unrealized gains	$5	$(1)	$4
Reclassifications realized in net income(a)	8	(2)	6

Other comprehensive income	$13	$(3)	$10

	For the year ended June 30, 2017
	Before tax	Tax provision	Net of tax
	(in millions)
Benefit plan adjustments
Unrealized gains	$7	$(2)	$5
Reclassifications realized in net income(a)	8	(3)	5

Other comprehensive income	$15	$(5)	$10

	For the year ended June 30, 2016
	Before tax	Tax benefit (provision)	Net of tax
	(in millions)
Benefit plan adjustments
Unrealized losses	$(38)	$15	$(23)
Reclassifications realized in net income(a)	2	(1)	1

Other comprehensive loss	$(36)	$14	$(22)

(a)

Reclassifications of amounts related to benefit plan adjustments are included in Other, net in the Combined Statements of Operations (See Note 12—Pension and Other Postretirement Benefits for additional information).

F-41

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the components of Accumulated other comprehensive income (loss), net of tax:

	As of June 30,
	2018	2017	2016
	(in millions)
Unrealized holding gains on securities	$130	$—	$—
Benefit plan adjustments and other	(49)	(59)	(69)

Accumulated other comprehensive income (loss), net of tax	$81	$(59)	$(69)

Other Non-Current Assets

The following table sets forth the components of Other non-current assets included in the Combined Balance Sheets:

	As of June 30,
	2018	2017
	(in millions)
Investments(a)	$275	$54
Inventories, net	121	130
Other(b)	363	363

Total other non-current assets	$759	$547

(a)

See Note 6—Fair Value. As of June 30, 2018, the cost basis of available-for-sale investments and accumulated gross unrealized holding gains before taxes were $35 million and $222 million, respectively. The Company had no available-for-sale securities as of June 30, 2017.

(b)	Other includes the Trust (See Note 12—Pension and Other Postretirement Benefits).

Accounts Payable, Accrued Expenses and Other Current Liabilities

The following table sets forth the components of Accounts payable, accrued expenses and other current liabilities included in the Combined Balance Sheets:

	As of June 30,
	2018	2017
	(in millions)
Income taxes payable(a)	$553	$722
Accrued expenses	530	495
Program rights payable	380	478
Deferred revenue	147	128
Other current liabilities	149	219

Total accounts payable, accrued expenses and other current liabilities	$1,759	$2,042

(a)

As discussed in Note 1—Description of Business and Basis of Presentation, income tax items have been calculated as if the Company filed a separate return and was operating as a standalone business. Therefore, tax balances reflected in the Combined Financial Statements may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.

F-42

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Other Liabilities

The following table sets forth the components of Other liabilities included in the Combined Balance Sheets:

	As of June 30,
	2018	2017
	(in millions)
Accrued noncurrent pension liabilities	$244	$272
Other noncurrent liabilities	178	233

Total other liabilities	$422	$505

F-43

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

(IN MILLIONS)

	For the three months ended September 30,
	2018	2017
Revenues	$2,541	$2,188
Operating expenses	(1,491)	(1,264)
Selling, general and administrative	(299)	(263)
Depreciation and amortization	(43)	(41)
Impairment and restructuring charges	—	(1)
Interest expense	(16)	(7)
Other, net	139	(1)

Income before income tax expense	831	611
Income tax expense	(216)	(211)

Net income	615	400
Less: Net income attributable to redeemable noncontrolling interests	(11)	(10)

Net income attributable to New Fox	$604	$390

The accompanying notes are an integral part of these Unaudited Combined Financial Statements.

F-44

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(IN MILLIONS)

	For the three months ended September 30,
	2018	2017
Net income	$615	$400
Other comprehensive income, net of tax
Unrealized holding gains on securities	—	81
Benefit plan adjustments	1	1

Other comprehensive income, net of tax	1	82

Comprehensive income	616	482
Less: Net income attributable to redeemable noncontrolling interests	(11)	(10)

Comprehensive income attributable to New Fox	$605	$472

The accompanying notes are an integral part of these Unaudited Combined Financial Statements.

F-45

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

COMBINED BALANCE SHEETS

(IN MILLIONS)

	As of September 30, 2018	As of June 30, 2018
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$2,756	$2,500
Receivables, net	1,912	1,833
Inventories, net	1,420	1,180
Other	67	67

Total current assets	6,155	5,580

Non-current assets
Property, plant and equipment, net	1,164	1,169
Intangible assets, net	2,862	2,866
Goodwill	2,747	2,747
Other non-current assets	1,150	759

Total assets	$14,078	$13,121

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$1,328	$1,759

Total current liabilities	1,328	1,759

Non-current liabilities
Other liabilities	467	422
Deferred income taxes	1,146	1,071
Redeemable noncontrolling interests	83	275
Commitments and contingencies
Equity
Twenty-First Century Fox, Inc. investment	11,106	9,513
Accumulated other comprehensive (loss) income	(61)	81

Total New Fox equity	11,045	9,594
Noncontrolling interests	9	—

Total equity	11,054	9,594

Total liabilities and equity	$14,078	$13,121

The accompanying notes are an integral part of these Unaudited Combined Financial Statements.

F-46

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the three months ended September 30,
	2018	2017
OPERATING ACTIVITIES
Net income	$615	$400
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	43	41
Amortization of cable distribution investments	10	12
Impairment and restructuring charges	—	1
Other, net	(139)	1
Deferred income taxes	72	49
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables and other assets	(100)	(65)
Inventories net of program rights payable	(202)	(100)
Accounts payable and other liabilities	(52)	(74)

Net cash provided by operating activities	247	265

INVESTING ACTIVITIES
Property, plant and equipment	(42)	(29)
Proceeds from the relinquishment of spectrum	—	354
Purchase of investments	(100)	—
Other investing activities, net	(65)	(2)

Net cash (used in) provided by investing activities	(207)	323

FINANCING ACTIVITIES
Net transfers from (to) 21CF	229	(584)
Distributions and other	(13)	(10)

Net cash provided by (used in) financing activities	216	(594)

Net increase (decrease) in cash and cash equivalents	256	(6)
Cash and cash equivalents, beginning of year	2,500	19

Cash and cash equivalents, end of period	$2,756	$13

The accompanying notes are an integral part of these Unaudited Combined Financial Statements.

F-47

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Proposed Distribution

On June 20, 2018, Twenty-First Century Fox, Inc., a Delaware corporation, and its subsidiaries (together, “Twenty-First Century Fox” or “21CF”) and The Walt Disney Company (“Disney”) entered into the combination merger agreement, which includes as a condition to the consummation of the mergers that the distribution shall have been consummated.

Prior to the completion of the mergers, 21CF and its wholly owned subsidiary, New Fox (“FOX” or the “Company”), will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation, whereby it will transfer to FOX a portfolio of 21CF’s news, sports and broadcast businesses, including the FOX News channel, FOX Business Network, FOX Broadcasting Company (the “FOX Network”), FOX Sports, FOX Television Stations Group, and sports cable networks FS1, FS2, FOX Deportes and Big Ten Network (collectively, the “FOX business”), and certain other assets, and FOX will assume from 21CF certain liabilities associated with such businesses and certain other liabilities. 21CF will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the 21CF merger, in order to implement the distribution, 21CF will distribute all of the issued and outstanding common stock of FOX to 21CF’s stockholders (other than holders that are subsidiaries of 21CF (the “hook stock shares”)) on a pro rata basis, in accordance with the distribution merger agreement.

Immediately prior to the distribution, FOX will pay to 21CF a dividend in the amount of $8.5 billion (the “dividend”), in immediately available funds. FOX will arrange to incur indebtedness that will be, together with available cash, sufficient to fund the dividend, which cash will be replenished and/or indebtedness will be reduced after the 21CF merger by the amount of the cash payment (as defined below), if any.

At the open of business on the business day immediately following the date of the distribution, if the final estimate of the taxes in respect of the separation and distribution and divestitures (as well as certain taxes related to the operations of the FOX business from and after January 1, 2018 through the closing of the transactions) (collectively, the “transaction tax”), is lower than $8.5 billion, Disney will make a cash payment to FOX (the “cash payment”), which cash payment will be the amount obtained by subtracting the final estimate of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion. After the 21CF merger, FOX will promptly replenish its cash used, and/or reduce the indebtedness incurred, to fund the dividend by the amount of the cash payment, if any.

To provide FOX with financing in connection with the dividend, 21st Century Fox America, Inc. (“21CFA”), a wholly owned subsidiary of 21CF, entered into a commitment letter on behalf of FOX with the financial institutions party thereto (the “bridge commitment letter”) which provides for borrowings of up to $9 billion. Given 21CF’s current debt ratings, FOX pays a commitment fee of 0.1%. While 21CFA has entered into the bridge commitment letter, FOX intends to finance the majority of the dividend by obtaining permanent financing in the capital markets on a standalone basis.

Costs related to the distribution of approximately $20 million have been incurred by 21CF for the three months ended September 30, 2018. These costs include accounting, legal, consulting and advisory fees. FOX has assumed all of these distribution costs incurred to date and anticipates that it will be responsible for all similar costs incurred prior to the distribution.

After the distribution, FOX expects to incur nonrecurring expenditures consisting primarily of employee-related costs, costs to establish certain standalone functions, broadcast and information technology systems and

F-48

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

other transaction-related costs. Additionally, FOX’s management expects to incur recurring costs as a result of becoming a standalone public company, for transition services and from establishing or expanding the corporate support for its business, including shared services (advertising, affiliate and digital), information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, governance, legal, procurement and other services. FOX’s expected standalone results will also include additional incremental operating costs related to company-wide shared services, including shared technology platforms.

Unless the context otherwise requires, references in these Notes to the Unaudited Combined Financial Statements to “the Company,” “FOX,” “we,” “us” and “our” refer to New Fox and its combined subsidiaries. References in these Notes to “21CF” refers to Twenty-First Century Fox, Inc., a Delaware corporation and its subsidiaries (other than, after the distribution, New Fox and its combined subsidiaries), unless the context requires.

Basis of Presentation

These Unaudited Combined Financial Statements were prepared on a standalone basis, derived from the unaudited consolidated financial statements and accounting records of 21CF. These statements reflect the combined historical results of operations, financial position and cash flows of 21CF’s domestic news, national sports and broadcast businesses and certain other assets and liabilities associated with such businesses in accordance with U.S. generally accepted accounting principles (“GAAP”). For ease of reference, these Unaudited Combined Financial Statements are collectively referred to as those of FOX.

These financial statements are presented as if such businesses had been combined for all periods presented. All significant intracompany transactions and accounts within FOX have been eliminated. The assets and liabilities in the Unaudited Combined Financial Statements have been reflected on a historical cost basis, as immediately prior to the distribution all of the assets and liabilities presented are wholly owned by 21CF and are being transferred to the combined FOX group at carry-over basis. The Unaudited Combined Statements of Operations include allocations for certain support functions that are provided on a centralized basis within 21CF and not recorded at the business unit level, such as certain expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. 21CF does not routinely allocate these costs to any of its business units. These expenses have been allocated to FOX on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures. Management believes the assumptions underlying the Unaudited Combined Financial Statements, including the assumptions regarding allocating general corporate expenses from 21CF, are reasonable. Nevertheless, the Unaudited Combined Financial Statements may not include all of the actual expenses that would have been incurred by FOX and may not reflect FOX’s combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if FOX had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Historically, 21CF has provided capital, cash management and other treasury services to the Company. 21CF will continue to provide treasury services to the Company until the distribution is consummated. Prior to December 31, 2017, substantially all of the cash balances were swept to 21CF on a daily basis and the Company received capital from 21CF for the Company’s cash needs. Effective January 1, 2018, the Company no longer participates in 21CF’s capital and cash management accounts. The Company’s combined Total assets as of September 30, 2018 and June 30, 2018 included $2.8 billion and $2.5 billion, respectively, in Cash and cash

F-49

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

equivalents, which reflects $600 million, which was contributed by 21CF in accordance with the combination merger agreement, plus all net cash generated beginning January 1, 2018 by the Company’s business and assets. In accordance with the separation agreement, at the time of the separation and distribution, the Company will be entitled to such cash amounts reduced by (i) applicable operational taxes, (ii) 30% of all cash dividends declared by 21CF from December 13, 2017 through the distribution, (iii) 30% of all unallocated shared overhead and corporate costs from December 13, 2017 through the distribution, (iv) an allocated amount of shared overhead corporate costs consistent with 21CF’s historical approach to such allocation, and (v) certain other expenses related to the separation and the distribution. The obligations described in clauses (i) – (v) are not fully reflected in the $2.8 billion and $2.5 billion in Cash and cash equivalents as of September 30, 2018 and June 30, 2018, respectively. The amounts for these contractual obligations will likely be material in the aggregate. This process of determining the net cash generation by our business and contractual reductions will continue through the consummation of the separation and distribution in accordance with the separation agreement.

The income tax expense in the Unaudited Combined Statements of Operations has been calculated as if FOX filed a separate tax return and was operating as a standalone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of FOX’s actual tax balances prior to or subsequent to the distribution. In addition, as a result of the distribution, FOX expects to receive a step-up in tax basis based on the amount of the taxable gain recognized in connection with the separation resulting in an annual tax deduction over the next 15 years.

FOX manages and reports its businesses in the following three segments (Cable Network Programming, Television and Other, Corporate and Eliminations). (See Note 10—Segment Information for further discussion of each of the segments).

The Unaudited Combined Financial Statements include certain assets and liabilities that have historically been held at 21CF’s corporate level but are specifically identifiable or otherwise attributable to the Company. All significant intracompany transactions and accounts within the Company’s combined businesses have been eliminated.

Intercompany transactions with 21CF or its affiliates and the Company are reflected in the historical Combined Financial Statements. All significant intercompany balances between 21CF and the Company have been included within the 21CF investment in these Unaudited Combined Financial Statements.

Any change in the Company’s ownership interest in a combined subsidiary, where a controlling financial interest is retained, is accounted for as a capital transaction. When the Company ceases to have a controlling interest in a combined subsidiary, the Company will recognize a gain or loss in net income upon deconsolidation.

The preparation of the Company’s Unaudited Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Unaudited Combined Financial Statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from those estimates.

The Company’s fiscal year ends on June 30 of each year.

Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform

Adopted

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments––Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The amendments

F-50

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

in ASU 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The Company adopted this guidance as of July 1, 2018 on a modified retrospective basis and recorded a cumulative effect adjustment to reclassify unrealized holding gains on securities within Accumulated other comprehensive (loss) income to 21CF investment (See Note 5—Equity). In addition, the Company recorded changes in the fair value of equity investments with readily determinable fair values in net income rather than in Accumulated other comprehensive (loss) income (See Note 11—Additional Financial Information). Cost method investments that do not have readily determinable fair values will be recognized prospectively at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The adjustments related to the observable price changes will also be recognized in net income.

On July 1, 2018, the Company early adopted ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU 2018-02”) on a prospective basis using the security-by-security approach. The objective of ASU 2018-02 is to eliminate the stranded tax effects resulting from the Tax Act (as defined below) and to improve the usefulness of information reported to financial statement users. The adoption of ASU 2018-02 resulted in a reclassification from Accumulated other comprehensive (loss) income to 21CF investment related to the income tax effects on the change in the federal statutory rate (See Note 5—Equity).

U.S. Tax Reform

On December 22, 2017, the U.S. government enacted tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering U.S. corporate income tax rates and implementing a territorial tax system. Effective July 1, 2018, the Company’s corporate income tax rate is 21%.

The SEC has issued guidance that would allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts. As of September 30, 2018, the Company has not completed its analysis of the accounting for all the tax effects of the Tax Act but has recorded provisional amounts for those items which it could reasonably estimate (See Note 2—Summary of Significant Accounting Policies to the Audited Combined Financial Statements under the heading “U.S. Tax Reform”). As of September 30, 2018, the Company has not recorded material adjustments to these amounts. The Company currently anticipates finalizing its provisional amounts by the end of the current calendar year based on future interpretive guidance expected to be issued by the U.S. Treasury and the additional time required to refine calculations. There may be adjustments to the provisional amounts recorded during the measurement period and such adjustments could possibly be material.

NOTE 2. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS

Fiscal 2019

In the first quarter of fiscal 2019, the Company invested, in the aggregate, approximately $100 million in cash for a minority equity interest in Caffeine, Inc. (“Caffeine”), a social broadcasting platform for gaming, entertainment and other creative content, and Caffeine Studio, LLC (“Caffeine Studios”), a newly formed venture that is jointly owned by the Company and Caffeine. The Company accounts for the investments in Caffeine at cost plus or minus observable price changes and Caffeine Studios as an equity method investment.

Fiscal 2017

In March 2017, the FCC concluded a voluntary auction to reclaim television broadcast station spectrum. The Company had three stations’ bids of $354 million to relinquish spectrum accepted by the FCC as part of the

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NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

auction and received the proceeds in July 2017. As a result, spectrum previously utilized by its television stations in Washington, DC, Charlotte, NC and Chicago, IL designated market areas, in which the Company operates duopolies, has been relinquished to the FCC. The Company recorded a pre-tax gain of $114 million of which $102 million was recorded in fiscal 2018 and the remaining balance was recorded in Other, net in the Unaudited Combined Statement of Operations for the three months ended September 30, 2018 for the spectrum relinquished to the FCC in July 2018. These television stations will continue broadcasting using the spectrum of the existing FOX Network owned and operated station in that market.

NOTE 3. INVENTORIES, NET

The Company’s inventories were comprised of the following:

	As of September 30, 2018	As of June 30, 2018
	(in millions)
Sports programming rights	$1,227	$983
Entertainment programming rights	360	318

Total inventories, net	1,587	1,301
Less: current portion of inventories, net	(1,420)	(1,180)

Total non-current inventories, net	$167	$121

NOTE 4. FAIR VALUE

In accordance with ASC 820, “Fair Value Measurement,” fair value measurements are required to be disclosed using a three-tiered fair value hierarchy which distinguishes market participant assumptions into the following categories: (i) inputs that are quoted prices in active markets (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (“Level 3”).

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

The following tables present information about financial assets and liabilities carried at fair value on a recurring basis. As of September 30, 2018 and June 30, 2018, there were no assets or liabilities in the Level 2 category.

	Fair value measurements
	As of September 30, 2018
	Total	Level 1	Level 3
	(in millions)
Assets
Investments(a)	$440	$440	$—
Redeemable noncontrolling interests(b)	(83)	—	(83)

Total	$357	$440	$(83)

	Fair value measurements
	As of June 30, 2018
	Total	Level 1	Level 3
	(in millions)
Assets
Investments(a)	$257	$257	$—
Redeemable noncontrolling interests(b)	(275)	—	(275)

Total	$(18)	$257	$(275)

(a)	Represents an investment in equity securities with a readily determinable fair value.
(b)

The Company utilizes the market approach valuation technique for its Level 3 fair value measures. Inputs to such measures could include observable market data obtained from independent sources such as broker quotes and recent market transactions for similar assets. It is the Company’s policy to maximize the use of observable inputs in the measurement of its Level 3 fair value measurements. To the extent observable inputs are not available, the Company utilizes unobservable inputs based upon the assumptions market participants would use in valuing the liability. Examples of utilized unobservable inputs are future cash flows and long term growth rates.

Redeemable Noncontrolling Interests

The Company accounts for redeemable noncontrolling interests in accordance with ASC 480-10-S99-3A, “Distinguishing Liabilities from Equity” (“ASC 480-10-S99-3A”), because their exercise is outside the control of the Company. The redeemable noncontrolling interests recorded at fair value are put arrangements held by the noncontrolling interests in one of the Company’s majority-owned sports networks.

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

The changes in redeemable noncontrolling interests classified as Level 3 measurements were as follows:

	For the three months ended September 30,
	2018	2017
	(in millions)
Beginning of period	$(275)	$(154)
Net income	(11)	(10)
Distributions	13	10
Accretion and other	190(a)	(18)

End of period	$(83)	$(172)

(a)	As a result of the expiration of a portion of the minority shareholder’s put right, approximately $200 million was reclassified into 21CF investment.

As of September 30, 2018, the redeemable noncontrolling interests are not exercisable. A portion of the minority shareholder’s put right will become exercisable in July 2019.

Concentrations of Credit Risk

Cash and cash equivalents are maintained with several financial institutions. The Company has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

Generally, the Company does not require collateral to secure receivables. As of September 30, 2018, the Company had one customer that accounted for approximately 11% of the Company’s receivables. As of June 30, 2018, the Company had two customers that accounted for approximately 21% of the Company’s receivables.

NOTE 5. EQUITY

The following table summarizes changes in equity:

	For the three months ended September 30,
	2018			2017
	Total FOX Equity	Noncontrolling interests	Total equity	Total FOX Equity	Noncontrolling interests	Total equity
	(in millions)
Balance, beginning of period	$9,594	$—	$9,594	$6,093	$—	$6,093
Net income	604	—	604	390	—	390
Other comprehensive income	1	—	1	82	—	82
Other	181(a)	9	190	(18)	—	(18)
Net increase (decrease) in 21CF investment	665	—	665	(14)	—	(14)

Balance, end of period	$11,045	$9	$11,054	$6,533	$—	$6,533

(a)	Approximately $200 million was reclassified to 21CF investment from Redeemable noncontrolling interests (See Note 4—Fair Value).

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

Comprehensive Income

Comprehensive income is reported in the Unaudited Combined Statements of Comprehensive Income and consists of Net income and Other comprehensive income (loss), including unrealized holding gains and losses on securities and benefit plan adjustments, which affect Total equity, and under GAAP, are excluded from Net income.

The following table summarizes the material activity within Other comprehensive income:

	For the three months ended September 30,
	2018			2017
	Before tax	Tax provision	Net of tax	Before tax	Tax provision	Net of tax
	(in millions)
Gains on securities
Unrealized gains	$—	$—	$—	$129	$(48)	$81

Other comprehensive income	$—	$—	$—	$129	$(48)	$81

Accumulated other comprehensive (loss) income

The following table summarizes the changes in the components of Accumulated other comprehensive (loss) income, net of tax:

	For the three months ended September 30, 2018
	Unrealized holding gains on securities	Benefit plan adjustments and other	Accumulated other comprehensive (loss) income
	(in millions)
Balance, beginning of period	$130	$(49)	$81
Adoption of ASUs	(130)(a)	(13)(b)	(143)
Other comprehensive income, net of tax	—	1	1

Balance, end of period	$—	$(61)	$(61)

(a)

Reflects the adoption of ASU 2016-01 (See Note 1—Description of Business and Basis of Presentation under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform” for additional information).

(b)

Reflects the adoption of ASU 2018-02 (See Note 1—Description of Business and Basis of Presentation under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform” for additional information).

NOTE 6. EQUITY-BASED COMPENSATION

Until consummation of the distribution from 21CF, the Company’s employees participate in 21CF’s equity plans. 21CF has plans authorized to grant equity awards of 21CF stock to the Company’s employees. The equity-based compensation expense recorded by the Company, in the periods presented, includes the expense associated with the employees historically attributable to the Company’s operations, as well as the expense associated with the allocation of equity-based compensation expense for corporate employees.

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

The following table summarizes the Company’s equity-based compensation:

	For the three months ended September 30,
	2018	2017
	(in millions)
Equity-based compensation(a)	$21	$13

Intrinsic value of all settled equity-based awards	$102	$31

(a)	Includes allocated expense for both executive directors and corporate executives of 21CF, allocated using a proportional allocation driver, which management has deemed to be reasonable.

As of September 30, 2018, the Company’s total estimated compensation cost, not yet recognized, related to non-vested equity awards held by the Company’s employees for all plans presented was approximately $155 million and is expected to be recognized over a weighted average period between one and two years.

NOTE 7. RELATED PARTY TRANSACTIONS AND 21CF INVESTMENT

Corporate Allocations and 21CF Investment

Historically, 21CF has provided services to and funded certain expenses for the Company such as: global real estate and occupancy costs and employee benefits (“Direct Corporate Expenses”). In addition, the Company’s Unaudited Combined Financial Statements include general corporate expenses of 21CF which were not historically allocated to the Company for certain support functions that are provided on a centralized basis within 21CF and not recorded at the business unit level, such as expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others (“General Corporate Expenses”). For purposes of these standalone Unaudited Combined Financial Statements, the General Corporate Expenses have been allocated to the Company. The General Corporate Expenses are included in the Unaudited Combined Statements of Operations in Selling, general and administrative expenses and Other, net, as appropriate, and accordingly as a component of the 21CF investment in the Combined Balance Sheets. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures of the Company. Management believes the assumptions underlying the Unaudited Combined Financial Statements, including the assumptions regarding allocating General Corporate Expenses from 21CF are reasonable. Nevertheless, the Unaudited Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if the Company had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. For the purposes of these standalone Unaudited Combined Financial Statements, the corporate allocations recorded for the three months ended September 30, 2018 and 2017 of $85 million and $54 million, respectively, were General Corporate Expenses of 21CF which were not historically allocated to the Company.

Intercompany transactions with 21CF or its affiliates and the Company are reflected in the historical Unaudited Combined Financial Statements. All significant intercompany balances between 21CF and the Company are reflected in the Unaudited Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as a 21CF investment.

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

The following table summarizes the components of the net increase (decrease) in the 21CF investment for the three months ended September 30, 2018 and 2017:

	For the three months ended September 30,
	2018	2017
	(in millions)
Cash pooling and general financing activities(a)	$580	$(68)
Corporate allocations	85	54

Net increase (decrease) in the 21CF investment	$665	$(14)

(a)

The nature of activities included in the line item ‘Cash pooling and general financing activities’ includes financing activities, capital transfers, cash sweeps, other treasury services and Direct Corporate Expenses. As part of this activity and prior to December 31, 2017, the majority of the cash balances are swept to 21CF on a daily basis and the Company receives capital from 21CF for the Company’s cash needs. Effective January 1, 2018, the Company no longer participates in 21CF’s capital and cash management accounts (See Note 1—Description of Business and Basis of Presentation under the heading “Basis of Presentation”).

NOTE 8. COMMITMENTS AND CONTINGENCIES

Commitments

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The total firm commitments as of September 30, 2018 and June 30, 2018 were approximately $31 billion and $32 billion, respectively. The decrease from June 30, 2018 was primarily due to payments related to sports programming rights.

In November 2018, the Company reached a new multi-year, multi-platform rights agreement expanding the Company’s television, digital and Spanish-language rights and extending its arrangement with MLB through the 2028 MLB season.

Contingencies

FOX News Channel

The Company and certain of its current and former employees have been subject to allegations of sexual harassment and discrimination and racial discrimination relating to alleged misconduct at the Company’s FOX News channel business. The Company has resolved many of these claims and is contesting other claims in litigation. The Company has also received regulatory and investigative inquiries relating to these matters. To date, none of the amounts paid in settlements or reserved for pending or future claims, is individually or in the aggregate, material to the Company. The amount of liability, if any, that may result from these or related matters cannot be estimated at this time. However, the Company does not currently anticipate that the ultimate resolution of any such pending matters will have a material adverse effect on its financial condition, future results of operations or liquidity.

U.K. Newspaper Matters Indemnity

In connection with the separation of 21CF from News Corporation in June 2013, 21CF agreed to indemnify News Corporation, on an after-tax basis, for payments made after the separation arising out of civil claims and

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Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

investigations relating to phone hacking, illegal data access and inappropriate payments to public officials that occurred at subsidiaries of News Corporation, as well as legal and professional fees and expenses paid in connection with the related criminal matters, other than fees, expenses and costs relating to employees who are not (i) directors, officers or certain designated employees or (ii) with respect to civil matters, co-defendants with News Corporation (the “U.K. Newspaper Matters Indemnity”). In accordance with the separation agreement, certain costs and liabilities related to the U.K. Newspaper Matters Indemnity will be allocated to the Company. The liability recorded in the Combined Balance Sheets related to the indemnity was approximately $45 million and $50 million as of September 30, 2018 and June 30, 2018, respectively.

Other

Equity purchase arrangements that are exercisable by the counterparty to the agreement, and that are outside the sole control of the Company, are accounted for in accordance with ASC 480-10-S99-3A and are classified as Redeemable noncontrolling interests in the Combined Balance Sheets. Other than the arrangements classified as Redeemable noncontrolling interests, the Company is also a party to other purchase and sale arrangements which become exercisable at various points in time. However, these arrangements are currently either not exercisable in the next twelve months or are not material.

The Company establishes an accrued liability for legal claims when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by the Company in connection with the various proceedings could affect the Company’s results of operations and financial condition. For the contingencies disclosed above for which there is at least a reasonable possibility that a loss may be incurred, other than the accrual provided, the Company was unable to estimate the amount of loss or range of loss.

The Company’s operations are subject to tax in various domestic jurisdictions and as a matter of course, the Company is regularly audited by federal and state tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. Each member of the 21CF consolidated group, which includes 21CF, the Company and 21CF’s other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, the Company could be liable in the event any such liability is incurred, and not discharged, by any other member of the 21CF consolidated group. The tax matters agreement will require 21CF and/or Disney to indemnify the Company for any such liability. Disputes or assessments could arise during future audits by the Internal Revenue Service in amounts that the Company cannot quantify.

NOTE 9. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Certain of the Company’s U.S. employees participate in defined benefit pension and postretirement plans sponsored by 21CF (“Shared Plans”), which include participants of other 21CF subsidiaries. Plans that are sponsored by entities included in the Company are accounted for as defined benefit pension plans. For the three months ended September 30, 2018 and 2017, the net period benefit cost was $13 million and $11 million, respectively, which primarily relates to Shared Plans.

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 10. SEGMENT INFORMATION

The Company is a news, sports and entertainment company, which manages and reports its businesses in the following segments:

•

Cable Network Programming, which principally consists of the production and licensing of news and sports content distributed primarily through cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors (collectively, MVPDs) primarily in the U.S.

•

Television, which principally consists of the acquisition, marketing and distribution of broadcast network programming nationally under the FOX brand and the operation of 28 full power broadcast television stations, including 11 duopolies, in the U.S. (of these stations, 17 are affiliated with the FOX Network, nine are affiliated with MyNetworkTV, one is affiliated with both The CW Television Network and MyNetworkTV and one is an independent station).

•

Other, Corporate and Eliminations, which principally consists of corporate overhead costs, intracompany eliminations and the FOX Studios lot. The FOX Studios lot, located in Los Angeles, California, provides television and film production services along with office space, studio operation services and includes all operations of the facility.

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measure is segment operating income before depreciation and amortization, or Segment OIBDA. Due to the integrated nature of these operating segments, estimates and judgments are made in allocating certain assets, revenues and expenses.

Segment OIBDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Segment OIBDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Impairment and restructuring charges, Interest expense, Other, net and Income tax expense. Management believes that Segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources to the Company’s businesses.

Management believes that information about Total Segment OIBDA assists all users of the Company’s Unaudited Combined Financial Statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Total Segment OIBDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Segment OIBDA and Total Segment OIBDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance.

F-59

Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

The following table reconciles Income before income tax expense to Total Segment OIBDA for the three months ended September 30, 2018 and 2017:

	For the three months ended September 30,
	2018	2017
	(in millions)
Income before income tax expense	$831	$611
Add
Amortization of cable distribution investments	10	12
Depreciation and amortization	43	41
Impairment and restructuring charges	—	1
Interest expense	16	7
Other, net	(139)	1

Total Segment OIBDA	$761	$673

The following tables set forth the Company’s Revenues and Segment OIBDA for the three months ended September 30, 2018 and 2017:

	For the three months ended September 30,
	2018	2017
	(in millions)
Revenues
Cable Network Programming	$1,265	$1,138
Television	1,277	1,051
Other, Corporate and Eliminations	(1)	(1)

Total revenues	$2,541	$2,188

Segment OIBDA
Cable Network Programming	$633	$576
Television	171	125
Other, Corporate and Eliminations	(43)	(28)

Total Segment OIBDA	$761	$673

Revenues by Component

	For the three months ended September 30,
	2018	2017
	(in millions)
Revenues
Affiliate fee	$1,337	$1,155
Advertising	1,063	888
Other	141	145

Total revenues	$2,541	$2,188

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NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

Revenues by Segment by Component

	For the three months ended September 30,
	2018	2017
	(in millions)
Cable Network Programming
Affiliate fee	$939	$830
Advertising and other	326	308

Total Cable Network Programming revenues	$1,265	$1,138

Television
Advertising	$799	$650
Affiliate fee and other	478	401

Total Television revenues	$1,277	$1,051

Other, Corporate and Eliminations	(1)	(1)

Total revenues	$2,541	$2,188

Future Performance Obligations

As of September 30, 2018, approximately $2.7 billion of revenues are expected to be recognized primarily over the next one to three years. The Company’s most significant remaining performance obligations relate to sports rights sublicensing and affiliate contracts with fixed fees. The amount disclosed does not include (i) revenues related to performance obligations that are part of a contract whose original expected duration is one year or less, (ii) revenues that are in the form of sales- or usage-based royalties and (iii) revenues related to performance obligations for which the Company elects to recognize revenue in the amount it has a right to invoice.

	For the three months ended September 30,
	2018	2017
	(in millions)
Depreciation and amortization
Cable Network Programming	$11	$9
Television	26	27
Other, Corporate and Eliminations	6	5

Total depreciation and amortization	$43	$41

	As of September 30, 2018	As of June 30, 2018
	(in millions)
Assets
Cable Network Programming	$2,491	$2,430
Television	7,150	6,805
Other, Corporate and Eliminations	3,879	3,611
Investments	558	275

Total assets	$14,078	$13,121

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Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 11. ADDITIONAL FINANCIAL INFORMATION

Other, net

The following table sets forth the components of Other, net included in the Unaudited Combined Statements of Operations:

	For the three months ended September 30,
	2018	2017
	(in millions)
Unrealized gains on investments(a)	$183	$—
Acquisition related and other transaction costs(b)	(40)	—
Other	(4)	(1)

Total other, net	$139	$(1)

(a)

Represents the unrealized gains on investments (See Note 1—Description of Business and Basis of Presentation under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform”)

(b)	The acquisition related and other transaction costs for the three months ended September 30, 2018 are related to the separation and distribution of FOX which includes retention related costs.

Receivables, net

Receivables are presented net of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. Allowances for doubtful accounts as of September 30, 2018 and June 30, 2018 were $32 million and $28 million, respectively.

Other Non-Current Assets

The following table sets forth the components of Other non-current assets included in the Combined Balance Sheets:

	As of September 30, 2018	As of June 30, 2018
	(in millions)
Investments(a)	$558	$275
Inventories, net	167	121
Other(b)	425	363

Total other non-current assets	$1,150	$759

(a)

Includes an investment with a readily determinable fair value of $440 million and $257 million as of September 30, 2018 and June 30, 2018, respectively (See Note 4—Fair Value). See Note 2—Acquisitions, Disposals and Other Transactions for information on recent investments.

(b)

Other includes $268 million and $265 million as of September 30, 2018 and June 30, 2018, respectively, related to the Trust (as defined in Note 12—Pension and Other Postretirement Benefits to the Audited Combined Financial Statements).

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Confidential Treatment Requested by Fox Corporation

Pursuant to 17 C.F.R. Section 200.83

NEW FOX

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

Accounts Payable, Accrued Expenses and Other Current Liabilities

The following table sets forth the components of Accounts payable, accrued expenses and other current liabilities included in the Combined Balance Sheets:

	As of September 30, 2018	As of June 30, 2018
	(in millions)
Accrued expenses	$529	$530
Program rights payable	415	380
Deferred revenue	134	147
Income taxes payable(a)	122	553
Other current liabilities	128	149

Total accounts payable, accrued expenses and other current liabilities	$1,328	$1,759

(a)

As discussed in Note 1—Description of Business and Basis of Presentation, income tax items have been calculated as if the Company filed a separate return and was operating as a standalone business. Therefore, tax balances reflected in the Combined Financial Statements may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.

Other Liabilities

The following table sets forth the components of Other liabilities included in the Combined Balance Sheets:

	As of September 30, 2018	As of June 30, 2018
	(in millions)
Accrued noncurrent pension liabilities	$242	$244
Other noncurrent liabilities	225	178

Total other liabilities	$467	$422

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